Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287013

PROSPECTUS

UP TO 60,000,000 SHARES OF COMMON STOCK

Nature’s Miracle Holding Inc.

This prospectus relates to (i) the offer and sale, from time to time, of up to 55,817,669 shares of Common Stock (the “ELOC Shares”) of Nature’s Miracle Holding Inc. (the “Company”), with a par value $0.0001 per share (“Common Stock”), to GHS Investments, LLC, a Nevada limited liability company ( (the “Investor”), in connection with an equity line of credit (“ELOC”) for up to $20,000,000 (the “Commitment Amount”), pursuant to an Equity Purchase Facility Agreement (the “EPFA”), dated as of May 6, 2025, for a period of 24 months from the date of this prospectus (the “Term”); (ii) the offer and sale of 1,503,759 shares of Common Stock to be issued to the Investor or its designees (together referred to as the “Selling Stockholders”) as an equity incentive (“Commitment Shares”) upon the execution of the EPFA; and (iii) the offer and resale or other disposition from time to time by the Selling Stockholders of up to 2,678,571 shares of our Common Stock (the “Conversion Shares”) that may be issued upon the conversion of the 250 shares of Series A Preferred Stock, $0.0001 par value (the “Series A Shares”) that were issued to the Selling Stockholders on May 6, 2025 pursuant to a Securities Purchase Agreement (the “SPA”), as described more fully below.

We are registering the resale of the shares of Common Stock covered by this prospectus pursuant to the Selling Stockholders’ registration rights under the Registration Rights Agreement, dated May 6, 2025 in connection with the EPFA and the SPA.

We will not receive any proceeds from the sale by the Selling Stockholders of their shares of Common Stock. However, we may receive up to $20,000,000 over the next twenty four (24) months upon the issuance of shares of Common Stock under the EPFA, whereby the Company may issue up to approximately 55,817,669 ELOC Shares (or up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares), based on lowest traded price for the Company’s Common Stock as reported on the OTC Market Group, Inc. (“OTC”) on June 5, 2025, of $0.090 less a 20% discount. We are only registering 55,817,669 ELOC Shares pursuant to this registration statement because that is the approximate number of shares we are able to register given our current authorized shares. We have agreed to bear the expenses in connection with the registration of the resale of the shares of Common Stock to be offered by this prospectus by the Selling Stockholders.

Our registration of the shares of Common Stock on behalf of the Selling Stockholders does not mean that any of the Selling Stockholders will offer or sell any of their shares of Common Stock. We cannot predict when, or in what amounts, the Selling Stockholders may sell their shares of Common Stock. Sales of the shares of Common Stock by the Selling Stockholders may occur in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, and/or at varying prices determined at the time of sale. The selling stockholders may sell their shares of Common Stock directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Common Stock in the section of this prospectus titled “Plan of Distribution.”

Throughout the 24-month term of the EPFA (the “Term”), the Investor will be obligated to buy registered Common Stock from time to time (each a “Purchase”), when directed by the Company through a notice to Investor (“Purchase Notice”) delivered on trading days (“Purchase Notice Date”). The maximum dollar amount of each Purchase shall equal two hundred percent (200%) the average of the daily trading dollar volume for the Company’s Common Stock during the ten (10) trading days preceding the Purchase Notice Date. No Purchase will be made in an amount less than ten thousand dollars ($10,000) or greater than five hundred thousand ($500,000). The Investor may not be issued shares resulting in it owning more than 4.99% of the total outstanding Common Stock at any given time. The purchase price for each Purchase shall equal eighty (80%) of the lowest traded price for the Company’s Common Stock during the ten (10) consecutive trading days immediately preceding the relevant Purchase Notice Date (the “Valuation Period”). Following an up-list to the NASDAQ or a national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price during the Pricing Period, subject to a floor price of $0.05 per share (“Floor Price”) below which the Company shall not deliver a Purchase Notice. See “The Committed Equity Financing” for a description of the EPFA. The floor price is only applicable if we are listed on the NASDAQ or a national securities exchange.

Simultaneously with the execution of the EPFA, Investor purchased 250 shares of Series A Shares with a stated value of $1,200 per share, at a purchase price of $1,000 per Series A Share, for an aggregate purchase price of $250,000 pursuant to a securities purchase agreement dated May 6, 2025 (“SPA”). Investor in its sole discretion, may convert the Series A Shares into shares of the Company’s Common Stock from time to time, at $0.112 per share of Common Stock (“Conversion Price”) as set forth in the Certificate of Designation governing the Series A Shares, which was filed with the State of Delaware on May 6, 2025.

Our shares of Common Stock are trading on the OTC Market Group, Inc. (“OTC”) under the symbol “NMHI”. The closing price of our Common Stock on June 5, 2025, as reported by OTC, was $0.090 per share.

We intend to use the proceeds from this offering for general corporate purposes, including working capital and investments. See “Use of Proceeds.”

Sales of our Common Stock, if any, under this prospectus may be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Stockholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Stockholder initially purchased the securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Start-ups Act of 2012 (the “Jobs Act”), and we have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

July 15, 2025

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the underwriters, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we are hereby filing with the SEC to register the securities described in this prospectus for resale by the Selling Stockholders who may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. However, we will pay the expenses associated with the sale of shares pursuant to this prospectus. We may receive up to $20.0 million in aggregate gross proceeds from the Investor under the EPFA in connection with sales of the shares of our Common Stock pursuant to the EPFA after the date of this prospectus. However, the actual proceeds from the Investor may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We and the Selling Stockholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus, any documents incorporated by reference to this prospectus, and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted. You should rely only on the information contained in this prospectus and in the documents incorporated by reference to this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than the information contained in this prospectus, in the documents incorporated by reference to this prospectus, in any post-effective amendment, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. The information contained in this prospectus and in the documents incorporated by reference in this prospectus, is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this prospectus or any documents incorporated by reference to the prospectus, nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “Nature’s Miracle,” the “registrant,” “we,” “our” or “us” in this prospectus mean Nature’s Miracle Holding Inc., a Delaware corporation, and its subsidiaries;

●	“year” or “fiscal year” means the year ending December 31st;

●	all dollar or $ references, when used in this prospectus, refer to United States dollars

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus or the accompanying prospectus are the property of their respective owners.

MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus and the documents incorporated by reference to this prospectus include industry and market data that we obtained from periodic industry publications, and third-party studies and surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections included in these sources are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus or in any documents incorporated by reference to this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	our ability to effectively operate our business segments;

●	our ability to manage our research, development, expansion, growth and operating expenses;

●	our ability to evaluate and measure our business, prospects and performance metrics;

●	our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	our ability to respond and adapt to changes in technology and customer behavior;

●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

iii

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate History and Background

Nature’s Miracle Holding Inc. was initially incorporated in the Cayman Islands on February 19, 2021 under the name Lakeshore Acquisition II Corp. (“Lakeshore”). The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. On March 11, 2022, Lakeshore consummated an initial public offering (“IPO”).

On September 9, 2022, Lakeshore, LBBB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, as defined below (the “Merger Sub”), Nature’s Miracle, Inc., a Delaware corporation (“Nature’s Miracle”), Tie (James) Li, as the representative of the stockholders of Nature’s Miracle and RedOne Investment Limited, a British Virgin Islands company, Lakeshore’s sponsor (the “Sponsor”), acting as the representative of the stockholders of Lakeshore, entered into a Merger Agreement (as amended on June 7, 2023 by Amendment No. 1 and on December 8, 2023 by Amendment No. 2, the “Merger Agreement”), pursuant to which, among other transactions, on March 11, 2024 (the “Closing Date”), Lakeshore merged with and into LBBB Merger Corp. (the “Company”), a Delaware corporation formed for the sole purpose of reincorporating Lakeshore into the State of Delaware (the “Reincorporation”), with the Company surviving, and immediately after the Reincorporation, the Merger Sub merged with and into Nature’s Miracle, with Nature’s Miracle surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the Business Combination (the “Closing”), the Company changed its name to “Nature’s Miracle Holding Inc.” (sometimes referred to herein as “New Nature’s Miracle”).

Business Combination

On February 15, 2024, Lakeshore held a special meeting of its stockholders (the “Special Meeting”) in connection with the Business Combination. At the Special Meeting, the Lakeshore stockholders voted to approve the Business Combination with Nature’s Miracle and the other related proposals.

Pursuant to the Merger Agreement, at the effective time of the Business Combination, each share of Nature’s Miracle Common Stock issued and outstanding immediately prior to the effective time was canceled and automatically converted into the right to receive the applicable pro rata portion of shares of Common Stock of New Nature’s Miracle, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement) (the “Merger Consideration”). Immediately after giving effect to the Business Combination, there were 26,306,764 issued and outstanding shares of New Nature’s Miracle’s Common Stock.

Immediately following the Closing, New Nature’s Miracle’s board of directors consisted of five (5) individuals, with four (4) of those individuals being appointed by the former board of directors of Nature’s Miracle, and the remaining individual was appointed by the Sponsor.

As of the Closing Date, New Nature’s Miracle’s post-Closing directors and executive officers and their respective affiliated entities beneficially owned approximately 55.8% of the outstanding shares of Common Stock of New Nature’s Miracle, and the securityholders of Lakeshore immediately prior to the Closing (which includes the Sponsors and their affiliates) beneficially owned post-Closing approximately 15% of the outstanding shares of Common Stock of New Nature’s Miracle.

 In connection with the Business Combination, the Company changed its name to “Nature’s Miracle Holding Inc.”

Business Overview

We are a growing agriculture technology company providing Controlled Environment Agriculture (“CEA”) hardware products to growers in the CEA industry setting in North America. We provide hardware to design, build and operate various indoor growing settings, including greenhouse and indoor growing spaces. Through our two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), we provide grow lights, grow media products and dehumidifiers to indoor growers in North America. We also arrange energy rebate solutions combined with the supply of LED lights that qualify for energy-saving rebates provided by large Utility companies throughout the U.S. We have also developed fully automated container-sized units that function as indoor vertical farms were five containers can equal the output of 10 acres of farmland. For over 10 years, the Company’s subsidiaries have built industry-recognized brands and developed a robust customer base in the U.S. and Canada. We design, mid-to high end LED and Dehumidifier products, arrange manufacturing overseas and ship to our distribution warehouses in Upland and Chino, California. Grow media is packaged under our private label and imported in bulk from Europe, India and other places. Our products are consistently tested for quality and to meet specifications required by regulatory agencies. We primarily serve the North American market and in the fiscal year ended December 31, 2024 generated revenues of approximately $9.3 million and incurred a gross loss of approximately $2.8 million as compared to revenues of approximately $8.9 million and a gross loss of $0.9 million in the fiscal year ended December 31, 2023.

The Company plans to expand its business in the field of electric vehicle (EV) distribution. In late 2024, it announced distribution agreements in the Latin American Market. The Company also plans to expand in the data center and Bitcoin mining business. It has signed an agreement to acquire 51% of Future Tech Inc. in Ohio. Through March 2025, the Company has invested $700,000 to help start operations.

CEA refers to an indoor, technology-based approach to cultivating crops under optimal growing conditions. It includes the vertical farming sector and the indoor cultivation of an ever-increasing range of specialty crops for a range of applications from food to health. Vertical farming refers to the use of an artificial light environment instead of sunlight to ensure the healthy and effective growth of plants. Vertical farming was increasingly popular during the COVID-19 pandemic as supply chain disruptions and labor shortages fed fears over global food security. As a result, it has also become a demand driver for hydroponic products, which are used in the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment.

Through CEA, growers can be more efficient with physical space, water and resources, while enjoying year-round and more rapid growth cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.

Acceleration of CEA Indoor Farming Adoption

The commercial agriculture industry is increasingly adopting more advanced agricultural technologies to improve productivity and operations. The benefits of CEA indoor farming include:

●	greater product safety, quality and consistency;

●	more reliable, climate-agnostic year-round crop supply from multiple, faster harvests per year as opposed to a single, large harvest with outdoor cultivation;

●	lower risk of crop loss from pests (and subsequently lower need for pesticides) and plant disease;

●	lower required water and pesticide use compared to conventional farming, offering incremental benefits in the form of reduced chemical runoff and lower labor requirements; and

●	potentially lower operating expenses from resource-saving technologies such as high-efficiency LED lights, precision nutrient and water systems and automation.

The implementation of CEA indoor farming continues to increase globally, driven by these factors and growth in fruit and vegetable cultivation, consumer horticulture and the continued adoption of vertical cultivation.

Increased Focus on Environmental, Social and Governance Issues

We believe that the growth and change in our end markets are driven in part by various ESG trends aimed at conserving resources and improving the transparency and security of our food supply chain. Overall, indoor farming has superior performance characteristics in terms of selected key ESG performance criteria compared to traditional agriculture:

●	More efficient land usage. Indoor farming can increase crop yields per square foot and reduce the amount of land needed to grow crops. Certain types of greenhouses can yield 20 times the yield per acre than conventional farming, according to the U.S. Department of Agriculture.

●	More efficient freshwater usage. Indoor farming allows water to be managed and recycled within a closed-loop system and therefore generally requires less water than traditional outdoor farming. In some cases, indoor farming can grow plants using ten times less water than soil farming, according to the U.S. National Park Service.

●	Decreased use of fertilizer and pesticides. In indoor farming, there is less demand for pesticide application, and growers can use fewer pesticides and apply pesticides more precisely than in traditional outdoor farming.

●	Reduced carbon emissions. Indoor farming brings large-scale farming operations closer to the end user, shortening the transport distance for ready-to-use crops.

●	Reduced food waste. Indoor farming brings food production closer to the end user and makes the time between production and consumption shorter, the product spoilage, damage and waste are reduced.

●	Chemical runoff prevention. Due to the closed-loop nature of indoor farming systems, it significantly reduces the risk of chemical runoff, which is often more difficult to control in traditional outdoor farming.

●	Supports organic farming. Indoor farming is ideal for organic farming, and consumer demand for organic farming is increasing.

Corporate Information

Our principal executive offices are located at 3281 E. Guasti Road, Suite 175, Ontario, CA 91761. Our telephone number is (909)-218-4601. Our website address is www.Nature-Miracle.com.

Going Concern

As of March 31, 2025 and December 31, 2024, management has determined there is substantial doubt about our ability to continue as a going concern. For details on this determination, see Note 2 to our unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2025 and Note 2 to our audited condensed consolidated financial statements as of and for the year ended December 31, 2024.

If we are unable to realize our assets within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:

●	financial support from our related parties and Stockholders;

●	other available sources of financing from banks and other financial institutions; and

●	equity financing through capital market.

We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on us and would materially adversely affect our ability to continue as a going concern.

Recent Developments

April 2025 Financing

On April 11, 2025, the Company entered into a convertible promissory note in the principal amount of up $2,000,000 (the “Note”) with Big Lake Capital, LLC, a Nevada limited liability company (the “Holder”), which is controlled by Tie (James) Li, our Chairman and Chief Executive Officer. The Company will be funded in tranches (each a “Tranche”), beginning with the first Tranche in the amount of $600,000, the remainder financed upon five days written notice to the Holder (the transaction herein described is referred to as the “Financing”). The Note is due on April 10, 2026 (the “Maturity Date”), and bears interest at the rate of ten percent (10%) per annum, which shall be payable in cash on a monthly basis for the first six months, thereafter to accrue on a monthly basis and paid on the Maturity Date, unless converted into shares of Common Stock of the Company, $0.0001 par value (the “Common Stock”), at the election of the Holder, at a price of $0.198 per shares (the “Conversion Price”). As consideration for the Note, the Company has issued to the Holder and an investor of the Holder, warrants to purchase up to 10,101,010 shares of Common Stock at an exercise price of $0.198 pursuant to a Warrant Agreement dated April 11, 2025 (the “Warrant”), if the Company draws down the full amount of the Note.

Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are summarized and discussed more fully in the “Risk Factors” section of this prospectus. This offering and the ownership of our Common Stock is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include, among others, that:

Risk Related to this Offering and the EPFA

●	A sale of a substantial number of shares of Common Stock by the Selling Stockholders could cause the price of our Common Stock to decline.

●	Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

●	Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

●	It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the EPFA, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the EPFA.

●	Investors who buy shares of Common Stock from the Selling Stockholders or the Investor at different times will likely pay different prices.

Risk Related to Nature’s Miracle’s Business and Industry

●	We have incurred substantial operating losses since 2022 and there is substantial doubt about our ability to continue as a going concern;

●	Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles;

●	Negative economic conditions, specifically in the United States and Canada, could adversely affect our business;

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, an ongoing military conflict between Russia and Ukraine and in the Middle East, and record inflation, any of which could have a material adverse effect on our business, financial condition and results of operations;

●	Our international operations make us susceptible to the costs and risks associated with operating internationally;

●	As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which could adversely affect our business;

●	Our limited operating history in the CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects;

●	Our marketing activities may not be successful;

●	We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects;

●	In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth;

●	Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all;

●	We occupy our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms;

●	Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows;

●	We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth;

●	We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet;

●	If product liability lawsuits are brought against us, we may incur substantial liabilities;

●	Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters;

●	Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results;

●	A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings;

●	If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed;

●	Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations;

●	Our operating results and ability to achieve or maintain profitability may be adversely affected by our transition to undertake assembly in North America;

●	Arbitration proceedings, legal proceedings, investigations and other claims or disputes are costly to defend and, if determined adversely to us, could require us to pay fines or damages, undertake remedial measures, or prevent us from taking certain actions, any of which could adversely affect our business;

●	We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business;

●	We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers;

●	Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities;

●	If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected;

Risks Related to Government and Regulation

●	Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products;

●	Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows;

●	Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences;

General Risk Factors

●	We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions;

●	Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition;

●	Litigation may adversely affect our business, financial condition and results of operations;

●	Damage to our reputation or our brand could negatively impact our business, financial condition and results of operations;

●	Members of our Board will have other business interests and obligations to other entities;

●	Our actual operating results may differ significantly from our guidance;

●	We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies;

Risks Related to this Offering and Ownership of our Common Stock

●	Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully;

●	There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants being offered in this offering, and we do not expect markets to develop for these securities;

●	The Warrants are speculative in nature;

●	Stockholders may experience future dilution as a result of this and future equity offerings;

●	The Company’s stock price may fluctuate significantly;

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline;

●	We may not be able to continue to satisfy listing requirements of Nasdaq to maintain a listing of our Common Stock;

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock included in the Units.

●	If there is no viable public market for our Common Stock, you may be unable to sell your shares at or above your purchase price;

●	We may be subject to securities litigation, which is expensive and could divert our management’s attention; and

●	You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jobs Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and Stockholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

SUMMARY OF THE OFFERING

Common Stock that may be offered by the Investor and selling Stockholders	The 60,000,000 shares of Common Stock covered by this prospectus consist of (i) up to 2,678,571 shares of Common Stock issuable upon the conversion of the Series A Shares, (ii) 1,503,759 Commitment Shares, and (iii) up to $20 million of ELOC Shares that we may elect to sell to the Investor from time to time under the EPFA.

Common Stock outstanding prior to the offering(1)	6,662,473 shares of Common Stock

Common Stock to be outstanding after the offering	8,166,232(2) shares of Common Stock, not including the (i) 2,678,571 shares of Common Stocks issuable upon the conversion of the Series A Shares (ii) up to $20 million of ELOC Shares that we may elect to sell to the Investor from time to time under the EPFA;

Listing	Our Common Stock is listed on OTC Market Group, Inc. (“OTC”) under the symbol “NMHI” and our registered warrants are listed on OTC under the symbol “NMHIW.” There is no established public trading market for the Series A Shares.

Use of Proceeds	We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital and investments. See “Use of Proceeds” beginning on page 30.

Plan of Distribution	The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time in a number of different ways. See the “Plan of Distribution” section of this prospectus.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 14 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

(1)	As of June 5, 2025 and excludes:

●	warrants to purchase 120,859 shares of our Common Stock issued in our initial public offering, which have an exercise price of $345.00 per share.

●	warrants to purchase 144,867 shares of our Common Stock issued in our July 2024 Public Offering, which have an exercise price of $7.20 per share, subject to adjustment;

●	Warrants to purchase 558,285 shares of our Common Stock issued in the November 2024 Offering, which have an exercise price of $0.6708 per share, subject to adjustment

●	3,282,828 shares of Common Stocks to be issued at $0.1980 per share upon the conversion in connection with the April 2025 Convertible Note Financing and warrants to purchase 10,101,010 shares of our Common Stocks, which have an exercise price of $0.1980 per share, subject to adjustment;

(2)	includes the 1,503,759 Commitment Shares, which will be issued promptly after the registration statement of which this prospectus forms a part becomes effective

Throughout this prospectus, when we refer to the shares of Common Stock being registered on behalf of the Selling Stockholders for offer and resale, we are referring to the shares of Common Stock issued. When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their transferees, donees, pledgees, distributes, and other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

THE COMMITTED EQUITY FINANCING

Overview

On May 6, 2025, we entered into the Equity Financing Agreement (or EPFA), with the Investor. Sales of our Common Stock to the Investor under the EPFA, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any future sales under the EPFA will depend on the frequency with, and prices at, which the Common Stock are sold to the Investor. To the extent we sell shares under the EPFA, we currently plan to use the net proceeds for working capital and other general corporate purposes. We cannot predict whether the net proceeds invested will yield a favorable return. As consideration for entering into the EPFA, the Company will issue 1,503,759 shares of Common Stock to the Investor (the “Commitment Shares”) (representing one percent (1%) of the total Commitment Amount).

Also on May 6, 2025, we entered into a Securities Purchase Agreement (the “SPA”) where we sold to the Investor 250 shares of Series A Preferred Stock, $0.0001 par value per share (the “Series A Shares”) at a purchase price of $1,000 per Series A Share for an aggregate purchase price of $250,000. The Series A Shares have a face value of $1,200 per share, and are convertible into shares of Common Stock (the “Conversion Shares”) at a conversion price of $0.112 in accordance with the Certificate of Designation filed with the State of Delaware on May 6, 2025.

In accordance with our obligations under the EPFA, the SPA, the Company entered into a Registration Rights Agreement with the Selling Stockholders, dated as of May 6, 2025, pursuant to which we agreed to provide the Selling Stockholders with customary registration rights related to the shares issued under the EPFA and the SPA. We have filed a registration statement of which this prospectus forms a part in order to register (i) the 1,503,759 Commitment Shares, (ii) the resale of up to 55,817,669 shares that we may elect, in our sole discretion, to issue and sell to the Investor (the maximum number of shares registered pursuant to this registration statement), from time to time from and after the Commencement Date upon the terms and subject to the conditions and limitations of the EPFA and (iii) the 2,678,571 Conversion Shares, subject to applicable stock exchange rules.

The Investor is not obligated to buy any Common Stock under the EPFA if such shares, when aggregated with all other Common Stock then beneficially owned by the Investor and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investor beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time.

The EPFA, the SPA and Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

EPFA

Pursuant to the EPFA, the Investor shall purchase from us up to $20.0 million of our shares of our Common Stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement (the “Commitment Amount”). Prior to the date of this prospectus, we will issue 1,503,759 Commitment Shares as an incentive for the Investor’s commitment under the EPFA. We are registering $20 million worth of ELOC Shares that we may elect to sell to the Investor pursuant to the EPFA, which may result in the issuance of up to 277,777,778 ELOC Shares based on closing price of our Common Stock as reported on OTC on June 5, 2025 of $0.090 less a 20.0% discount, under this prospectus. However, we are only registering 55,817,669 ELOC Shares pursuant to this registration statement because that is the approximate number of shares we are able to register given our current authorized shares. The below table below sets forth the amount of cash we would receive based on the number of our currently authorized shares that we could sell and recent trading prices:

	Cash to Us
	Based on $0.090 (price on June 5, 2025)	Based on $0.060 (price on May 22, 2025)*
55,817,669 shares sold:	$4,018,872	$2,679,248

*	Lowest closing price of our stock in recent 10 trading days.

If the event that we had sufficient authorized shares, we would be required to issue the number of shares indicated in the below table to sell all $20 million under the EPFA:

	Number of Shares Sold
	Based on $0.090 (price on June 5, 2025)	Based on $0.060 (price on May 22, 2025)*
$20 million of shares sold:	277,777,778	416,666,667

*	Lowest closing price of our stock in recent 10 trading days.

The shares of our Common Stock that may be issued under the EPFA may be sold by us to the Investor at our discretion from time to time from the date of this prospectus (the “Commencement Date”), until the earliest to occur of (i) the first day of the month following the 24-month anniversary of date of this prospectus (“Term”), or (ii) the date on which the Investor shall have purchased ELOC Shares up to the full Commitment Amount.

Purchases of Shares of our Common Stock Under the EPFA

During the Term described above, we will have the right, but not the obligation, from time to time at our sole discretion, to direct Investor, by delivery of an irrevocable written notice (“Purchase Notice”) to purchase shares of our Common Stock (each a “Purchase”). The maximum dollar amount of each Purchase will not exceed two hundred percent (200%) of the average daily trading dollar volume for the Common Stock during the ten (10) consecutive trading days preceding the Purchase Notice. No Purchase will be made in an amount equaling less than ten thousand dollars ($10,000) or greater than five hundred thousand dollars ($500,000). Purchases are further limited to the Investor owning no more than 4.99% of the outstanding stock of the Company at any given time (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time.

The purchase price (the “Purchase Price”) of the Purchase shall be eighty percent (80%) percent of the lowest traded price for the Company’s Common Stock (the “Market Price”) during the ten (10) consecutive trading days preceding the relevant Purchase Notice (the “Pricing Period”). Following an up-list to the NASDAQ or a national exchange, the Purchase Price shall be ninety percent (90%) of the lowest volume weighted average price during the Pricing Period, subject to a floor price of $0.05 per share, below which the Company shall not deliver a Purchase Notice. The floor price is only applicable is we are listed on the NASDAQ or a national securities exchange. During the Term of the ELOC, or the “Open Period”, the Company shall not be entitled to submit a Purchase Notice until after the previous Purchase closing has been completed in accordance with the EPFA (each a “Closing”). There will be a minimum of ten (10) trading days between Closings. No Purchase will be made in an amount equaling less than ten thousand dollars ($10,000) or greater than five hundred thousand dollars ($500,000).

Termination of the EPFA

Unless earlier terminated as provided in the EPFA, the EPFA will terminate automatically on the earliest to occur of:

●	the first day of the month following the 24-month anniversary of the Commencement Date; or

●	the date on which The Investor shall have purchased the Commitment Amount.

The SPA

Upon executing the EPFA, the Company and the Investor entered into the Securities Purchase Agreement (the “SPA”), whereby the Investor purchased 250 shares of Series A preferred stock, $0.0001 par value per share (the Series A Shares), at a purchase price of $1,000 per Series A Share. The Series A Shares have a stated value of $1,200 per share (the “Stated Value”), and shall bear dividends at the rate of 12% per annum, for so long as the Series A Shares have not been redeemed or converted. The Series A Shares are convertible into shares of Common Stock of the Company at a conversion price of $0.112 (the “Conversion Price”) (equal to 80% of the closing bid price of the shares of Common Stock on the day preceding the date of issuance) as set forth in in the Certificate of Designations, filed with the State of Delaware on May, 2, 2025  (the “Certificate of Designations”). The Investor (or any Selling Stockholder, as the case may be) shall not convert into Common Stock any amount of Series A Shares which would render the holder having more than 4.99% of the total outstanding Common Shares of the Company (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time. The Company shall irrevocably instruct and maintain authorized at all times in reserve with Continental Stock & Transfer Company, its “Transfer Agent”, 6,580,000 shares of Common Stock for the benefit of the Selling Stockholders (“Reserve Amount”). The Reserve Amount shall be increased from time to time to ensure appropriate coverage for all purchased Series A Shares.

Beginning the date that is the earlier of (i) one hundred twenty (120) calendar days from the execution of definitive agreements or (ii) the day on which a direct listing on a US National Exchange occurs the Company shall redeem all Series A Shares, all accrued but unpaid dividends and all other amounts due pursuant to the Certificate of Designation. Following any Event of Default, as defined in the SPA, all outstanding Series A Shares shall come immediately due for redemption and the redemption amount shall accrue dividends at the lesser of (a) 15% per annum or (b) the maximum legal rate. Redemption following an Event of Default shall occur at an amount equaling the product of one hundred and twenty five percent (125%), multiplied by the sum of the Stated Value, all accrued but unpaid dividends and all other amounts due pursuant to this Agreement and the Certificate of Designation for all Series A Shares.

Fees

We previously paid to The Investor $12,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Investor, including the legal fees and disbursements of the Investor’ legal counsel, in connection with its due diligence investigation of our company and in connection with the preparation, negotiation and execution of the EPFA.

No Short-Selling or Hedging

The Investor has agreed that neither it nor any entity managed or controlled by it, will engage in, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which, with respect to items (i) and (ii), establishes a net short position with respect to the Common Stock, during the Term of the EPFA.

Effect of Sales of our Common Stock under the EPFA and SPA on our Stockholders

The Common Stock being registered for resale in this prospectus may be issued and sold by us to the Investor from time to time at our discretion, during the terms described above. The resale by the Selling Stockholders of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Investor under the EPFA will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the EPFA and will depend upon market conditions and other factors. We may ultimately decide to sell to the Investor all, some or none of the Common Stock that may be available for us to sell to the Investor pursuant to the EPFA. If we elect to sell Common Stock to the Investor pursuant to the EPFA, after the Investor has acquired such shares, the Investor may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from the Investor in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to this Offering—Investors who buy shares of Common Stock from The Investor at different times will likely pay different prices.”

Investors may experience a decline in the value of the Common Stock they purchase from the Investor in this offering as a result of future sales made by us to the Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to the Investor under the EPFA, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Investor for the Common Stock that we may elect to sell to the Investor under the EPFA, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to the Investor under the EPFA, the actual purchase price per share to be paid by Investor for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of June 5, 2025, there were 6,662,473 shares of Common Stock outstanding.

If all of the 60,000,000 shares of our Common Stock offered for resale by the Selling Stockholders under this prospectus were issued and outstanding as of June 5, 2025, such shares would represent approximately 89% of the total number of shares of our Common Stock outstanding. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to the Selling Stockholder in this offering.

The number of shares of Common Stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Investor under the EPFA. Further, if and when we elect to sell shares of Common Stock to the Investor pursuant to the EPFA, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the EPFA will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

We have agreed to register $20,000,000 of shares of Common Stock for resale under the registration statement that includes this prospectus, in addition to the Commitment Shares and the Conversion Shares.

The following table sets forth the number of shares of Common Stock to be issued to the Investor solely under the EPFA registered hereunder at varying purchase prices (and not including the Commitment Shares or the Conversion Shares):

Assumed Average Purchase Price Per Share(1)		Number of Registered Shares to be Issued if Full Purchase Without Giving Effect to the Beneficial Ownership Limitation		Percentage of Outstanding Shares After Giving Effect to the Issuance to The Investor(2)	Gross Proceeds from the Sale of Shares to The Investor Under the Purchase Agreement
$0.090	(3)	55,817,669	(4)	89%	$4,018,872
$0.50		44,444,444		86%	$20,000,000
$1.00		22,222,222		75%	$20,000,000
$2.00		11,111,111		61%	$20,000,000
$3.00		7,407,407		51%	$20,000,000

Notes to table:

(1)	The purchase prices will assume a 20% discount to the market prices of our shares, in accordance with the EPFA.

(2)	The denominator is based on 8,166,232 shares outstanding as of June 5, 2025, including the 1,503,759 Commitment Shares that will be issued promptly after the registration statement of which this prospectus forms a part becomes effective, adjusted to include the number of shares set forth in the adjacent column that we would have sold to the Investor, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable pursuant to future sales under the EPFA (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Common Stock on June 5, 2025, less the 20% discount.

(4)	Represents the maximum amount of shares of Common Stock that can be issued for resale pursuant to the EPFA under this registration statement that includes this prospectus

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. Our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, the price of our stock could decline, and investors in our securities may lose all or part of their investment as a result of these risks. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.

Risks Related to This Offering

A sale of a substantial number of shares of common stock by the selling stockholders could cause the price of our common stock to decline.

The shares of common stock covered by this prospectus represent a large number of shares of our common stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of common stock may be sold by the selling stockholders in the public market without restriction. If the selling stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of common stock or other securities convertible into or exchangeable for our common stock prices that may not be the same as the price per share paid by the selling stockholders. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of common stock or securities convertible into shares of common stock in future transactions may be higher or lower than the price per share paid to the selling stockholders. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of common stock under our stock incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

We may elect, at our sole discretion, to sell from time to time up to $20,000,000 of ELOC Shares to the Investor pursuant to the EPFA, which may result in the issuance of up to 55,817,669 ELOC Shares (the maximum number of shares registered pursuant to this registration statement, or up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares) based on the average of the high and low reported prices of our Common Stock as reported on OTC on June 5, 2025, of $0.090 less a 20.0% discount.

Assuming that we issue and sell 55,817,669 ELOC Shares (the maximum number of shares registered pursuant to this registration statement, or up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares), the Investor will have acquired a total 57,321,429 shares of our Common Stock pursuant to the EPFA, including the Commitment Shares. Investor may resell all, some or none of such ELOC Shares at any time or from time to time in its discretion and at different prices. Because the shares held by the Investor will represent a significant portion of our public float, sales of ELOC Shares by us could result in substantial dilution to the interests of other holders of shares of our Common Stock and may result in substantial decreases to the price of our Common Stock. The actual sales of ELOC Shares or the mere existence of our arrangement with the Investor may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We are also registering for resale by certain Selling Stockholders 2,678,571 Conversion Shares, and 1,503,759 Commitment Shares under this prospectus. In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in the future.

The market price of shares of our Common Stock could drop significantly if the holders described above sell or are perceived by the market as intending to sell. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

Risks Related to the ELOC

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the EPFA, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the EPFA.

Pursuant to the EPFA, the Investor may purchase from us up to the Commitment Amount of $20.0 million worth of shares of Common Stock, upon the terms and subject to the conditions and limitations set forth in the EPFA, which may result in the issuance of up to 55,817,669 ELOC Shares (the maximum number of shares registered pursuant to this registration statement, or up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares) based on the average of the high and low reported prices of our Common Stock as reported on OTC on June 5, 2025, of $0.090 less a 20.0% discount. We are hereby registering all of the foregoing ELOC Shares for resale.

The shares of our Common Stock that may be issued under the EPFA may be sold by us to the Investor at our discretion from time to time from the Commencement Date (as defined herein) until the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, or (ii) the date on which the Investor shall have purchased the Commitment Amount.

Sales of our Common Stock, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all or only a portion of the Common Stock that may be available for us to sell pursuant to the EPFA. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the EPFA. If we cannot sell securities under the EPFA, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock for the ELOC Shares will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Investor under the EPFA, the purchase price per share that the Investor will pay for ELOC Shares purchased from us under the EPFA, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the EPFA.

We are registering up to 55,817,669 ELOC Shares out of the $20 million of ELOC Shares that we may elect to sell to the Investor pursuant to the EPFA, based on the average of the high and low reported prices of our Common Stock as reported on OTC on June 5, 2025, of $0.090 less a 20.0% discount, under this prospectus. As of June 5, 2025, there were 6,662,473 shares of our Common Stock outstanding. If all of such 55,817,669 ELOC Shares being registered under this prospectus were issued and outstanding as that date, such shares would represent approximately 89% of the total number of shares of our Common Stock outstanding. We will be able to issue up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares, based on the June 5, 2025 reported price of our shares of Common Stock.

The Investor is not obligated to buy any ELOC Shares under the EPFA if such shares, when aggregated with all other Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Investor beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time. Our inability to access a portion or the full amount available under the EPFA, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Investor will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to the Investor under the EPFA is derived from the market price of our Common Stock as reported on OTC. Shares to be sold to the Investor pursuant to the EPFA will be purchased at a discounted price.

For example, we may effect sales pursuant to a Purchase Notice at a purchase price equal to 20% of the lowest traded price for the Company’s Common Stock during the Valuation Period (subject to a floor price of $0.05 (“floor”) if we are listed on the NASDAQ or a national securities exchange).

As a result of this pricing structure, the Investor selling the shares they receive immediately after receipt of such shares could cause the price of our Common Stock to decrease.

Investors who buy shares of Common Stock from the Investor at different times will likely pay different prices.

Pursuant to the EPFA, we have discretion, to vary the timing, price and number of shares of Common Stock we sell to the Investor. If and when we elect to sell shares of Common Stock to the Investor pursuant to the EPFA, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to the Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the EPFA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Risks Related to Our Business and Industry

We have incurred substantial operating losses since 2022 and there is substantial doubt about our ability to continue as a going concern.

We have experienced recurring losses from operations and negative cash flows from operating activities since 2022. For the fiscal years ended December 31, 2023 and December 31, 2024 and quarter ended March 31, 2025 we incurred substantial losses as shown in the financial statement section. Our actual revenue for the year ended December 31, 2023 and 2024 was approximately $8.9 million and $9.3 million, respectively and our actual revenue for the quarter ended March 31, 2025 was approximately $1.1 million. Such volume and relatively low gross profit margins are not enough to support high administrative costs relating to our going public and expenses as a public company. We have raised equity capital twice in 2024 but utilized most proceeds towards repayment of debt incurred in the going-public merger, higher corporate costs and paying interest and principal on short-term loans. Due to the negative cash flow, our financial position is under pressure, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. If we are unable to realize our assets within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:

●	financial support from our related parties and Stockholders;

●	other available sources of financing from banks and other financial institutions; and

●	equity financing through capital market.

We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on us and would materially adversely affect our ability to continue as a going concern.

Our projected revenues for 2023 were $126.9 million, as set forth in the prospective financial information from Nature’s Miracle, Inc.’s management’s projections prepared and provided to the Board of Directors of Lakeshore in connection with Lakeshore’s evaluation of the Business Combination. However, the actual revenue for the year ended December 31, 2024 and 2023 for Nature’s Miracle, Inc., was approximately $9.3 million and $8.9 million, indicating a significant miss in our revenue projection. This substantial deviation from our projections may result in several risks, including:

●	the substantial shortfall in revenue may lead to severe liquidity constraints, impacting our ability to fund operations and meet financial obligations;

●	reduction in revenue may necessitate pay cuts in key areas (e.g., research and development), marketing and staffing, potentially hindering our growth and competitive position;

●	missing revenue projections by a large margin may diminish investor confidence, potentially leading to a decline in stock price and making it more difficult to obtain financings in the future; and

●	significant deviations from projected revenue may trigger increased scrutiny from regulatory bodies, necessitating more stringent reporting and compliance efforts.

These risks may threaten our operational viability and could materially adversely affect our business, financial condition and results of operations.

Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.

Our products compete against national and regional products and private label products produced by various suppliers, many of which are established companies that provide products that perform functions similar to our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Some of our competitors have substantially greater financial, operational, marketing and technical resources than we do. Moreover, some of these competitors may offer a broader array of products and sell their products at prices lower than ours, and may have greater name recognition. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. We may not have the financial resources, relationships with key suppliers, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

Our future success depends, in part, upon our ability to improve our existing products and to develop, manufacture and market new products to meet evolving consumer needs. We cannot be certain that we will be successful in developing, manufacturing and marketing new products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new products or product innovations in a timely manner. If we fail to successfully develop, manufacture and market new products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new and products and product innovations require substantial research, development and marketing expenditures, which we may be unable to recoup if such new products or innovations do not achieve market acceptance.

Negative economic conditions, specifically in the United States and Canada, could adversely affect our business.

Uncertain global economic conditions could adversely affect our business. Negative global economic trends, particularly in the United States and Canada, such as decreased consumer and business spending, high unemployment levels, reduced rates of home ownership and housing starts, high foreclosure rates and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our marketing, unfavorable economic conditions may negatively affect consumer demand for our products. Our most price-sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen, while other customers may reduce discretionary spending during periods of economic uncertainty, which could reduce sales volumes of our products in favor of our competitors’ products or result in a shift in our product mix from higher margin to lower margin products.

Our international operations make us susceptible to the costs and risks associated with operating internationally.

We source 100% of our products from suppliers. Our top suppliers include entities in Europe, Asia and North America. We may establish a manufacturing facility in North America in the future. Accordingly, we are subject to risks associated with operating in foreign countries, including:

●	fluctuations in currency exchange rates;

●	additional costs of compliance with local regulations;

●	in certain countries, historically higher rates of inflation than in the United States;

●	changes in the economic conditions or consumer preferences or demand for our products in these markets;

●	restrictive actions by multi-national governing bodies, foreign governments or subdivisions thereof;

●	changes in U.S. and foreign laws regarding trade and investment;

●	less robust protection of our intellectual property and proprietary rights under foreign laws; and

●	difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which could adversely affect our business.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

As a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which requires us to document and make significant changes to our internal control over financial reporting. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these public company requirements. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Likewise, as a public company, we may lose our status as an “emerging growth company,” as defined in the JOBS Act, and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates equals or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. If we become subject to the SEC’s internal control reporting and attestation requirements, we might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment.

Our limited operating history in the CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects.

We launched our CEA products sales business in 2019 and have since seen rapid growth. We expect we will continue to grow as we seek to expand our indoor grower customer base and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. The CEA industry in North America is rapidly evolving due to the constant development of technology and the variety of consumer demand. Our future performance may be more susceptible to certain risks than a company with a longer operating history. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

●	our ability to maintain, expand and further develop our relationships with indoor growing customers to meet their increasing demand;

●	our ability to develop and introduce new CEA products;

●	the continued growth and development of the CEA industry;

●	our ability to keep up with the technological developments or new business models of the rapidly evolving CEA industry;

●	our ability to attract and retain qualified and skilled employees;

●	our ability to effectively manage our growth; and

●	our ability to compete effectively with our competitors in the CEA industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

Our marketing activities may not be successful.

We plan to invest substantial resources in advertising, consumer promotions and other marketing activities to maintain, extend and expand our customer base. There can be no assurance that our marketing strategies will be effective or that the amount we plan to invest in advertising activities will result in a corresponding increase in sales of our products. If our marketing initiatives are not successful, we will have incurred significant expenses without the benefit of higher revenues.

We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.

During the fiscal years 2024 and 2023, we derived a significant percentage of our total revenue from a few customers. Our five largest customers in the fiscal years 2024 and 2023 accounted for 51.13% and 45.64% of our total revenue, respectively. Iluminar Lighting had been our top customer during fiscal year 2024, and Elevated Equipment supply had been our top customer during fiscal year 2023, accounting for 17.21% and 13.11% of our revenue, respectively.

Although we do have recurring customers among our top customers, typically we do not enter into long term contracts with our customers and all the orders are placed on an as-needed base. Any failure in keeping the recurring customers or developing new customers may have a material adverse impact on our results of operations.

There are a number of factors, including our performance, that could cause the loss of, or decrease in the volume of customers and business from a customer. We cannot assure you that we will continue to maintain the business cooperation with our current customers at the same level, or at all. The loss of customers and business from one or more of the significant customers, could materially and adversely affect our revenue and profit. Furthermore, if any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all.

In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth.

As we continue to work to expand our business, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete in the hydroponics industry effectively will depend, in part, on our ability to effectively manage any future growth.

To achieve increased revenue levels, market our products internationally, complete research and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, research and development, manufacturing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures and controls across our business, as well as expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition and results of operations.

Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts, including indoor growing and CEA products markets, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our products and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasts, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth, should not be taken as indicative of our future revenue or growth prospects.

We occupy our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms.

Our warehouses are leased for periods ranging from three to five years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and have similar renewal options. If we close or stop fully utilizing a warehouse, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. As of December 31, 2024, our future minimum aggregate rental commitments warehouse leases is approximately $0.5 million. Our inability to terminate a lease when we stop fully utilizing a warehouse or exit a market can have a significant adverse impact on our financial condition, operating results and cash flows.

In addition, at the end of the lease term and any renewal period for a warehouse, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our warehouse leases, we may close or relocate a warehouse, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement warehouse in a location that is as commercially viable, including access to rail service. Having to close a warehouse, even briefly to relocate, could reduce the sales that such warehouse would have contributed to our revenues.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

We are subject to income and other taxes in the United States federal jurisdiction, various local and state jurisdictions, and one foreign jurisdiction. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets (such as net operating losses and tax credits) and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly related to our operations in the United States, is dependent on our ability to generate future taxable income of the appropriate character in the relevant jurisdiction.

From time to time, tax proposals are introduced or considered by the U.S. Congress or the legislative bodies in local, state and foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses and funding. We are subject to ongoing tax audits in various jurisdictions. In connection with these audits (or future audits), tax authorities may disagree with our determinations and assess additional taxes. We regularly assess the likely outcomes of our audits in order to determine the appropriateness of our tax provision. As a result, the ultimate resolution of our tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.

We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

The CEA products manufacturing and sales business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of our facilities, if any, scale our production capacity, and develop new products. These expenditures are expected to include costs of constructing and commissioning new facilities, costs associated with marketing, working capital, costs of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities. As of the date of this prospectus, we have not committed any capital towards establishing a manufacturing facility, and we do not have any current plans to build one although we may establish a manufacturing facility in the future.

We expect that our existing cash and credit available under our loan agreements will be sufficient to fund our planned operating expenses, capital expenditure requirements through at least the next 12 months. However, our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate its business or implement our growth plans.

We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet.

We currently have two warehouses in California as our distribution centers. We may establish a facility in North America in the future for manufacturing and assembling light-emitting diode (“LED”) grow lights and other type of lights products for indoor growing.

Adverse changes or developments affecting our distributing centers could impair our ability to deliver our products across the North American market. Any shutdown or period of reduced production, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, equipment failure or delay in supply delivery, would significantly disrupt our ability to deliver our products, meet our contractual obligations, and operate our business in a timely manner.

Our ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. In future periods, our revenue growth could slow or decline for a number of reasons, including slowing demand for our products, increasing competition, a decrease in the growth of the overall market, or our failure, for any reason, to take advantage of growth opportunities. In addition, operating equipment for CEA products manufacturing and assembling are costly to replace or repair, and our equipment supply chains may be disrupted in connection with pandemics, trade wars or other factors, assuming that we will establish a manufacturing facility in the near future. If any material amount of our machinery were damaged, we would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect our business, financial condition and operating results. If our assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

Although there have not been any product liability lawsuits brought against us as of the date of this prospectus, we face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in: (i) decreased demand for products that we may offer for sale; (ii) injury to our reputation; (iii) costs to defend the related litigation; (iv) a diversion of management’s time and our resources; (v) substantial monetary awards to trial participants or patients; (vi) product recalls, withdrawals or labeling, marketing or promotional restrictions; and (vii) a decline in our stock price. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters.

Our top suppliers are located in regions susceptible to natural and man-made disasters, such as the United States, the Netherlands, Poland and southern China, which have experienced either severe flooding, earthquakes, wildfires, extreme weather conditions or power loss. If there is a major earthquake or any other disaster in a region where one of our top suppliers is located, the ability of the supplier to respond to our request of products could be severely and negatively influenced. Additionally, the disasters could adversely impact the transportation condition in the region, and our ability to transport products from the supplier to our warehouses in the U.S. could be compromised, which could result in our customers experiencing a significant delay in receiving their CEA products and a decrease in our service levels for a period of time. Any such business interruption could materially and adversely affect our business, financial condition, and results of operations.

Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results.

During the fiscal years 2024 and 2023, the total dollar volume of the transactions between our five largest suppliers and us accounted for 90.94% and 90.56% of our total dollar volume of the transactions between all our suppliers and us, respectively.

Although we continue to expand our suppliers base, we continue to rely on a limited number of suppliers for our products. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.

A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

Operations at our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. A significant interruption in the operation of our suppliers’ facilities, especially for those products manufactured at a limited number of facilities, could significantly impact our capacity to sell products and service our customers in a timely manner, which could have a material adverse effect on our customer relationships, revenues, earnings and financial position.

If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.

The manufacture of some of our products is complex and requires precise high-quality manufacturing that is difficult to achieve. We may experience difficulties in manufacturing our products on a timely basis and in sufficient quantities.

These difficulties have primarily related to difficulties associated with ramping up production of newly introduced products and may result in increased delivery lead-times and increased costs of manufacturing these products. Our failure to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.

In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require, which could harm our business and results of operations.

Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.

We source many of our products from suppliers outside of the United States. The general availability and price of raw materials of those products can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, changes in currency exchange rates and weather.

A significant disruption in the availability of raw materials sourced by our suppliers for any of our key products could cause increases in the price of products we source from our suppliers, which could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our product sourcing costs. We may not be able to locate or utilize alternative inputs for certain products in time. For certain inputs, new sources of products may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

Arbitration proceedings, legal proceedings, investigations and other claims or disputes are costly to defend and, if determined adversely to us, could require us to pay fines or damages, undertake remedial measures, or prevent us from taking certain actions, any of which could adversely affect our business.

In the course of our business, we are, and in the future may be, a party to arbitration proceedings, legal proceedings, investigations and other claims or disputes, which have related and may relate to subjects including commercial transactions, intellectual property, securities, employee relations or compliance with applicable laws and regulations. As discussed below, we are engaged in a lawsuit relating to Megaphoton Supply Agreement.

On August 22, 2023, two separate lawsuits were filed against Nature’s Miracle and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the “Defendants”) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Defendants in Los Angeles Superior Court, asserting that the Defendants have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. Nature’s Miracle believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023. On March 5, 2024, Megaphoton filed requests to dismiss the cases against Hydroman and Visiontech in the Superior Court of Los Angeles.

We face a significant risk due to ongoing litigation that has the potential to result in future financial obligations, adversely impacting our business and profitability. The outcome of the present legal proceedings may lead to financial liabilities, such as settlements or damages, posing a material threat to our financial condition and cash flow. Moreover, adverse litigation outcomes may harm our reputation, affecting customer trust and investor confidence, thereby influencing market share and brand value. While we are actively managing and addressing the litigation, uncertainties persist, emphasizing the importance of transparency in communication with stakeholders and the implementation of effective risk mitigation strategies.

We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to our registered trademark “eFinity.” We have not sought to register every one of our trademarks either in the United States or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered trademark we hold. If we are unable to obtain, maintain, protect and enforce our intellectual property on our trademark, we could suffer a material adverse effect on our business, financial condition and results of operations.

The steps we take to obtain, maintain, protect and enforce our intellectual property right may be inadequate and despite our efforts to protect the right, unauthorized third parties, including our competitors, may use our trademark without our permission. In addition, we cannot guarantee that we have entered into confidentiality agreements with each party that has or may have had access to our know-how and trade secrets. Moreover, our contractual arrangements may be breached or otherwise not effectively prevent disclosure of, or control access to, our intellectual property and confidential information or provide an adequate remedy in the event of an unauthorized disclosure. If we are unable to obtain, maintain, protect or enforce our intellectual property right, we could suffer a material adverse effect on our business, financial condition and results of operations.

Litigation may be necessary to enforce our trademark and protect ourselves against claims by third parties that our products or services infringe, misappropriate or otherwise violate their intellectual property rights or proprietary rights. Any litigation or claims brought by us could result in substantial costs and diversion of our resources and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Our efforts to enforce our intellectual property right may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property right, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property right. Additionally, the mechanisms for enforcement of intellectual property right in foreign jurisdictions may be inadequate.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Although we try to ensure that our employees do not use the intellectual property and proprietary rights, including proprietary information or know-how, of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our employees, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or proprietary rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the value of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We regard our owned trademark “eFinity,” as having significant value and as an important factor in the success of our business. Our trademark may be challenged, infringed, circumvented, declared generic or determined to be infringing on or dilutive of other marks. Additionally, at times, competitors may adopt trademarks, trade names or service marks similar to the one we own, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark, trade name or service mark infringement claims brought against us. Over the long term, if we are unable to establish name recognition based on our trademark, we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our intellectual property and proprietary rights related to our trademark may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Government and Regulation

Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products.

One of our product lines is growing media products. This product line includes certain products, such as organic soils that contain ingredients that require the companies that provide us with these products to register the product with certain regulators. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of such products that have traditionally been used in the cultivation of our products could have an adverse impact on those companies providing us with such regulated products, and as a result, limit our ability to sell these products.

Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in products included in our growing media product line. In the United States, products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”), and similar state agencies before they can be sold or applied. Pesticides are commonly used in grow media products. The failure by one of our partners to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are either granted a license by the EPA or exempt from such a license and may be evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we distribute will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect on our business of any future evaluations, if any, conducted by the EPA.

In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The costs of compliance, noncompliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with us, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

General Risk Factors

We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of greenhouses or other indoor farming manufacturing operations, and other assets in the future.

Any acquisition or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the business strategy, sales plans, technologies, products, distribution channels, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their facilities are not easily adapted to work with our technology, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, customers’ experience with the acquired company prior to acquisition, or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:

●	use cash that we may need in the future to operate our business;

●	encounter difficulties retaining key employees of the acquired company or integrating diverse facility operations or business cultures;

●	incur large charges or substantial liabilities;

●	incur additional debt on terms unfavorable to us or that we are unable to repay;

●	divert our resources to understand and comply with new jurisdictions if such acquired company is in a new country; and/or; and

●	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

Our operations require significant labor, and even if we are able to identify, hire and train our labor force, there is no guarantee that we will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict our ability to operate our facilities profitably, or at all.

In addition, our success and future growth depend largely upon the continued services of our executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with suppliers and customers in the industry. From time to time, there may be changes in our executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the company, could harm our business. Our earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Damage to our reputation or our brand could negatively impact our business, financial condition and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services and trained personnel, as well as on our particular culture and the experience of our customers with our recommended CEA products solutions. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, accidents from use of our products, or allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.

Members of our Board will have other business interests and obligations to other entities.

None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our Company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our Company, and their other business interests and activities could divert time and attention from operating our business.

Our actual operating results may differ significantly from our guidance.

From time to time, we provide forward looking estimates regarding its future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward-looking information is to provide a basis for our management to discuss its business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of our Common Stock that are held by non-affiliates exceeds $700 million as of December 31 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Lakeshore’s initial public offering of units, consummated on March 11, 2022. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.

Risks Related to Ownership of our Common Stock

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. As of the date of this prospectus, we intend to use the net proceeds of this offering for general corporate purposes, including working capital and investments. We have not allocated any specific portion of the net proceeds to any particular purpose and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Stockholders may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. Investors purchasing our shares or other securities in the future could have rights superior to existing Common Stockholders, and the price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

Our stock price may fluctuate significantly.

The market price of our Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to our business;

●	success or failure of our business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;

●	our ability to retain and recruit qualified personnel;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	announcements by us or our competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, our Common Stock;

●	changes in earnings estimates by securities analysts or our ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the Company and our industry;

●	overall market fluctuations unrelated to our operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting our business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for our Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our Stock is Trading on the OTCQB

On January 13, 2025, we received notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Listing Rule 5550(b)(1), Nasdaq’s minimum Stockholders’ equity rule. As a result of the Panel’s decision, as of January 15, 2025, our Common Stock and our warrants are trading on the OTC under its existing symbol, “NMHI” and “NMHIW” respectively.

Since our Common Stock is trading on the OTC, it could negatively affect us by: (i) reducing the liquidity and market price of our Common Stock; (ii) reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

If there is no viable public market for our Common Stock, you may be unable to sell your shares at or above your purchase price.

Although our Common Stock is listed on OTC, an active trading market for our shares may not be. You may be unable to sell your shares quickly or at the market price if trading in shares of our Common Stock is not active. Further, an inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders pursuant to this prospectus. We may receive up to $20.0 million in aggregate gross proceeds from the Investor under the EPFA in connection with sales of the shares of our Common Stock pursuant to the EPFA after the date of this prospectus. However, the actual proceeds from the Investor may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

We intend to use the proceeds from the sale of Common Stock under the EPFA, if any, for working capital and general corporate purposes, which includes funding our ongoing clinical trials, capital expenditures and working capital. Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Our expected use of proceeds from the sale of Common Stock under the EPFA described above represents our current intentions based on our present plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds or the actual amounts that we will spend on the uses set forth above. In the case that the net proceeds from the sale of Common Stock under the EPFA will not be sufficient for us to fund any/all of our current in-development products through regulatory approval, we will need to raise additional capital to commercialize our current in-development products and to develop any future product candidates.

The amounts and timing of our actual expenditures will depend on numerous factors, including the time and cost necessary to conduct our planned clinical trials, the results of our planned clinical trials and other factors described in the section titled “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs. Therefore, our actual expenditures may differ materially from the estimates described above. We may find it necessary or advisable to use the net proceeds for other purposes. We will have broad discretion over how to use the net proceeds to us from the sale of Common Stock under the EPFA.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer the shares of Common Stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Common Stock to be sold by the Selling Stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Common Stock other than those generally imposed by applicable state law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Reverse recapitalization

Nature’s Miracle Holding Inc., which until March 11, 2024 was known as LBBB Merger Corp. (the “Company”, “we” or “us”) is a company incorporated on August 1, 2022 under Delaware law as a wholly owned subsidiary of the Lakeshore Acquisition II Corp., a Cayman Islands exempted company (“Lakeshore”).

Lakeshore entered into the Merger Agreement with Nature’s Miracle Inc. (“Nature’s Miracle”) and Stockholders of Nature’s Miracle and Lakeshore on September 9, 2022, and as amended on June 7, 2023. Pursuant to the terms of the Merger Agreement, the merger will be completed through a two-step process consisting of the reincorporation and the merger. Pursuant to the Merger Agreement, at the effective time of the merger, each share of Nature’s Miracle Common Stock issued and outstanding immediately prior to the effective time was cancelled and automatically converted into the right to receive the applicable pro rata portion of shares of our Common Stock, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement) (the “Merger Consideration”).

On March 11, 2024, Lakeshore merged with and into the Company for the sole purpose of reincorporating Lakeshore into the State of Delaware (“Reincorporation”). Immediately after the Reincorporation, we consummated the merger resulting in the stockholders of Nature’s Miracle becoming 84.7% stockholders of our Company and our Company becoming the 100% stockholder of Nature’s Miracle. Immediately after giving effect to the merger, there were 26,306,764 issued and outstanding shares of our Common Stock. The consolidation of our Company and our subsidiaries have been accounted for as Lakeshore is the “acquired” company for financial reporting purposes at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. All share and per share data has been retroactively restated to reflect our current capital structure.

Reverse Split

On November 18, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-thirty (1-for-30) reverse split (the “Reverse Split”). The Reverse Split became effective on November 21, 2024. As a result of the Reverse Split, every 30 shares of the Company’s issued and outstanding Common Stock were automatically converted into one share of Common Stock, with no change to the par value per share. All share and per share data has been retroactively restated to reflect the current capital structure and the Reverse Split of the Company.

Overview

We are a growing agriculture technology company providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America. Our main products are commercial grade LED lights and related equipment designed for indoor growers. For over 10 years, the Company has utilized manufacturing relationships in China to provide quality and cost-efficient products in this space. In the 4th quarter 2024, we renamed a subsidiary to Hydroman Electric Inc. for the purpose of entering electric vehicle (“EV”) market as we aim to distribute EV medium sized trucks to customers in Latin America and also develop indoor growing systems within these EV trucks. In 2024, the Company also started investments in Future Tech Inc., a Bitcoin mining and data center business.

We focus on the greenhouse and cultivation industry and aim at providing integrated greenhouse solutions, including grow lights, dehumidifiers, coco and grow media for vertical farming and multiple growing system. These systems enable year-round cultivation of crops, avoids harsh environments with very cold or hot climate. Many states focused on farming are limited to grow crops are certain months such as Spring to Fall only, and or are too far from production states too have fresh produce year-round. There are cost advantages also as vertical farming systems produces a much higher yield per acre of land. In most cases, water consumption is much lower, up to 90%. Many indoor growers can locate closer to large population centers which can significantly reduce cost of trucking, and lead time whilst reducing carbon emissions as well.

In February 2024 the Company started shipping a new product line of grow containers. These systems are indoor vertical farming units inside a traditional shipping container but equipped with temperature controls, multiple layers of growing space, L.E.D. lights, water controls and other systems. The Company has branded these “Growtainers” and “5 plus 1” representing five grow containers plus one container used as a control unit.

We operate mainly through two subsidiaries in California, Visiontech and Hydroman. Visiontech is known for the brand “eFinity” and provides high-efficiency and high-quality grow lights, grow media, fixtures and other related equipment; Hydroman supplies commercial greenhouse developers and owners with professional lighting technology and equipment. On November 11, 2024, Hydroman, Inc. changed its name to Hydroman Electric Corporation and will focus on business of electric vehicles distribution.

In its first expansion plan, the Company has added additional products to our offering. These include organic and non-organic fertilizers, organic plant growth additives, and dehumidifiers. We have diverse suppliers including from countries such as India, Holland and Turkey. Additional equipment is being considered as well. These are value add components that will help growers increase yield, but more importantly reduce failures and dramatically improve growing environments such. The new products are a natural complement to its our base of LED grow lights.

The Company also seeks to enter the joint ventures in other industry verticals to utilize excess space available for vertical farming.

The Company has started an electric vehicle (EV) distribution business and also bitcoin mining/data center development efforts. In the case of the EV distribution business, we have entered agreements with ZO Motors North American LLC to purchase ten ZM 8 Trucks to be delivered by the end of December 31, 2025. The cost for each vehicle is approximately $35,000 (after the State of California rebate), with a total cost of around $350,000. We intend to spend an additional approximately $300,000 to convert these ten electric trucks into mobile vertical farms where we can grow micro-green vegetables. We then intend to utilize these modified vehicles in growing and distributing micro-green vegetables to consumers and businesses. We are not working with ZO Motors in connection with the modification of the electric trucks and are not acting as a dealer, reseller, or distributor for ZO Motors.

In connection with our bitcoin/data center development efforts, we have entered into an agreement with Future Tech Inc. to develop a 50 megawatt (MW) bitcoin mining site. We have committed to invest up to $3 million into Future Tech Inc. to receive 51% of the interest of Future Tech to develop the site. To date, we have contributed $700,000 to Future Tech. To fully complete the 50 MW bitcoin mining center, the estimated total cost will be approximately $10 million, which we may contribute on our own or with financial partners.

Trends and Expectations

The following factors have been important to our business, and we expect them to impact our results of operations and financial condition in future periods:

Product and Brand Development

We plan to increase investments in product and brand development. We actively evaluate and pursue acquisitions of product brand names and improvements on existing products. We continue to work with our suppliers in improving lighting products to be both of the highest quality and simultaneously cost effective for the customer. The Company invests in trips abroad to source and partner with manufacturing companies. We expect to develop additional manufacturing relationships and suppliers in Europe in the near future.

The Company is also developing proprietary “all in one” automated and robotic indoor growing systems that are under design and testing phases.

The Company utilizes its vast network in the industry and recent publicity in listing on Nasdaq in acquiring leads for potential partnerships in sourcing, research and development of new product and business acquisitions.

Regulatory Environment

The importation of LED lighting and distribution of such equipment in the United States and Canada does not require strict government disclosures and technical inspections. The Company obtains local business permits to store in our main warehouses, obtain licenses to resell, and follows guidelines on packaging. Certain utility companies in the U.S. have programs that award rebates to heavy usage customers, some of which are in the indoor farming business. These customers are required to install LED lights with a minimum 50,000 hours life. There is also a performance requirement set by DesignLights Consortium, a non-profit energy improvement agency.

Sourcing

The Company has long-term relationships with suppliers in Asia. Our top three suppliers of LED equipment are American Agricultural Innovation Technology Inc., Solislike-Tech Co., Ltd., Dongguan ZSC Lighting Co., Ltd. Each supplier provides us net 30 to net 90-day terms. The Company has also been approached by established lighting companies based in Japan and Germany. On grow feed, fertilizers and nutrients, our potential suppliers are based in Europe and some in Asia. Our grow container product was jointly developed and manufactured by a company based in Shenzhen, China.

On April 24, 2023, we entered into a strategic cooperation agreement with Sinoinnovo Technology (Guangdong) Co., Ltd. (“Sinoinnovo”), a company incorporated under the laws of China, pursuant to which Nature’s Mircle will source from Sinoinnovo its grow light systems for distribution in the U.S. and Europe. Both companies will also cooperate jointly to set up advanced manufacturing capabilities in China and the U.S.

RESULTS OF OPERATIONS

For the Three Months ended March 31, 2025 and 2024

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	For the Three Months Ended			Percentage
	2025	2024	Change	Change
Revenues	1,106,819	2,204,720	(1,097,901)	(49.8)%
Cost of revenues	931,519	1,892,403	(960,884)	(50.8)%
Gross profit	175,300	312,317	(137,017)	(43.9)%
Selling, general and administrative expenses	1,313,111	1,325,249	(12,138)	(0.9)%
Provision (recovery) for credit losses	23,283	(10,215)	33,498	(327.9)%
Loss from operation	(1,161,094)	(1,002,717)	(158,377)	15.8%
Total other expense, net	(857,017)	(1,302,389)	445,372	(34.2)%
Loss before income taxes	(2,018,111)	(2,305,106)	286,995	(12.5)%
Total provision for income taxes	1,700	1,700	-	-%
Net Loss	(2,019,811)	(2,306,806)	286,995	(12.4)%
Gross profit % of revenues	15.8%	14.2%
Net Income % of revenues	(182.5)%	(104.6)%

Revenue

Revenue for the three months ended March 31, 2025 decreased 49.8% to $1,106,819 as compared to $2,204,720 for the three months ended March 31, 2024. Revenue declined due to cash constraints that restricted inventory purchases; as we were mainly selling our inventory on hand.

For the three months ended March 31, 2025 and 2024, we had 47 and 64 customers, respectively. Average revenue per customer for the three months ended March 31, 2025 and 2024 were $23,549 and $34,449, respectively. Our revenue from top 5 customers for the three months ended March 31, 2025 was $831,086 compared to $1,299,609 for the three months ended March 31, 2024, representing a decrease of 36.1%. The lower average sale and decreased revenue from top 5 customer are reflective the impact of limited inventory availability.

Costs of Revenue

Costs of revenue for the three months ended March 31, 2025 decreased 50.8% to $931,519 as compared to $1,892,403 for the three months ended March 31, 2024. Cost of revenue decreased primarily due to the decrease in revenue, which was in turn primarily driven by lower sales volume of our products due to limited inventory availability.

Gross Profit

Gross profit was $175,300 for the three months ended March 31, 2025 and $312,317 for the three months ended March 31, 2024, respectively. The gross margin for the three months ended March 31, 2025 increase to 15.8% from 14.2% for the three months ended March 31, 2024. The increase was driven by higher sales of new, higher-margin products such as grow media products. Sales revenue from grow media and related products increased to $255,920 for the three months ended March 31, 2025, compared to $34,373 for the same period in 2024.

Operating expenses

Operating expenses for the three months ended March 31, 2025 increased 1.6% to $1,336,394 as compared to $1,315,034 for the three months ended March 31, 2024. The increase was mainly due to following reasons:

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2025 decreased 0.9% to $1,313,111 as compared to $1,325,249 for the three months ended March 31, 2024. The decrease was mainly due to decrease Company’s stock compensation expenses of $89,360 as a result of completion of vesting periods of certain employees, decrease in other operating expenses of approximately $124,000 as a result of reduction of non-essential expenditures, offset by increased professional fees of approximately $220,000 related to listing and SEC filing activities.

Provision (recovery) for credit losses

Provision for credit losses for the three months ended March 31, 2025 was $23,283 as compared to the recovery from credit losses for the three months ended March 31, 2024 was $10,215 as the Company continued to assess expected losses based on historical loss, current and expected future credit environment.

Other Expenses

Other expenses primarily consist of net interest expense and other finance expense related to our loans. Other expenses for the three months ended March 31, 2025 was $857,017 as compared to other expense of $1,302,389 for the three months ended March 31, 2024. The decrease was mainly due to the non-cash finance expense decreased by $1,000,000, gain on loan extinguishment increase of $40,000, and offset by the increase in interest expenses of $594,628.

Interest expense for the three months ended of March 31, 2025 and 2024 were $897,017 and $302,389, respectively; increased as a result of multiple convertible notes and high interest loans in 2025. The convertible notes borrowing increased was $115,000 and $0, respectively. As of March 31, 2025 and 2024, the short-term loan balances were approximately $2.6 million and $2.2 million, respectively. For the three months ended March 31, 2024, 34.1% of the loans were from third-party lenders with interest rates ranging from 8.0% to 12.0%, while the remaining loans were receivables factoring loans with significantly higher interest rates ranging from 84.0% to 97.0%. In contrast, for the three months ended March 31, 2025, 89.5% of the loans were from third-party lenders at 8.0% to 12.0%, with the remainder consisting of receivables factoring loans bearing interest rates between 84.0% and 97.0%. The increase in higher-rate factoring loans in the current year and the increase in overall loan balances contributed to the rise in interest expense.

Gain on loan extinguishment for the three months ended of March 31, 2025 and 2024 were $40,000 and $0, respectively. The increase was due to the extinguishment of a short-term loan, which was paid off with a new loan, and the cancellation of a convertible note.

Non-cash finance expense for the three months ended of March 31, 2025 and 2024 were $0 and $1,000,000, respectively. This decrease is primarily due to the expensing of 3,334 shares of common stock issued under a Letter Agreement dated November 15, 2023, in connection with the merger. These shares, valued at approximately $1.0 million, were issued to Tie (James) Li and Zhiyi Zhang for their guarantees related to the repayment of the Newtek Loan, which had a principal amount of $3,700,000. The value of the shares was expensed as non-cash finance expenses upon the completion of the merger in 2024.

Income Tax Expense

Our income tax expense was amounted to $1,700 and $1,700 for the three months March 31, 2025 and 2024, respectively.

The effective tax rate for the three months ended March 31, 2025 and 2024 were (0.1)% and (0.1)%. The effective tax rate differs from the federal and state statutory tax rate of 21.0% primarily due to the valuation allowance on the deferred tax assets from our operating losses.

Net Loss

Net loss for the three months ended March 31, 2025 was $2,019,811 as compared to net loss of $2,306,806 for the three months ended March 31, 2024, representing a decrease of $286,995. The decrease in net loss for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was primarily due to decrease of non cash finance expense.

For the years ended December 31, 2024 and 2023

The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.

	Year Ended December 31, 2024	Year Ended December 31, 2023	Variance
Revenue	$9,261,583	8,932,751	3.7%
Cost of revenue	$12,066,778	9,881,622	22.1%
Gross loss	$(2,805,195)	(948,871)	195.6%
Selling, general and administrative expenses	$7,134,120	3,158,995	125.8%
Provision for credit losses	$408,569	907,021	(55.0)%
Goodwill impairment loss	-	1,023,533	(100.0)%
Loss from operations	$(10,347,884)	(6,038,420)	71.4%
Total other expenses, net	$(3,300,356)	(1,081,393)	205.2%
Loss before income taxes	$(13,648,240)	(7,119,813)	91.7%
Income tax expense	$5,100	218,358	(97.7)%
Net loss	$(13,653,340)	(7,338,171)	86.1%
Gross loss % of revenues	(30.3)%	(10.6)%
Net loss % of revenues	(147.4)%	(82.2)%

Revenue

Revenue for the year ended December 31, 2024 increased 3.7% to $9,261,583 as compared to $8,932,751 for the year ended December 31, 2024. Revenue increased due to rising customer demand from existing customers and the availability of new product lines that are new to 2024.

For the years ended December 31, 2024 and 2023, we had 128 and 142 customers, respectively. Average revenue per customer for the years ended December 31, 2024 and 2023 were approximately $78,000 and $63,000, respectively. Our revenue from top 5 customers for the year ended December 31, 2024 was approximately $4.7 million compared to approximately $4.1 million for the year ended December 31, 2023, representing an increase of 16%. The higher average sale and increased revenue from top 5 customer are reflective of higher industry demand.

In addition, our staff have been in constant communication with customers on their lighting and indoor farming needs and monitor their plans to replenish old equipment and related components as well us in building new facilities. We also hired a new director of sales in January 2024 plus in March of 2024 hired a new sales representative in northern California and another hired on the east coast.

Also, our principal business is in CEA industry which rapidly expanding due to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains. In addition, our access to capital market will allow us to expend significant resources to compete, increase our product supply and develop new products and new market. Starting in 2023, the Company has two customers supplying LED lighting to growers that apply to rebate programs with utility companies. Utility companies are incentivizing volume users of electricity to convert to LED lighting by providing rebates. The rebate process can take time to verify and document by Utility companies resulting in payments of 60 to 120 days. The Company believes the credit quality of rebate payers more than offset the risk of long collection turnover of receivables. For the years ended December 31, 2024 and 2023, the Company has sold via these programs with total sales to two customers of approximately $1.3 million and nil, respectively.

Costs of Revenue

Costs of revenue for the year ended December 31, 2024 increased 22.1% to $12,066,778 as compared to $9,881,622 for the year ended December 31, 2023. Cost of revenue increased primarily due to the increase in revenue, which was in turn primarily driven by higher sales volume of our products due to higher customer demand. The increase was also driven by a rise in inventory impairment, which increased to $2,315,209 for the year ended December 31, 2024, from $1,269,469 in the prior year, primarily due to slow-moving and obsolete inventory.

Gross loss

Gross loss was $2,805,195 for the year ended December 31, 2024 and $948,871 for the years ended December 31, 2023, respectively. The gross margin for the year ended December 31, 2024 decrease to (30.3)% from (10.6)% for the year ended December 31, 2023. The decrease occurred mainly due to the inventory impairment of $2,315,209 resulted from the slow-moving and obsolete inventory of Visiontech and Hydroman.

Excluding the impact of inventory impairment, the gross loss for the year ended December 31, 2024, was $489,986, with an adjusted gross margin of (5.3)%, compared to an adjusted gross profit and margin of $320,598 and 3.6%, respectively, for the prior year.

Operating expenses

Operating expenses for the year ended December 31, 2024 increased 48.2% to $7,542,689 as compared to $5,089,549 for the year ended December 31, 2023. The increase was mainly due to following reasons:

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2024 increased 125.8% to $7,134,120 as compared to $3,158,995 for the year ended December 31, 2023. The increase was mainly due to increased compensation expenses provided to executives and key employees and increased professional fees of $1,458,985, which was attributed to increased payroll and compensation expense of $494,906. The Company started its listing on Nasdaq in March 2024 and started paying director’s and officer’s insurance, higher legal costs related to listing and SEC filing activities, additional costs in public relations, increased CPA review fees and outsourced providers. The increase also attributed to the Company’s stock compensation expenses amounted to $1,413,458 for the year ended December 31, 2024 compared with nil for the year ended December 31, 2023.

Pursuant to various agreements and board resolutions, the Company has issued shares as compensation to employees and service providers. In connection with the merger, 3,667 shares were issued as stock compensation, including 333 shares to Charles Jourdan Hausman for his board appointment and 3,334 shares to Darin Carpenter under his employment agreement. Additionally, on March 24, 2024, the board approved stock incentives for key employees, granting 3,334 shares to George Yutuc, 1,667 shares to Kirk Collins, and 1,667 shares to Amber Wang, with a total fair value of approximately $178,000. On August 1, 2024, Darin Carpenter transitioned from Chief Operating Officer to a consultant role, and as part of this agreement, his previously granted 3,334 shares were fully vested, along with a one-month salary payment.

The Company also issued shares for services rendered by external providers. Under an investor relations consulting agreement with MZHCI LLC, 5,000 shares of restricted Common Stock were granted, with 2,500 shares vesting immediately and the remainder vesting on October 1, 2024, at a fair value of approximately $143,000. Additionally, pursuant to board resolutions, the Company approved share issuances for service-related agreements, including 13,334 shares to Alta Waterford LLC for digital advertising services (valued at $58,000) and 75,757 shares to PX SPAC Capital Inc. for business consulting and advisory services (valued at $200,000). These issuances were made under the 2024 Incentive Plan.

Provision for credit losses

Provision for credit losses for the year ended December 31, 2024 decreased 55.0% to $408,569 as compared to $907,021 for the year ended December 31, 2023. The decrease was mainly because we strengthened our credit risk management practices, including more rigorous customer credit evaluations and improved collection efforts, which resulted in fewer delinquent accounts and reduced the need for additional reserves.

Goodwill impairment loss

Goodwill impairment loss for the year ended December 31, 2024 decreased 100.0% to $0 as compared to $1,023,533 for the year ended December 31, 2023. The decrease was mainly because we fully impaired goodwill acquired through Hydroman as it did not bring significant synergy to us to grow our grow light unit as expect in 2023.

Other Expenses

Other expenses primarily consist of net interest expense and other finance expense related to our loans. Other expenses for the year ended December 31, 2024 was $3,300,356 as compared to other expense of $1,081,393 for the year ended December 31, 2023. The increase was mainly due to the interest expenses increased by $1,454,409 and non-cash finance expense increased by $1,000,000.

Interest expense for the years ended of December 31, 2024 and 2023 was $2,301,600 and $847,191, respectively; increased as a result of multiple convertible notes and high interest loans in 2024.  Our short-term loans and convertible notes borrowing increased from $608,312 for the year ended December 31, 2023 to $6,113,484 for the year ended December 31, 2024.

Pursuant to a Letter Agreement entered on November 15, 2023, a total of 3,334 shares of our Common Stock will be issued upon closing of the merger in connection with certain transactions relating to merger including: (i) 1,667 shares to Tie (James) Li and 1,667 shares to Zhiyi, Zhang (or 3,334 shares in the aggregate) in connection with their guarantees of the repayment of the Newtek Loan, which was loaned to a subsidiary of us with the principal amount of $3,700,000; The shares were valued at approximately $1.0 million and was expensed as non-cash finance expenses after consummation of the Merger.

Income Tax Benefit

Our income tax benefit was amounted to $5,100 and $218,358 for the years December 31, 2024 and 2023, respectively.

The effective tax rate for the years ended December 31, 2024 and 2023 were (0.04)% and (3.07)%, respectively. The effective tax rate differs from the federal and state statutory tax rate of 21.0% primarily due to the valuation allowance on the deferred tax assets from our operating losses.

Net Loss

Net loss for the year ended December 31, 2024 was $13,653,340 as compared to net loss of $7,338,171 for the year ended December 31, 2023, representing an increase of $6,315,169. The increase in net loss for the year ended December 31, 2024 compared to the year December 31, 2023 was primarily due to increased interest expenses, salaries and compensation expense and stock compensation expense after merger, higher level of legal and accounting costs related to the Nasdaq listing and SEC filings, higher public relations costs.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date, we financed our operations primarily through debt financing from financial institution and related parties. As of March 31, 2025, we had $17,652 in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. Our working capital deficit was approximately $15.9 million as of March 31, 2025.

Subsequent to March 31, 2025, the Company obtained approximately $0.7 million proceed from convertible notes and approximately $0.2 million from the sale of preferred stock for liquidity. See note 18 for further details.

We have experienced recurring losses from operations and negative cash flows from operating activities since 2022. For the three months ended March 31, 2025 and 2024 we incurred substantial losses as shown in the financial statement section. Our actual revenue for the three months ended March 31, 2025 and 2024 was approximately $1.1 million and $2.2 million, respectively. Such volume and relatively low gross profit margins are not enough to support high administrative costs relating to our going public and expenses as a public company. We have raised equity capital twice in 2024 but utilized most proceeds towards repayment of debt incurred in the going-public merger, higher corporate costs and paying interest and principal on short-term loans. Due to the negative cash flow, our financial position is under pressure, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued. If we are unable to realize our assets within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:

●	financial support from our related parties and shareholders;

●	other available sources of financing from banks and other financial institutions;

●	equity financing through capital market

We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on us and would materially adversely affect our ability to continue as a going concern.

The unaudited condensed consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Cash Flows

The following tables set forth our selected consolidated cash flow data for the periods indicated:

	For the Three Months Ended March 31,
	2025	2024
	US$	US$
Net cash used in operating activities	(594,171)	(773,422)
Net cash used in investing activities	(300,000)	(40,000)
Net cash provided by financing activities	491,297	891,734
Effect of exchange rate changes	395	50
Net change in cash	(402,479)	78,362
Cash and cash equivalents, at the beginning of period	420,131	221,760
Cash and cash equivalents, at the end of period	17,652	300,122

Operating Activities

Net cash used in operating activities was approximately $0.6 million for the three months ended March 31, 2025, which was mainly due to our net loss of approximately $2.0 million with non-cash items, including depreciation expense, provision for credit losses, amortization of debt issuance cost, stock compensation expense, and amortization of operating right-of-use asset of approximately $0.3 million. Our cash outflow is mainly due to decrease in accounts payable of approximately $0.9 million due to decrease in our purchase from vendor. Our cash outflow is offset by cash inflow of approximately $0.9 million of inventory due to sold more on hand inventory, increase from other payable and accrued liabilities of approximately $1.0 million accrued professional fees and accrued interest on short term loans, long term loans and convertible notes. Additionally, approximately $0.3 million decreased in accounts receivable as our sales decreased.

Net cash used in operating activities was approximately $0.8 million for the three months ended March 31, 2024, which was mainly due to our net loss of approximately $1.0 million after adjustment of non-cash items and payment of accounts payable of approximately $0.7 million offset by cash inflow of approximately $0.4 million from accounts receivables as we increased our collection effort and approximately $0.4 million as we used more on hand inventory.

Investing Activities

For the three months ended March 31, 2025, net cash used in investing activities amount to $300,000 which was primarily for deposit from investment of Future Tech.

For the three months ended March 31, 2024, net cash used in investing activities amount to $40,000 which was primarily for loan to Lakeshore of $40,000 prior to the Merger.

Financing Activities

Net cash provided by financing activities was approximately $0.5 million for the three months ended March 31, 2025. The increase in net cash provided was primarily a result of net proceeds from exercise of warrants of approximately $0.9 million, net proceeds from short-term loan from third parties of approximately $0.4 million, net proceeds from convertible notes borrowing of approximately $0.1 million offset by repayments on short-term loan from third parties of approximately $0.5 million, repayments on convertible notes of approximately $0.3 million, repayments on short-term loan from related parties of approximately $0.2 million.

Net cash provided by financing activities was approximately $0.9 million for the three months ended March 31, 2024. The main reason for the increase in net cash provided was primarily a result of net proceeds from short-term loan from a third party of $1.4 million. Our cash inflow was offset by payments of deferred offering costs of approximately $0.3 million, repayments on long term loans which are mainly our car and mortgage loan of approximately $65,000, repayments on short-term loan from third parties of approximately $0.2 million.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in Note 3 to our unaudited condensed consolidated financial statements, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our unaudited condensed consolidated financial statements.

Revenue recognition

We follow Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

We are a growing agriculture technology company providing CEA hardware products to growers in the controlled environment agriculture industry setting in North America.  Majority of our products were grow lights and related products for the indoor growing settings. Starting from first quarter of 2024, we also provide indoor grow containers to our customers.

Our contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by us including payment terms which are typically 30 to 60 days for existing customers and prepaid for most new customers. In certain contracts involving sales to customers that entered into rebate programs who can get rebates with utility companies with utility companies for using LED lighting, payment term ranges from 60 to 120 days.

Our performance obligation is to deliver the products to customers. For indoor grow container products, we also involved in customization of the products to suit customer’s specific needs. The provision of customization and configuration to meet certain technical specification per US market and delivery of product is considered one performance obligation as the services provided are not distinct within the context of the contract whereas the customers can only obtain benefit when the services and products are provided together. At times, we may charge customers shipping and handling for delivery of products, control of goods does not transfer to the customer before shipment, therefore shipping is not a promised service to us and is not considered a separate performance obligation. Any fee charged for shipping would be included in the transaction price for the good.

Transaction prices are mostly fixed. In some contracts, when determining the transaction price, we adjust consideration for the effects of the time value of money if the timing of payments provides us with a significant benefit of financing. We does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less. For customers that entered into rebate programs with utility companies, transaction price may depend on level of energy saving the products achieved. We estimated the amount of consideration using either the expected value of the most likely amount depending on which method we expects to better predict the amount of consideration to which it will receive with a constraint applied such that a significant reversal of revenue is not probable.

We transfer the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and we has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by our best estimate of expected product returns, are estimated using historical experience.

We evaluate the criteria of ASC 606 — Revenue Recognition Principal-Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs, or the net amount earned as commissions. We ship the products according to shipping terms on the purchase order or sales order. Once delivery is complete, we then send an invoice to the customer according to the quantity and price of shipment.

We evaluate the indicators of control in accordance with ASU 2016-08: 1) We are the most visible entity to customers and assumes fulfilment risk and risks related to the acceptability of products, including addressing customer inquiries directly and handling of product returns or refunds directly if any. For grow light products, we have our own brand for marketing. For indoor grow containers products, we are also involved in the design and technical specification of the products to meet requirement in the US market. 2) We assume inventory risk either through storing the products in our own warehouses; or for drop shipments directly from vendors, we take the title from vendors through inspection and acceptance and are responsible for product damage during shipment period prior to acceptance of our customers and are also responsible for product return if the customer is not satisfied with the products. 3) We determine the resale price of the products. 4) We are the party that direct the use of the inventory and can prevent the vendor from transferring the product to a customer or to redirect the products to a different customer, after evaluating the above scenario, we consider ourselves the principal of these arrangements and records revenue on a gross basis.

Payments received prior to the delivery of goods to customers or picked up by the customers are recorded as contract liabilities.

We periodically provide incentive offers to our customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers.

Current discount offers, when accepted by our customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded upon recognizing the related sales.

Accounts receivable, net

Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have an impact on our consolidated financial statements. During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. An allowance for expected credit loss is recorded in the period in which loss is determined to be probable based on lifetime expected losses considering historical, current, and forecasted conditions. Amounts deem uncollectible are written off against the allowance after all collection efforts have ceased.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost and net realizable value. We value our inventory using the weighted average costing method. We include a part of cost of goods sold any freight incurred to ship the product from our vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered period costs and reflected in cost of revenue. We regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, we make provisions in order to reduce our carrying value to our estimated market value. We also review inventory for slow moving and obsolescence and records allowance for obsolescence.

Recently issued accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. We are currently evaluating the potential impact of adopting this new guidance on our consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires the disaggregation of certain expenses in the notes of the financials, to provide enhanced transparency into the expense captions presented on the face of the income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027 and may be applied either prospectively or retrospectively. The Company is currently evaluating the impact that ASU 2024-03 will have on its related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt–Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversion of Convertible Debt Instruments (“ASU 2024–04”), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06, which includes the Company. Adoption can be on a prospective or retrospective basis. The Company adopted ASU 2024-04 effective January 1, 2025 on a prospective basis.

Except as mentioned above, we do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

BUSINESS

Overview

We a growing agriculture technology company providing Controlled Environment Agriculture (“CEA”) hardware products to growers in the CEA industry setting in North America. We provide hardware to design, build and operate various indoor growing settings, including greenhouse and indoor growing spaces. Through our two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), we provide grow lights, grow media products and dehumidifiers to indoor growers in North America. We also arrange energy rebate solutions combined with the supply of LED lights that qualify for energy-saving rebates provided by large Utility companies throughout the U.S. We have also developed fully automated container-sized units that function as indoor vertical farms were five containers can equal the output of 10 acres of farmland. For over 10 years, the Company’s subsidiaries have built industry-recognized brands and developed a robust customer base in the U.S. and Canada. We design, mid-to high end LED and Dehumidifier products, arrange manufacturing overseas and ship to our distribution warehouses in Upland and Chino, California. Grow media is packaged under our private label and imported in bulk from Europe, India and other places. Our products are consistently tested for quality and to meet specifications required by regulatory agencies. We primarily serve the North American market and in the fiscal year ended December 31, 2024 generated revenues of approximately $9.3 million and incurred a gross loss of approximately $2.8 million as compared to revenues of approximately $8.9 million and a gross loss of $0.9 million in the fiscal year ended December 31, 2023.

The Company plans to expand its business in the field of electric vehicle (EV) distribution. In late 2024, it announced distribution agreements in the Latin American Market. The Company also plans to expand in the data center and Bitcoin mining business. It has signed an agreement to acquire 51% of Future Tech Inc. in Ohio. Through March 2025, the Company has invested $700,000 to help start operations.

CEA refers to an indoor, technology-based approach to cultivating crops under optimal growing conditions. It includes the vertical farming sector and the indoor cultivation of an ever-increasing range of specialty crops for a range of applications from food to health. Vertical farming refers to the use of an artificial light environment instead of sunlight to ensure the healthy and effective growth of plants. Vertical farming was increasingly popular during the COVID-19 pandemic as supply chain disruptions and labor shortages fed fears over global food security. As a result, it has also become a demand driver for hydroponic products, which are used in the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment.

Through CEA, growers can be more efficient with physical space, water and resources, while enjoying year-round and more rapid growth cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.

Acceleration of CEA Indoor Farming Adoption

The commercial agriculture industry is increasingly adopting more advanced agricultural technologies to improve productivity and operations. The benefits of CEA indoor farming include:

●	greater product safety, quality and consistency;

●	more reliable, climate-agnostic year-round crop supply from multiple, faster harvests per year as opposed to a single, large harvest with outdoor cultivation;

●	lower risk of crop loss from pests (and subsequently lower need for pesticides) and plant disease;

●	lower required water and pesticide use compared to conventional farming, offering incremental benefits in the form of reduced chemical runoff and lower labor requirements; and

●	potentially lower operating expenses from resource-saving technologies such as high-efficiency LED lights, precision nutrient and water systems and automation.

The implementation of CEA indoor farming continues to increase globally, driven by these factors and growth in fruit and vegetable cultivation, consumer horticulture and the continued adoption of vertical cultivation.

Increased Focus on Environmental, Social and Governance Issues

We believe that the growth and change in our end markets are driven in part by various ESG trends aimed at conserving resources and improving the transparency and security of our food supply chain. Overall, indoor farming has superior performance characteristics in terms of selected key ESG performance criteria compared to traditional agriculture:

●	More efficient land usage. Indoor farming can increase crop yields per square foot and reduce the amount of land needed to grow crops. Certain types of greenhouses can yield 20 times the yield per acre than conventional farming, according to the U.S. Department of Agriculture.

●	More efficient freshwater usage. Indoor farming allows water to be managed and recycled within a closed-loop system and therefore generally requires less water than traditional outdoor farming. In some cases, indoor farming can grow plants using ten times less water than soil farming, according to the U.S. National Park Service.

●	Decreased use of fertilizer and pesticides. In indoor farming, there is less demand for pesticide application, and growers can use fewer pesticides and apply pesticides more precisely than in traditional outdoor farming.

●	Reduced carbon emissions. Indoor farming brings large-scale farming operations closer to the end user, shortening the transport distance for ready-to-use crops.

●	Reduced food waste. Indoor farming brings food production closer to the end user and makes the time between production and consumption shorter, the product spoilage, damage and waste are reduced.

●	Chemical runoff prevention. Due to the closed-loop nature of indoor farming systems, it significantly reduces the risk of chemical runoff, which is often more difficult to control in traditional outdoor farming.

●	Supports organic farming. Indoor farming is ideal for organic farming, and consumer demand for organic farming is increasing.

COVID-19

The pandemic and outbreaks of COVID-19 have led to significant changes in consumer sentiment and behavior, which has changed the dynamics of the indoor farming industry. COVID-19 has reinforced consumer concerns about food safety and transparency in food production around the world. Indoor farming offers a more sustainable and safer alternative to traditional outdoor farming, bringing food grown closer to where it is finally consumed, thereby reducing supply chain-related risks and food waste. We believe that this increased focus on food security and sustainable sourcing will benefit our industry in the long term.

Our Core Competitive Strengths

Our Products

We are a provider of equipment for the CEA industry in North America. Our suppliers are grow light original equipment manufacturers in Asia, Europe, and North America. To reduce lead time and save logistic time and cost, we may establish a manufacturing and assembling facility in North America for grow lights in the future. Our goal is to provide our consumers with fully integrated end-to-end turnkey solutions for cultivation facilities with an emphasis on cost and efficiency.

We offer both innovative, branded products supported by a registered trademark, “eFinity,” and distribute third-party products. Our product offerings span grow lights and growing media. The following is a list of some of our market-leading products across key greenhouse products.

(i)	Lighting Products

a)	LED Fixtures

Our LED fixtures products are full-spectrum LED and are suitable for full-term plant growth indoor and greenhouse cultivation, from the vegetative stage to the higher-light-requiring bloom and finishing stages all year round.

The explanation of the measurements we used are as follows:

PPF and μmol/s

Photosynthetic Photon Flux (“PPF”) density measures the amount of micromoles of photons striking a square meter per second (“μmol/s”).

Full daylight sun at noon in the summer is around 2,000 μmol/s. What the plants actually need for growing, however, is likely to be much less than that.

μmol/J

The industry standard for measuring grow light efficiency is micromole per joule (“μmol/J”). It means that for every joule of electrical energy (joule = watt * second) a certain number of photon micromoles are produced.

Highly efficient LED grow lights range from 1.5 μmol/j and up, and the number is constantly improving. For high pressure sodium (“HPS”) lights, the numbers are around 1.7 μmol/j.

Product Name	Description of Product	Key Features	Market

eFinity SUPERSTAR S-840W INDOOR LED	High light output/low heat generation and ideal spectrum for effective growth throughout the year

●   Full Spectrum LED light fixture for all stages

●   PPF 2520 μmol/s

●   Efficacy 3.0 μmol/J

●   Dimmability from 0 to 100%

●   Controllable

●   Certified with Electrical Testing Laboratories (“ETL”), and DLC Qualified Products Lists (“DLC”) listed

●   5-year warranty on ballast

●   50,000 hour warranty on LEDs

North America

eFinity 2100 PRO 780W 1:1 DIRECT REPLACEMENT GREENHOUSE/INDOOR LED	Deep Penetrating 1:1 LED Fixture for Replacing 1000W HPS Lights and Fitting Seamlessly in Existing HPS Layouts for Greenhouses or Indoor Cultivation

●   Full Spectrum LED light fixture for all stages

●   PPF 2128 umol/s

●   Efficacy 2.8 μmol/J

●   Dimmability from 0 to 100%

●   Controllable

●   Samsung and Osram LED chips

●   Certified with ETL, DLC listed

●   5-year warranty on ballast

●   50,000 hour warranty on LEDs

North America

Product Name	Description of Product	Key Features	Market

eFinity SUPERSTAR GenIII 660W W/ FAR-RED & UVA BOOSTER TO 720W INDOOR LED	Versatile Adjustable and High PPF & Efficacy Heavy-Duty Full Spectrum 8-bar Indoor LED Grow Light Fixture with both Far Red and UVA Booster for All Stages

●   Full Spectrum LED light fixture for all stages

●   PPF 2088 μmol/s

●   Efficacy 2.9 μmol/J

●   Certified with the ETL/DLC mark and IP66 rating

●   Plug and play installation, high PPF with less heat to help grow better

●   Designed for commercial growers, full cycle spectra for rapid growth and complete plant development

North America

XT 780 TOPLIGHTING

●   Compact Design

●   Maximizes Sunlight Use

●   Energy saving, high efficiency, low maintenance cost

●   Light also available with dimmable control

●   Hanger design and fast connect plug for easy installation

●   1:1 Replacement HPS

PPF: μmol/s 2496

Power consumption: W 780

Dimensions: μmol/J 3.2

Efficiency: mm L740*W330*H105

Weight: kg 15.5

Input voltage: VAC 277-480

Power factor: >0.9

Rated Average Lifetime: hrs L90>50000H

Ingress protection rating: IP66

Approval marks: DLC, Underwriter Laboratories (“UL”)/CSA

Accessories: Hanger

Lighting angle: 120°

Warranty: 5yr

North America

XI 150 INTERLIGHT

●   Aluminum material to dissipate heat

●   Patented rotating design with 270 degree manual turn angle IP66

●   Energy saving, high efficiency, low maintenance cost

●   Red and blue light can be controlled separately

●   Hanger design and fast connect plug for easy installation

●   Top light and inter light dual purpose

●   The number of serial connections can be customized

PPF: μmol/s 450

Power consumption: W 150

Efficiency: μmol/J 3.0

Dimensions: mm L2418*W130*H116

Weight: kg 5.45

Input voltage: VAC 300-400

Power factor: >0.9

Rated Average Lifetime: hrs L90>50000H

Ingress protection rating: IP66

Approval marks: DLC, UL/CSA

Accessories: Hanger/Wirerope

Lighting angle: Max.270°

Warranty: 5yr

North America

b)	HPS and CMH Fixtures

Our HPS and Ceramic Metal Halide (“CMH”) fixtures function as agricultural artificial lighting and are suitable for flower stages indoor and greenhouse cultivation.

Product Name	Description of Product	Key Features	Market

eFinity BLACK SERIES 1000W DE HPS CLOSED REFLECTOR	The Industry’s Defacto Standard HPS Light Fixture for Virtually Every Major Brand

●   Dimmable

●   Controllable

●   96% reflection rate w/ replaceable reflector

●   Includes 1 efinity high frequency 400V DE bulb which produces 10% to 25% more output than traditional HPS bulbs and is the only DE bulb w/built-in Igniter

●   efinity DE bulb warranty: 10,000 hours

●   Completely sealed housing w/ RJ11 plug

●   9ft German Wieland power connection

North America

eFinity BLACK SERIES 315W CMH	The Industry’s Highest Efficiency/Lowest Frequency, Daisy-Chainable, Controllable, and Dimmable CMH Grow Light Fixture

●   Daisy chain up 8 units

●   Runs GreenPower CDM-T 315W Lamps

●   No acoustic resonance

●   Low Frequency, High Efficiency electronic ballast

●   Lower harmonic distortion

●   High output and improved spectrum

●   Driver efficiency at full power: 95-96%

North America

Product Name	Description of Product	Key Features	Market

XT 1000	● Compact aluminum housing ● Reflector Design (Alanod Germany) with Miro Silver Design ● Wieland Connector — Easy Plug and Play ● Voltage available — 277V, 347V, 400V and 480V

●   Lamp output: μmol/s 2180

●   Power consumption: W 1040

●   Dimensions: mm L232*W189*602

●   Weight: kg 4.38

●   Input voltage: VAC 277-400

●   Power factor: >0.99

●   Rated Average Lifetime: hrs Lamp:10000H

●   Ingress protection rating: IP65

●   Approval marks: UL/CSA,ETL

●   Accessories: Hanger

●   Lighting angle: 120°

●   Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs

North America
XTD 1000

●   Compact aluminum housing

●   Reflector Design (Alanod Germany) with Miro Silver Design

●   Reflector is easy to remove

●   Wieland Connector — Easy Plug and Play

●   Voltage available — 277V, 347V, 400V and 480V

●   Lamp output: μmol/s 2180

●   Power consumption: W 1040

●   Dimensions: mm L255*W275.5*H582

●   Weight: kg 4.3

●   Input voltage: VAC 277-400

●   Power factor: >0.99

●   Rated Average Lifetime: hrs Lamp:10000H

●   Ingress protection rating: IP65

●   Approval marks: UL/CSA,ETL

●   Accessories: Hanger

●   Lighting angle: 120°

●   Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs

North America

c)	Electronic Ballasts and Control Box

The purpose of a lighting ballast is to regulate both the line voltage and the current supplied to a light bulb during its several phases of operation. A control box provides the ability to automate control of both the level and the cycle of your lighting fixtures according to the users’ specific needs, while greatly reducing energy consumption.

Product Name	Description of Product	Key Features	Market

eFinity MASTER CONTROLLER LED, HPS, & CMH	Two Channel Master Controller with Capacity for up to 75 efinity Fixtures per Channel

●   KEY FEATURES

●   Auto-dim at set temperature.

●   Auto-shutdown at set temperature.

●   Sunrise/sunset period.

●   Easy and safe installation.

●   Protected against short-circuits.

●   Double temperature safety features.

●   Suitable for all efinity/Megaphoton HPS/CMH/LED fixtures with controller ports.

●   Maximum Number of lighting fixtures: 150 units.

North America

(i)	Grow Media Products

Cultiwool is our main supplier for grow media products. Cultiwool has many years of experience developing rockwool products in the Netherlands and is preferred by some of the largest industrial propagators in the world. We believe that the quality of their newest rockwool cubes is currently the best on the market. Our rockwool cubes feature Cultiwool’s unique Plant COMFORT fibre structure with the following characteristics: Cultiwool Blocks have an optimum air/water ratio for healthy root growth and allow for great continued rooting thanks to the extremely even distribution of water and electrical conductivity. These blocks have an excellent water absorption and (re)saturation rate and feature the exclusive Plant Comfort fibre structure which has a lower density of resistance during rooting with no loss of firmness. All blocks except the 3x3x3 also have the Optiplus feature, which is a unique design on the underside of the block allowing for excess water to drain away easily.

Product Name	Description of Product	Key Features	Market

Cultiwool 6” X 6” X 6”	Block Stonewool Cubes with Optidrain, with one hole, Hydroponics Grow Media

●   Superb air to water ratio

●   A fibre structure that holds water longer

●   Less resistance for the roots to grow in, resulting in stronger roots

●   Encourages faster initial rooting

●   Guaranteed firmness

North America

CULTIWOOL SLAB 6” X 36” X 3”

X-fibre slabs are unique for their optimum water distribution and excellent EC-control not only within one slab but also between slabs. This creates a root environment with outstanding control and with far better and much more even growth and root distribution. Slabs are 36” long and are available in several different widths.

		● Superb air to water ratio ● A fibre structure that holds water longer ● Less resistance for the roots to grow in, resulting in stronger roots ● Encourages faster initial rooting	North America
Dutch Plantin 5 GALLON GROW BAG

OUR GROW BAGS:

●   are 100% organic

●   have low sodium and chloride levels thanks to our innovative production process

●   are stable, so they can be used for many years, even for different crops

●   maintain a high air percentage throughout the entire cultivation period

●   have excellent moisture-retaining properties

●   make bad soil quality and soil diseases a thing of the past

●   need a lot less fertilizer than soil

●   are easy to irrigate

●   allow you to save considerable amounts of fresh water, which is becoming scarcer all over the world

●   last but not least, they contribute to a better world

		● Premium. Coco mat made of a layer of coco chips covered with coco pith ● Optima. Mixture of coco pith and coco chips ● Classic. 100% coco pith	North America

Experienced Management Team with Proven Track Record

Our management team possesses significant public market experience with a strong track record.

Tie “James” Li is our founder, Chairman and Chief Executive Officer. He founded Nature’s Miracle, Inc. in 2022 and has served as the Company’s Chairman and Chief Executive Officer since. From February 2015 to 2022, he was the Founder and Chairman of Early Bird Investment, a private equity firm focused on agriculture, mobile gaming and clean energy. From 2006 to 2015, he was the co-founder, CFO, President and CEO of China Hydroelectric Corporation (“CHC”) which was the largest small hydroelectric company listed on NYSE. He launched China Hydroelectric Corporation in 2006 with three other co-founders and built the company into a NYSE listed company with a market capitalization of over a billion. In 2015, he led the effort to privatize and sell CHC to a public listed utility company. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. He has also worked at Sumitomo Mitsui Banking Corporation, HypoVereinsbank and Standard & Poor’s. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He also attended Beijing University undergraduate program in History. He is a Chartered Financial Analyst and a Certified Public Accountant.

George Yutuc, our Chief Financial Officer. George has been with the Company since 2023. From 2021 to 2023 he consulted with major private equity firms and a top strategy firm in the field of packaging, single use restaurant supplies, manufacturing in California and evaluating industry targets. From 2019 to 2021 he was CFO of Karat Packaging, a manufacturer and distributor of paper and plastic cups, “to go” boxes and related supplies. The company went from a privately-held $175 million company to a $300 million revenue Nasdaq-listed company during this time. Between 2001 and 2018 he served as CFO or controller in fast-growth companies including EbrokerCenter, Jet Aerospace, ScribeRight and Casestack. From 1996 to 2001, he held key positions as an audit manager, senior manager and director of corporate finance at the CPA firm Deloitte & Touche. George earned his Bachelor of Arts degree and MBA from the University of California, Los Angeles. He has served as a part-time adjunct instructor in Business Acquisitions and Finance at his alma mater from 2005 to 2020.

Zhiyi “Jonathan” Zhang is our President. Mr. Zhang has extensive contacts and a working relationship within the indoor growing community in North America and has over twenty years of experience in the lighting industry. He is the founder of Visiontech, where he worked from 2006 to present. Over the last ten years, Mr. Zhang has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989.

Varto Levon Doudakian is currently our Vice President and a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Mr. Doudakian led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity” from 2009 to present. He obtained his College Diploma of technician from Citrus College in 2000.

Logistics Network Throughout North America

Our two wholly owned subsidiaries, Visiontech and Hydroman, are global suppliers of CEA equipment. Through these two subsidiaries, we currently operate though a total of two warehouses in the U.S., and may establish a manufacturing facility in North America in the future.

Our Growth and Productivity Strategies

Through the following strategies, we aim to capitalize on the growth of the market we operate in.

Capitalizing on Rapidly Growing Markets

Our customers benefit from the macroeconomic factors driving the growth of indoor and greenhouse agriculture, including the expanded adoption of indoor and greenhouse agriculture by commercial growers and consumers. As the world’s population grows and urbanizes, indoor and greenhouse agriculture is increasingly being used to meet the demand for food crops. We expect to capitalize on this favorable growth trends by continuing to expand our operations in North America.

Expanding our Branded Product Offering

We currently offer innovative, branded products supported by one registered trademark, “eFinity.” We are expanding the breadth of our product range by continuously developing our own brands. Our branded products provided over 75% of our total revenue in the fiscal year 2021. Our core competency in new product innovation lies in grow lights, and we are strengthening research and development in other product categories to expand the value of our brand portfolio and further improve profit margins.

Sales

Volumes of Sales and Revenues

Our revenues in the years 2024 and 2023 were primarily generated from the sales of our CEA products, through two of our subsidiaries, Hydroman and Visiontech. These products include LED fixtures, DE HPS fixtures, electronic ballast, and greenhouse hardware.

Customers

Through our subsidiaries, we primarily sell CEA products directly to wholesale CEA distributors who, in turn, supply-sell the products to other wholesalers and retailers across the U.S. and Canada. Below is the revenue generated from our top 5 customers and the percentages compared to our total consolidated revenues, during the years ended December 31, 2024, and 2023, respectively:

Nature’s Miracle Top 5 Customers for December 31, 2024 and 2023
	Sales	Percentage	Total Revenue
For 2024
Iluminar Lighting	$1,593,926	17.21%
Elevated Equipment Supply	$1,136,580	12.27%
What Rebates	$1,112,487	12.01%
Cannabis Experts	$509,390	5.50%
Boston Cannabis Co.	$383,441	4.14%
Top 5 Total for 2024	$4,735,824	51.13%	$9,261,583

For 2023
Elevated Equipment Supply	$1,170,660	13.11%
Green Light Dispensary	$791,927	8.87%
Beverly Hills View Inc.	$774,928	8.68%
Ren Farm	$691,018	7.74%
SAC Project, Inc.	$646,376	7.24%
Top 5 Total for 2023	$4,074,909	45.64%	$8,932,751

We have a diverse customer base that includes wholesalers and retailers. We make a significant amount of our sales to a relatively small number of customers. These customers represent an essential part of the distribution chain of our products.

Lighting

We have 30 different product offerings within our lighting product line.

Our leading products in this product line are the eFinity lighting products, which are also our branded products. We believe our eFinity lighting products outperform the competition in terms of efficiency and quality and therefore provide superior reliability and lighting uniformity compared to our competitors. The LED lighting product lines have what we believe is a higher performance level at a lower cost than current leading lighting products from our competitors.

Growing Media

We have two different product offerings within our growing media product lines.

Our leading products in this product line is the Cultiwool product line. Each one of our growing media products enables the agricultural products on which they are used to maximize crop quality and yields.

Suppliers and Manufacturers

Currently, both our branded products and distributed products are obtained from our suppliers.

As of the date of this prospectus, our branded products are sourced from four different suppliers. Quality control is a critical priority for our team charged with ensuring the supply of the products from our suppliers. We seek to ensure the highest level of quality control for our products through routine factory visits, spot testing, and continual, ongoing supplier due diligence.

Our distributed products are sourced from over twelve different suppliers. We are constantly tracking current and future market trends and reviewing offerings of new suppliers.

Below is a list of our top 5 suppliers and the percentages compared to our total purchases, during the years ended December 31, 2024 and 2023, respectively:

Nature’s Miracle Top 5 Suppliers for December 31, 2024 and 2023
	Purchase Amount	Percentage	Total Purchase
For 2024
American Agricultural Innovation Technology Inc.	$3,946,814	53.07%
Sustainable Pathways Distribution LLC	$1,656,721	22.28%
Ushio America INC	$494,682	6.65%
Tianjin Textile Group Import and Export Inc.	$358,019	4.81%
ILUMINAR Lighting (V.)	$307,182	4.13%
Top 5 Total for 2024	$6,763,418	90.94%	$7,436,567
For 2023
American Agricultural Innovation Technology Inc.	$2,310,173	51.80%
Tianjin Textile Group	$1,135,096	25.45%
Megaphoton	$251,279	5.63%
Signify North America	$231,584	5.19%
Begrow Sera Ltd.	$111,012	2.49%
Top 5 Total for 2023	$4,039,144	90.56%	$4,460,029

Hydroman had previously entered into a supply agreement with one of our top suppliers, Megaphoton, on May 4, 2020, pursuant to which, Megaphoton provided manufacturing services, design and development services, marketing promotion support services, and consulting services for Hydroman’s all grow lights and other agricultural industry-related supplies products lines. The Megaphoton Supply Agreement expired on May 4, 2023.

On April 24, 2023, we entered into a strategic cooperation agreement with Sinoinnovo Technology (Guangdong) Co., Ltd., a company incorporated under the laws of China, pursuant to which Nature’s Mircle will source from Sinoinnovo its grow light systems for distribution in the U.S. and Europe. Both companies will also cooperate jointly to set up advanced manufacturing capabilities in China and the U.S.

Notwithstanding the foregoing, we usually place orders with our suppliers on an as-needed basis, without entering into long-term supply agreements. Therefore, we cannot assure that we will be able to maintain relationships or establish additional relationships with our suppliers as necessary to support the growth and profitability of our business on economically viable terms. A significant interruption in our supply chains caused by any of the above factors could result in increased costs or delivery delays and decrease our net sales and profitability. If we cannot obtain and maintain a supply source for our products, our business will be materially and adversely affected.

Large Established Distribution Infrastructure

We currently have two warehouses in the U.S. and may establish a manufacturing facility in North America in the future.

All of our products sourced from our suppliers are either transported to our customers directly or to our warehouses first by free on board (“FOB”) shipping. Products shipped from our warehouses to our customers are transported mainly by third party carriers on an as-needed basis. As such, we are subject to damages that may occur to these goods when they are in transit to customers or our warehouses. Should substantial damage incur while goods are in transit, we could experience a significant loss of revenue, inventory and incur significant out of pocket expenses associated with destruction of the damaged goods which could cause a significant loss from operations and reduction in cash flow. We have not obtained insurance coverage for goods, either the ones that are shipped direct import to our customers whose shipping terms are FOB shipping point, or the ones in transit to our warehouses.

Competition

The industries we operate in are highly competitive and fragmented. We have many competitors of varying sizes, including national wholesale distributors and manufacturers of indoor gardening supplies, as well as smaller regional competitors operating in many of the areas where we compete. Some of our competitors and potential competitors may have greater capital resources, facilities, and product line diversity.

Competitive factors in our industry include product quality, brand awareness, consumer loyalty, product variety, product performance, value, reputation, price, and advertising. We believe that we are currently able to compete effectively on each of these factors.

Government Regulation

Although there are no national government regulations related to the sale of hydroponic equipment, some products included in our growing media lines are subject to certain registration requirements of certain U.S. state regulators and federal regulations. We have obtained or are exempt from the necessary licenses to sell products in our growing media product lines.

Our grow media product line includes organic soils that contain ingredients that require companies that supply us with these products to register the products with certain regulatory agencies. In some jurisdictions, the use and disposal of these products are regulated by various agencies. A decision by a regulatory agency to substantially restrict the use of such products may adversely affect companies that supply us with such regulated products, thereby limiting our ability to sell those products.

Laws and regulations related to the environment, health, and safety impact us in many ways because of the ingredients used in the products included in our growing media products lines. In the U.S., products containing pesticides generally must be registered with the EPA and similar state agencies before they can be sold or used. The failure of one of our partners to obtain or cancel any such registrations, or to withdraw such pesticides from the market, could adversely affect our business, the severity of which will depend on the products involved, whether other products can be substituted, and whether our competitors are similarly affected. The pesticides in our growing media products are either licensed or exempt from such licenses by the EPA, which may be assessed by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that the pesticides in our growing media products will be restricted or not re-registered for use in the U.S. We cannot predict the outcome of any future assessments, if any, by the EPA or the severity of the impact on our business.

In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial, and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances.

Intellectual Property

We currently own one registered trademark, “eFinity,” which was first used and in commerce on February 1, 2015 and registered with the United Stated Patent and Trademark Office under Zhiyi (Jonathan) Zhang’s personal name on January 30, 2018, Serial. No. 87-362,113, subject to a renewal and a filing of declaration of use between every 9th and 10th-year period calculated from the registration date. The mark consists of standard characters without claim to any particular font style, size or color. The trademark is classified as CLASS 9: fluorescent lamp ballasts; lighting ballasts; electrical power distribution and switch management equipment, namely, power distribution panels, electric switches, and electrical controllers. The trademark was assigned to Visiontech, our wholly owned subsidiary, by Zhiyi (Jonathan) Zhang, pursuant to the Intellectual Property Asset Purchase and Assignment Agreement between Visiontech and Zhiyi (Jonathan) Zhang dated September 8, 2022. Our branded products under the name “eFinity” provided over 65% of our total revenue in the year 2021.

Research and Development

We currently do not have any research and development centers yet. However, we plan to invest in research and development to improve our products, manufacturing processes, packaging, and delivery systems in the future.

Human Capital Resources

As of December 31, 2025, we had a total of 17 employees, all of whom are full-time. We also utilize the services of two part-time contractors. None of our employees are subject to collective bargaining agreements, and we have had no labor-related work stoppages. We strive to foster an innovative and team-oriented culture and view our human capital resources and initiatives as an ongoing priority.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Seasonality

We experience limited seasonality due to the year-round utilization of indoor farming supplies and products.

Facilities

We have over 36,599 square feet of warehouses under leases in strategic locations, including two warehouses in the U.S. Our headquarters is located in California. We may establish a manufacturing facility in North America in the future.

We believe that our existing facilities are adequate for our needs at this time, although we do plan to open new distribution centers in the future to meet anticipated demand resulting from overall market growth.

Insurance

Our insurance policies currently include policies that cover business owners liability, workers compensation and employers liability, commercial general liability, and commercial property and business personal property risks, protecting us against certain risks of loss consistent with the exposures associated with the nature and scope of our operations. Our policies are generally subject to certain deductibles, limits and policy terms and conditions.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. Except as set forth below or in note 17 to the financial statements included in this annual report, we are currently not party to any material legal proceedings.

On August 29, 2024, Beverly Hills View, Inc.(“BHV”) brought a lawsuit against our subsidiary Visiontech, in Los Angeles Superior Court, alleging that the lighting products BHV received were not suitable for its cannabis growing operation and claiming damages of $2,500,000. Visiontech cross-complained on November 4, 2024 against BHV. The cross complaint filed is grouped into sections: “Breach of Contract”, “Common Count: Goods Rendered” and “Prayer for Relief”. Breach of Contract section has 14 points, Goods Rendered has 5 points on delivery of lighting equipment, and the third section demands $720,000 in damages and costs of suit, other.

On October 22, 2024, Growterra, LLC (“Growterra”) filed a complaint against the Company and the Company’s chief executive officer in the Court of Common Pleas, Hamilton County, Ohio, alleging that it purchased lighting products from the Company, under which the Company would provide Growterra software, IP, and design documentation related to hydroponic containers and identify Growterra as an additional insured on the Company’s product liability insurance. Growterra alleges the Company failed to perform these obligations. Growterra is alleging breach of contract, fraud, and misappropriation of trade secrets as well as related causes of action. Growterra does not state an amount of damages but is also seeking rescission. The Company has not yet answered.

Corporate History and Background

Nature’s Miracle Holding Inc. was initially incorporated in the Cayman Islands on February 19, 2021 under the name Lakeshore Acquisition II Corp. (“Lakeshore”). The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. On March 11, 2022, Lakeshore consummated an initial public offering (“IPO”), after which its securities began trading on The Nasdaq Global Market.

 Business Combination

On September 9, 2022, Lakeshore, LBBB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, as defined below (the “Merger Sub”), Nature’s Miracle, Inc., a Delaware corporation (“Nature’s Miracle”), Tie (James) Li, as the representative of the stockholders of Nature’s Miracle and RedOne Investment Limited, a British Virgin Islands company, Lakeshore’s sponsor (the “Sponsor”), acting as the representative of the stockholders of Lakeshore, entered into a Merger Agreement (as amended on June 7, 2023 by Amendment No. 1 and on December 8, 2023 by Amendment No. 2, the “Merger Agreement”), pursuant to which, among other transactions, on March 11, 2024 (the “Closing Date”), Lakeshore merged with and into LBBB Merger Corp. (the “Company”), a Delaware corporation formed for the sole purpose of reincorporating Lakeshore into the State of Delaware (the “Reincorporation”), with the Company surviving, and immediately after the Reincorporation, the Merger Sub merged with and into Nature’s Miracle, with Nature’s Miracle surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the Business Combination (the “Closing”), the Company changed its name to “Nature’s Miracle Holding Inc.” (sometimes referred to herein as “New Nature’s Miracle”).

On February 15, 2024, Lakeshore held a special meeting of its stockholders (the “Special Meeting”) in connection with the Business Combination. At the Special Meeting, the Lakeshore stockholders voted to approve the Business Combination with Nature’s Miracle and the other related proposals.

Pursuant to the Merger Agreement, at the effective time of the Business Combination, each share of Nature’s Miracle Common Stock issued and outstanding immediately prior to the effective time was canceled and automatically converted into the right to receive the applicable pro rata portion of shares of Common Stock of New Nature’s Miracle, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement) (the “Merger Consideration”). Immediately after giving effect to the Business Combination, there were 26,306,764 issued and outstanding shares of New Nature’s Miracle’s Common Stock.

Immediately following the Closing, New Nature’s Miracle’s board of directors consisted of five (5) individuals, with four (4) of those individuals being appointed by the former board of directors of Nature’s Miracle, and the remaining individual was appointed by the Sponsor.

As of the Closing Date, New Nature’s Miracle’s post-Closing directors and executive officers and their respective affiliated entities beneficially owned approximately 55.8% of the outstanding shares of Common Stock of New Nature’s Miracle, and the securityholders of Lakeshore immediately prior to the Closing (which includes the Sponsors and their affiliates) beneficially owned post-Closing approximately 15% of the outstanding shares of Common Stock of New Nature’s Miracle.

On February 15, 2024, Lakeshore held a special meeting of its stockholders (the “Special Meeting”) in connection with the Business Combination. At the Special Meeting, the Lakeshore stockholders voted to approve the Business Combination with Nature’s Miracle and the other related proposals.

On the Closing Date, the Company consummated the Business Combination pursuant to the Merger Agreement, in which Lakeshore merged with and into LBBB Merger Corp., a Delaware corporation formed for the sole purpose of reincorporating Lakeshore into the State of Delaware, with the Company surviving, and immediately after the Reincorporation, the Merger Sub merged with and into Nature’s Miracle, with Nature’s Miracle surviving the Merger as a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, at the effective time of the Business Combination, each share of Nature’s Miracle Common Stock issued and outstanding immediately prior to the effective time was canceled and automatically converted into the right to receive the applicable pro rata portion of shares of the Company Common Stock, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement). A total of 3% of the Merger Consideration was placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing. Immediately after giving effect to the Business Combination, there were 26,306,764 issued and outstanding shares of New Nature’s Miracle’s Common Stock.

New Nature’s Miracle Common Stock commenced trading on The Nasdaq Global Market under the symbol “NMHI” and its warrants started trading under the ticker symbol “NMHIW” on The Nasdaq Capital Market (the “Capital Market”) on March 11, 2024.

In connection with the Business Combination, the Company changed its name to “Nature’s Miracle Holding Inc.”

On January 13, 2025, we received notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Listing Rule 5550(b)(1), Nasdaq’s minimum Stockholders’ equity rule. As a result of the Panel’s decision, Nasdaq will suspend trading in the Company’s securities effective at the open of trading on Wednesday, January 15, 2025.

Following suspension of trading on Nasdaq, the Company’s Common Stock is trading on the OTC Markets Group, Inc.- (“OTCQB”) under its existing symbol, “NMHI.”

April 2025 Convertible Note Financing

On April 11, 2025, the Company entered into a convertible promissory note in the principal amount of up $2,000,000 (the “Note”) with Big Lake Capital, LLC, a Nevada limited liability company (the “Holder”), which is controlled by Tie (James) Li, our Chairman and Chief Executive Officer. The Company will be funded in tranches (each a “Tranche”), beginning with the first Tranche in the amount of $600,000, the remainder financed upon five days written notice to the Holder (the transaction herein described is referred to as the “Financing”). The Note is due on April 10, 2026 (the “Maturity Date”), and bears interest at the rate of ten percent (10%) per annum, which shall be payable in cash on a monthly basis for the first six months, thereafter to accrue on a monthly basis and paid on the Maturity Date, unless converted into shares of Common Stock of the Company, $0.0001 par value (the “Common Stock”), at the election of the Holder, at a price of $0.198 per shares (the “Conversion Price”). As consideration for the Note, the Company has issued to the Holder and an investor of the Holder, warrants to purchase up to 10,101,010 shares of Common Stock at an exercise price of $0.198 pursuant to a Warrant Agreement dated April 11, 2025 (the “Warrant”), if the Company draws down the full amount of the Note.

December 2024 Subsidiary Financing

On December 30, 2024, the Company and certain of its subsidiaries (collectively, the “Borrowers”), and the Company as guarantor (the “Guarantor”), entered into a Business Loan and Security Agreement (the “Agreement”) with Maximcash Solutions LLC (the “Lender”). Under the Agreement, the Lender loaned $311,000 (the “Loan”) to the Borrowers, which includes an $11,000 origination fee deducted at the time of funding. The Loan carries an interest rate of 51.64% and an annual percentage rate of 59.40%. The Loan matures on January 14, 2026. The Borrowers will repay the Loan in 26 biweekly payments of $15,430.38, with a total repayment amount of $401,190 over a 12-month term. The Loan is secured by all present and after-acquired property of the Borrowers.

Under the Agreement and its early discount addendum, a prepayment interest reduction percentage of 5% with respect to the unpaid interest remaining on the Loan will be applied to the extent that the Borrowers prepay the Loan in whole in accordance with, and subject to, Section 9 of the Agreement. The 95% of the remaining unpaid interest will still be due upon any prepayment in whole. Partial prepayments will not reduce the total interest expense. Notwithstanding the prepayment terms set forth in Section 9 of the Agreement, the total repayment amount will be reduced to $349,875 (the “Reduced Repayment Amount”) if the Borrowers deliver the total repayment amount within 90 days of the disbursement amount being paid by the Lender. If an Event of Default (as defined in the Agreement) occurs, the Reduced Repayment Amount is not applicable.

Under the stacking prohibited addendum to the Agreement, the Borrowers are prohibited from entering into any cash advance that relates to or involves its future receipts, or any loan agreement with any party other than the Lender where the interest rate on such loan is greater than 10% for the duration of the Agreement, except for bank loans, bank financing arrangements, or arrangements facilitating repayment of the Lender’s total repayment amount prior to releasing funds to the Borrowers.

As additional security for the Loan, the Company issued 311,000 shares of its Common Stock (the “Pledge Shares”) to the Lender. In an Event of Default and upon receiving demand for registration by the Lender, the Company is required to file with the Securities and Exchange Commission a registration statement providing for the resale by the Lender of the Pledge Shares.

On December 13, 2024, NM Data Inc. (“NM Data”), a wholly owned subsidiary of Nature’s Miracle Holding Inc. (the “Company”), entered into a stock purchase agreement (the “Agreement”) with Jinyi Capital Inc for the fully diluted shares of J&Y Marigold Ltd. (“J&Y Marigold”), a Toronto-based company currently developing a Bitcoin mining facility with anticipated power load of 14 megawatts (“MW”). This Agreement was mutually terminated in March 2025 due to our inability to raise the necessary funds following our delisting from Nasdaq.

Future Tech Investment November 2024

On November 22, 2024, NM Data Inc. (“NM Data”), a wholly owned subsidiary the Company, entered into an investment agreement (the “Agreement”) with Future Tech Incorporated (“Future Tech”), an Ohio-based company, for the development and construction of a 50MW high density data center and a vertical farming facility in Stryker, Ohio.

Pursuant to the Agreement, at the closing, (i) Future Tech will issue shares representing 51% of its outstanding shares to NM Data; (ii) NM Data will make an initial investment of $200,000 into Future Tech, with an additional $2.8 million to be invested within 12 months after the initial closing; (iii) Future Tech will establish a board of directors (the “Board”), with NM Data retaining the right to appoint a majority of the directors; and (iv) NM Data, through the Board, will have the authority to designate the Chief Executive Officer and the Chief Financial Officer of Future Tech.

Future Tech has met the closing conditions specified in the Agreement, including: (1) the signing of preliminary Electricity Sales and Purchase Agreement with Champion Energy Services LLC for the purchase of up to 50 MW at a cost of $0.52 per KWh, subject to the completion of the construction (2) execution of a 5-year lease with an option to extend another 6 years relating to a 34,176 square foot warehouse on a 3 acre lot located at 102 W. Railroad St., Stryker, OH 43557 at rental price of approximately $8,500 per month. To date, we have contributed $700,000 to Future Tech for the build-out of the bitcoin mining infrastructure, with the result that about 2.7 MW of the facility is available for bitcoin mining. We intend to contribute additional $2.3 million in cash to complete the initial phase of the bitcoin mining facility of up to 10MW. To fully complete the 50 MW bitcoin mining center, the estimated total cost will be approximately $10 million, which we may contribute on our own or with financial partners. These costs include the permitting, purchase of sub stations, cooling and electric control equipment (not including the mining servers), container to house bitcoin mining machine and construction cost. Once completed the construction of the bitcoin mining facility, we intend to lease the facility to a third party that will actually operate the bitcoin mining operations.

Electric Vehicles

We entered into a Firm Order Agreement with ZO Motors North American LLC to purchase ten ZM 8 Trucks to be delivered by the end of December 31, 2025. The cost for each vehicle is approximately $35,000 (after the State of California rebate), with a total cost of around $350,000. We intend to spend an additional approximately $300,000 to convert these ten electric trucks into mobile vertical farms where we can grow micro-green vegetables. We then intend to utilize these modified vehicles in growing and distributing micro-green vegetables to consumers and businesses. We are not working with ZO Motors in connection with the modification of the electric trucks and are not acting as a dealer, reseller, or distributor for ZO Motors.

On January 23, 2025, we received a purchase order to provide up to 2000 of electric vehicles including passenger cars, trucks and tricycles to the Columbian market. The terms are based on FOB shipping terms with the buyers agreeing to provide a Letter of Credit issued by one of the top 25 commercial banks in the world. However, we have not yet received a Letter of Credit and, therefore, no orders have been completed.

Debt to Equity Conversion November 2024

On November 19, 2024, the Company entered into a debt-to-equity conversion agreement (the “Agreement”) with Visiontech Group, Inc. (“Visiontech”), Uninet Global Inc. (“Uninet”), Nature’s Miracle, Inc. (“NMHI (DE)”), Nature’s Miracle Inc. (“NMHI (Cayman)”), Tie (James) Li (“Mr. Li”) and Zhiyi Zhang (“Mr. Zhang”). Pursuant to the Agreement, Visiontech owed Uninet an outstanding trade payable in the amount of $577,500, which Uninet assigned to Mr. Zhang (the “Assigned Visiontech Debt”). Mr. Zhang converted the Assigned Vistiontech Debt into 218,750 shares of the Company’s Common Stock at a conversion price of $2.64 per share. NMHI (DE) owed NMHI (Cayman) a total of $684,739, of which NMHI (Cayman) assigned $577,500 to Mr. Li (the “Assigned NMHI (DE) Debt”). Mr. Li converted the Assigned NMHI (DE) Debt into 218,750 shares of the Company’s Common Stock, also at a conversion price of $2.64 per share.

Mr. Li is the Company’s chief executive officer, Mr. Zhang is the Company’s president, Visiontech and NMHI (DE) are wholly-owned subsidiaries of the Company, Uninet is an entity owned by Mr. Zhang, and NMHI (Cayman) is an entity owned by Mr. Li.

On November 19, 2024, the Company entered into additional debt-to equity conversion agreements (the “Conversion Agreements”, and each, a “Conversion Agreement”) with certain holders of convertible notes (the “Noteholders”). Pursuant to the Conversion Agreements, the Noteholders converted $345,000 of the Company’s outstanding notes into 130,682 shares of the Company’s Common Stock at a conversion price of $2.64 per share.

Pursuant to the Conversion Agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued pursuant to the Conversion Agreements.

November 2024 Financing

On November 7, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with D. Boral Capital LLC as the underwriter (the “Underwriter”), relating to a firm commitment underwritten public offering (the “Offering”) of (i) 837,788 units (the “Units”) at a public offering price of $3.354 per Unit, with each Unit consisting of one share of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”), one Series A warrant (“Series A Warrant”) to purchase one share of Common Stock at an exercise price of $3.354 per share and one Series B warrant (“Series B Warrant” and, together with Series A Warrant, the “Warrants”) to purchase such number of shares of Common Stock as determined on the Reset Date as defined thereunder, at an exercise price of $0.0003 per shares, and (ii) 56,667 pre-funded units (the “Pre-Funded Units”) at a public offering price of $3.351 per Pre-Funded Unit, with each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) exercisable for one share of Common Stock at an exercise price of $0.003 per share, one Series A Warrant and one Series B Warrant. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Series A Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval (described below) and will expire 5 years after the date of the Warrant Stockholder Approval and the Series B Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval until 2 years from the date of Warrant Stockholder Approval.

The exercise price and number of shares of Common Stock issuable under the Series A Warrants are subject to adjustment and the number of shares of Common Stock issuable under the Series B Warrants will be determined following the 10th trading day after the date of Warrant Stockholder Approval (the “Reset Date”), and to be determined pursuant to 80% of the lowest daily average trading price of the Common Stock during the Reset Period (as defined in the Series B Warrant), subject to a minimum price of $0.6708 per share (20% of the public offering price per Unit), such that the maximum number of shares of Common Stock underlying the Series A Warrants would be an aggregate of approximately 4,472,272 (determined by dividing the offering amount of $3,000,000 by the minimum exercise price of $0.6708) and the maximum number of shares of Common Stock underlying the Series B Warrants would be an aggregate of approximately 3,577,817 (determined by subtracting the 837,787 Units and 56,667 Pre-Funded Units offered from 4,472,272).

The Warrants will be exercisable only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market to permit the exercise of the Warrants (the “Warrant Stockholder Approval”).

The Offering closed on November 12, 2024. The net proceeds to the Company from the Offering were approximately $2.5 million, after deducting underwriting discounts and commissions and the payment of other estimated offering expenses associated with the Offering that are payable by the Company. The Company also paid the Underwriter an underwriting discount equal to 7.0% of the gross proceeds of the Offering and a non-accountable expense fee equal to 0.5% of the gross proceeds of the Offering.

The Company intends to use the net proceeds of the Offering for general corporate purposes, including working capital and investments.

The Units and Pre-Funded Units were offered by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-282487), which was originally filed with the SEC on October 3, 2024 and declared effective by the SEC on November 7, 2024, and a registration statement on Form S-1 (File No. 333-283079) filed pursuant to Rule 462(b) of the Securities Act, which was filed with the SEC and became effective on November 7, 2024. The final prospectus relating to the Offering was filed with the SEC on November 12, 2024.

October 2024 Private Placement

On October 14, 2024, the Company issued and sold to an investor a promissory note in the principal amount of $101,200 (reflecting a purchase price of $88,000 and an original issue discount of $13,200) (the “October 2024 Private Placement”). The note bears a one-time interest charge of 14% of the principal amount. Accrued, unpaid interest and outstanding principal will be due in ten payments, each in the amount of $11,536.80. The first payment will be due November 15, 2024 with nine subsequent payments due on the 15th of each month thereafter. Only upon occurrence of an event of default under the note, the note will be convertible into Common Stock at a conversion price equal to 75% multiplied by the lowest trading price for the Common Stock during the ten trading days prior to the conversion date.

September 2024 Debt Forgiveness

On September 24, 2024, the Company entered into a trade payable forgiveness agreement with Visiontech (a wholly-owned subsidiary of the Company), Uninet Global Inc. (“Uninet”), and Nature’s Miracle, Inc. (a wholly-owned subsidiary of the Company (“NMHI (DE)”), relating to the cancellation of a portion of outstanding trade payables owed by Visiontech to Uninet.

Visiontech owed Uninet a trade payable in the amount of $2,713,073 as of June 30, 2024. Pursuant to the trade payable forgiveness agreement, Uninet agreed to cancel the outstanding trade payable of $2,135,573, leaving a remaining balance of $577,500 still payable by Visiontech to Uninet (the “September 2024 Debt Forgiveness”).

Zhiyi (Jonathan) Zhang, the President, Director, and beneficial owner of approximately 6.84% of the Company’s outstanding shares of Common Stock, is also the sole owner of Uninet.

September 2024 Private Placement

On September 18, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant to which the Company sold to the investor a convertible promissory note in the aggregate principal amount of $107,880 with an original issue discount of $14,880 (the “September 2024 Private Placement”). The offering closed on September 20, 2024.

The note bears a one-time interest charge of 13%. Accrued, unpaid interest and outstanding principal, subject to adjustment, is required to be paid in five payments, with the first payment of $60,952 due on March 15, 2025, and the remaining four payments of $15,238 due on the fifteenth day of each month thereafter (a total payback to the investor of $121,904).

Only upon an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of Common Stock of the Company at a discount of 25% of the market price.

August 2024 Private Placement

On August 13, 2024 the Company entered into a securities purchase agreement with a certain investor pursuant to which the investor purchased from the Company a convertible promissory note in the aggregate principal amount of $181,700 with an original issue discount of $23,700 (the “August 2024 Private Placement”). The offering closed on August 14, 2024.

The note bears a one-time interest charge of 12%. Accrued, unpaid interest and outstanding principal, subject to adjustment, is required to be paid in ten payments, with the first payment of $20,350.40 due and paid on September 15, 2024, and the remaining nine payments of $20,350.40 due on the fifteenth day of each month thereafter (a total payback to the Purchaser of $203,504.00).

Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of Common Stock of the Company at a discount of 25% of the market price.

Carpenter Mutual Termination and Transition to Project-Based Work

On August 1, 2024, the Company and Darin Carpenter entered into the Mutual Termination of Employment Agreement and Intent to Transition to Project-Based Work, in which it was agreed that Mr. Carpenter would resign from his position as Chief Operating Officer of the Company effective as of July 31, 2024. Pursuant to the agreement, Mr. Carpenter will provide services as a consultant to the Company on a per project basis as needed. In addition, the Company agreed to fully vest 100,013 shares of Common Stock that was issuable to Mr. Carpenter pursuant to the employment agreement dated September 17, 2023, between the Company and Mr. Carpenter.

July 2024 Public Offering

On July 29, 2024, we closed an underwriting public offering for the sale of 166,667 units at a public offering price of $7.20 per unit, with each unit consisting of: (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock, for aggregate gross proceeds of $1.2 million prior to deducting underwriting discounts and other offering expenses (the “July 2024 Public Offering”). The warrant is immediately exercisable on the date of issuance at an exercise price of $7.20 per share and expires five years from the closing date of the offering. EF Hutton LLC (now known as D. Boral Capital LLC) acted as the sole book running manager for the offering.

Second July 2024 Private Placement and Termination

On July 17, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant to which the Company sold, in a private placement, a $180,000 convertible note with an original issue discount of $27,500, and a warrant to purchase up to 217,500 shares of Common Stock of the Company at an exercise price of $0.87 per share. As consideration for entering into the purchase agreement, the Company issued 180,000 shares of Common Stock to the investor on July 19, 2024.

On July 30, 2024, the note was terminated as a result of the Company’s full payment of the note’s principal amount and accrued interest and other fees in the total amount of $212,400. As a result, all obligations under the note have been satisfied, and the note is no longer outstanding (the “Second July 2024 Private Placement and Termination”).

First July 2024 Private Placement

On July 3, 2024, we entered into four convertible note investment agreements (collectively, the “Investment Agreements”) with certain investors named thereto in a private placement (the “First July 2024 Private Placement”) of the Company’s unsecured convertible notes (“2024 Notes”) for aggregate gross proceeds of $410,000. The 2024 Notes have an interest of 12% per annum, and a maturity date that is six months from the date of issuance. The investors may also choose to convert the accumulated principal amount and interest outstanding on the maturity date to shares of Common Stock at a conversion price of $0.442, subject to adjustments. Pursuant to the Investment Agreements, we are obligated to file a registration statement to register the shares of Common Stock issuable upon conversion of the 2024 Notes. Tie (James) Li and Zhiyi (Jonathan) Zhang agreed to provide unlimited joint and several liability guarantees for the repayment of the 2024 Notes.

Available Information

Our website address is www.Nature-Miracle.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, any amendments to those reports, proxy and registration statements filed or furnished with the SEC, are available free of charge through our website. We make these materials available through our website as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the SEC. The reports filed with the SEC by our executive officers and directors pursuant to Section 16 under the Exchange Act are also made available, free of charge on our website, as soon as reasonably practicable after copies of those filings are provided to us by those persons. These materials can be accessed through the “Investors” section of our website. The information contained in, or that can be accessed through, our website is not part of this Registration Statement.

MANAGEMENT

The following are our executive officers and directors and their respective ages and positions.

Name	Age	Position
Tie (James) Li	57	Chairman, Chief Executive Officer, and Director
George Yutuc	60	Chief Financial Officer, Chief Operating Officer
Zhiyi (Jonathan) Zhang	56	President and Director
Varto Levon Doudakian	47	Vice President
Charles Jourdan Hausman	54	Independent Director
H. David Sherman	77	Independent Director
Jon M. Montgomery	76	Independent Director

Background of Directors and Executive Officers

Tie (James) Li serves as Chairman, Chief Executive Officer and Director of the Company. He founded Nature’s Miracle, Inc. in 2022 and has served as the Company’s Chairman and CEO since. From February 2015 to 2022, he was the Founder and Chairman of Early Bird Investment, a private equity firm focused on agriculture, mobile gaming and clean energy. From 2006 to 2015, he was the co-founder, CFO, President and CEO of China Hydroelectric Corporation (“CHC”) which was the largest small hydroelectric company listed on NYSE. He launched China Hydroelectric Corporation in 2006 with three other co-founders and built the company into a NYSE listed company with a market capitalization of over a billion. In 2015, he led the effort to privatize and sell CHC to a public listed utility company. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. He has also worked at Sumitomo Mitsui Banking Corporation, HypoVereinsbank and Standard & Poor’s. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He also attended Beijing University undergraduate program in History. He is a Chartered Financial Analyst and a Certified Public Accountant. Mr. Li is qualified to serve on the Board because of his extensive executive experience.

George Yutuc serves as Chief Financial Officer and Chief Operating Officer of the Company. George has been with the Company since 2023. From 2021 to 2023 he consulted with major private equity firms and a top strategy firm in the field of packaging, single use restaurant supplies, manufacturing in California and evaluating industry targets. From 2019 to 2021 he was CFO of Karat Packaging, a manufacturer and distributor of paper and plastic cups, “to go” boxes and related supplies. The Company went from a privately-held $175 million company to a $300 million revenue Nasdaq-listed company during this time. Between 2001 and 2018 he served as CFO or controller in fast-growth companies including EbrokerCenter, Jet Aerospace, ScribeRight and Casestack. Prior to 2001, he held key positions as an audit manager, senior manager and director of corporate finance at CPA firm Deloitte & Touche from 1996 to 2001. George earned his Bachelor of Arts degree and MBA from the University of California, Los Angeles. He has served as a part-time adjunct instructor in Business Acquisitions and Finance at his alma mater from 2005 to 2020.

Zhiyi (Jonathan) Zhang serves as President and Director of the Company. Mr. Zhang is also the founder of Visiontech. He has extensive contacts and a working relationship within the indoor growing community in North America. He also has over twenty years of experience in the lighting industry. Over the last ten years, from 2014 until present, he has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989. Mr. Zhang’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve on the board of the Company. Mr. Zhang is qualified to serve on the Board because of his extensive contacts and a working relationship within the indoor growing community in North America.

Varto Levon Doudakian serves as Vice President of the Company. Mr. Doudakian is a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Vic led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity” from 2010 until present. He obtained his College Diploma of technician from Citrus College in 2000. Mr. Doudakian’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve as the VP of the Company.

Charles Jourdan Hausman serves as Director of the Company. Mr. Hausman has served as the Chief Executive Officer of K. Mizra, LLC (the “K.Mizra”), which he founded in 2019, from 2019 to the present. Since its founding, K. Mizra has focused on acquiring high-value, high-quality patents with a global reach. Prior to forming K. Mizra, Mr. Hausman specialized in IP enforcement and monetization at a number of companies. Beginning at the Recording Industry Association of America, Mr. Hausman was Deputy Director at the Motion Picture Association of America (MPAA) where he further expanded the intellectual property rights of movie studios. Following the MPAA, Mr. Hausman worked at Philips Intellectual Property and Standards Group. Following his time at Philips, Mr. Hausman worked as a worldwide program manager for a pool licensing consortium known as One-Red. Following One-Red, Mr. Hausman worked for a Non-Practicing Entity known as Sisvel Group. At Sisvel Group, Mr. Hausman served as President of US operations. Mr. Hausman oversaw the administration of multiple litigations and licensing programs while at Sisvel Group. Mr. Hausman graduated with a Bachelor of Science in Management from Tulane University, A.B. Freeman School of Business and a Juris Doctor from Southwestern University School of Law. He is admitted to California Bar Association in 1996. Mr. Hausman’s history of managing, as well as his extensive IP enforcement knowledge, qualify him to serve on the board of the Company.

H. David Sherman, MBA, DBA, CPA has served as a director of the Company since March 2022. He has also been serving as a member of the board of directors of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) from June 2021 to December 6, 2022, the date on which LAAA consummated its initial business combination with ProSomnus Inc.(Nasdaq: OSA). Since 1985, Dr. Sherman has been a professor at Northeastern University, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Since January 2014, Professor Sherman has served as Trustee and Chair of the Finance Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world. Since July 2010, he has also served as a Board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care. Since September 2019, Dr. Sherman has served as an independent board member for Newborn Acquisition Corp. (NASDAQ:NBAC). Dr. Sherman previously served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX:DXF), a financial service company, Kingold Jewelry Inc. (NASDAQ: KGJI), a designer and manufacturer of gold jewelry related products, China HGS Real Estate Inc. (NASDAQ: HGSH), a real estate company, Agfeed Corporation, a manufacturing company of agricultural products, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. Dr. Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005, Dr. Sherman was an Academic Fellow at the Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Dr. Sherman is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Dr. Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research. Mr. Sherman’s academic credentials and significant corporate governance and accounting experience qualify him to serve on the board of the Company.

Jon M. Montgomery has served as a director of the Company since March 2022. Mr. Montgomery is managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. He has served as an independent director of Nuvve Holding Corp. (NVVE.NASDAQ) since March 19, 2021. From 2010 to 2014, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis, particularly choice-based modeling, to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds a M.B.A. from Northeastern University and a B.A. from the University of California, Berkeley. Since 2000 he has been Adjunct Faculty in Marketing at the University of Georgia. Mr. Montgomery is well-qualified to serve as a member of the Company board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.

Family Relationships

There are no familial relationships among the Company’s directors and executive officers.

Board Composition

The Company’s business and affairs are organized under the direction of the Board. The Board consists of five members. Tie (James) Li serves as Chairman of the Board. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling, and direction to the Company’s management. The Board will meet on a regular basis and additionally as required.

In accordance with the Company’s amended and restated certificate of incorporation, the Board will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Company anticipates the directors will be assigned to the following classes:

●	Class I will consist of Charles Jourdan Hausman, whose term will expire at the Company’s 2026 annual meeting of stockholders;

●	Class II will consist of Zhiyi (Jonathan) Zhang and H. David Sherman, whose terms will expire at the Company’s 2027 annual meeting of stockholders; and

●	Class III will consist of Tie (James) Li and Jon M. Montgomery, whose terms will expire at the Company’s 2025 annual meeting of stockholders.

Director Independence

The Board has consulted, and will consult, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board determined that H. David Sherman, Charles Jourdan Hausman and Jon M. Montgomery qualify as independent directors as defined under the listing rules of the Nasdaq, and the Board consists of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, the Company is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

One of the key functions of the Board is informed oversight of its risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee also assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Company established an audit committee, a compensation committee and a nominating and corporate governance committee. The Board adopted a written charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee are available on the investor relations portion of Nature’s Miracle’s website. The composition and function of each committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

The Company’s audit committee consists of David Sherman, Charles Hausman and Jon Montgomery, with Mr. Sherman serving as the chair of the committee. The Board determined that each member of the audit committee qualifies as an independent direct or under the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, Rule 10A-3 under the Exchange Act, and the applicable Nasdaq listing requirements and that Mr. Sherman qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and which member or members possess financial sophistication, as defined under the rules of Nasdaq.

The audit committee assists the Board in monitoring the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions include:

●	reviewing the Company’s annual audited financial statements with management and Nature’s Miracle’s independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;

●	reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

●	recommending to the Board the appointment of, and continued evaluation of the performance of, independent auditors;

●	approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

●	reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;

●	reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and

●	reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Compensation Committee

The Company’s compensation committee consists of Charles Hausman, Jon Montgomery and David Sherman, with Mr. Hausman serving as chair of the committee. The Board determined that each member of the compensation committee is “independent” as defined under the applicable Nasdaq requirements and SEC rules and regulations. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers the Company’s equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Jon Montgomery, Charles Hausman and David Sherman, with Mr. Montgomery serving as chair of the committee. The Board determined that each member of the nominating and corporate governance committee is “independent” as defined under the applicable Nasdaq requirements and SEC rules and regulations. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on the Company’s board of directors. The nominating and corporate governance committee also is responsible for developing a set of corporate governance policies and principles and recommending to the Company’s board of directors any changes to such policies and principles.

Code of Ethics

The Company has adopted a new code of ethics that applies to all of its directors, officers and employees. A copy of the Company’s code of ethics is available on its website. The Company also intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of Nature’s Miracle’s officers or employees. None of Nature’s Miracle’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Stockholder and Interested Party Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Nature’s Miracle Holding Inc., 3281 E. Guasti Road, Suite 175, Ontario, CA 91761. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Limitations of Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. The Certificate of Incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.

The Company proposes to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. The Certificate and Incorporation and amended and restated bylaws (“Bylaws”) also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Our Bylaws further provide that the Company will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, the Company has entered into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Nature’s Miracle Named Executive Officer and Director Compensation

This section discusses material components of the compensation programs for Nature’s Miracle’s executive officers who are named in the “Summary Compensation Table” below. In 2024, Nature’s Miracle’s “named executive officers” and their positions were as follows:

●	Zhiyi (Jonathan) Zhang, current President of Nature’s Miracle, rendered services as Chief Executive Officer to Visiontech in 2022; and

●	Ti “James” Li, current Chairman and CEO of Nature’s Miracle;

●	Darin Carpenter, former Chief Operating Officer of Nature’s Miracle; employment ended July 31, 2024.

●	George Yutuc, current Chief Financial Officer of Nature’s Miracle; and

●	Varto Levon Doudakian, current VP of Nature’s Miracle.

This discussion may contain forward-looking statements that are based on Nature’s Miracle’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of Nature’s Miracle’s named executives for the year ended December 31, 2024.

Name and Position	Year	Salary ($)		Executive Performance Plan Compensation ($)	Commission Plan ($)	Total ($)
Ti “James” Li	2024	$300,000	(A)	—	—	$300,000
Chairman and CEO	2023	$300,000		—	—	$300,000
Zhiyi “Jonathan” Zhang	2024	$250,000	(A)	—	—	$250,000
President	2023	$250,000		—	—	$250,000
Darin Carpenter	2024	$250,000	(B)	—	—	$250,000
Chief Operating Officer	2023	$62,500	(C)	—	—	$62,500
George Yutuc	2024	$250,000		—	—	$250,000
Chief Financial Officer, Chief Operating Officer	2023	$12,500	(C)	—	—	$12,500
Varto Levon Doudakian	2024	$175,000		—	—	$175,000
Vice President	2023	$127,500		—	—	$127,500

(A)	Only partially paid. See “Salaries” discussion section next page. As board members, also entitled to $25,000 per year of board fees.

(B)	Annual rate. Left July 31, 2024. Partial year only

(C)	Actual pay based on partial year

The following table contains information pertaining to the compensation of Nature’s Miracle’s named executives for the year ended December 31, 2022.

Name and Position	Year	Salary ($)	Executive Performance Plan Compensation ($)	Commission Plan ($)	Total ($)
Zhiyi (Jonathan) Zhang	2022	84,000	N/A	N/A	84,000
CEO of Visiontech
Varto Levon Doudakian	2022	102,000	N/A	N/A	102,000
VP of Visiontech

Narrative to Executive Compensation Table

Salaries

Nature’s Miracle’s named executives receive a base salary to compensate them for services rendered to Nature’s Miracle. The base salary payable to each named executive provides a fixed compensation component commensurate with the executive’s skill, experience, role and responsibilities. For 2024, the base salaries for Mr. Li, Mr. Zhang, Mr. Carpenter, Mr. Yutuc and Mr. Doudakian were $300,000, $250,000, $250,000, $250,000 and $175,000, respectively. Actual payments to Mr. Li and Mr. Zhang were $50,000 and $112,000. The rest was accrued in accrued liabilities. Actual payments to Mr. Yutuc amounted to $225,321 vs. $250,000 annual salary due to a voluntary pay reduction from August to November 2024. Actual payments to Mr. Carpenter included 7 months of salary plus one more month based on his separation agreement.

Not shown in the table above is Daphne Huang who served as interim Chief Financial Officer from November to December 2024. She was paid approximately 2 months based on an annual salary rate of $250,000.

Two members of the management team Mr. Li and Mr. Zhang are also members of the board of directors. The annual pay to board members is $25,000 but not paid out for 2024; the total of $50,000 has been accrued in liabilities. The other 3 independent board members were paid $25,000 each in 2024.

Employee Benefits

All of Nature’s Miracle’s eligible employees, including named executives, may participate in its health and benefits plans, including:

●	Medical, dental and vision benefits;

●	Flexible spending accounts;

●	Life insurance;

●	Short and long-term disability insurance.

The Company has provided stock compensation built into certain employee agreements. Such benefits have been provided to Darin Carpenter (former COO), Yali “Amber” Wang (former controller and long-time employee), George Yutuc (CFO and COO), Kirk Colins (Director of Sales). These employees were provided a vesting of 2 years, 1 year, 2 years and 2 years, respectively for them to earn their shares. Mr. Carpenter’s mutual separation agreement allowed for him to vest immediately on 100,013 shares (pre-reverse stock split).

The Company has leased two vehicles that are utilized by two employees in connection with their work duties. A car, is used by Eric Wang, manager of operations and a truck is utilized by Mr. Doudakian, VP of sales.

Nature’s Miracle believes the aforementioned benefits are necessary and appropriate to providing a competitive compensation package to eligible employees, including named executives.

Employment Agreements

Nature’s Miracle has entered into employment agreements with Tie (James) Li, the CEO, George Yutuc, the CFO and COO, Darin Carpenter, the former COO, and Zhiyi (Jonathan) Zhang. Mr. Carpenter’s employment has mutually terminated on July 31, 2024 and is no longer in force.

The executives’ employment agreements provide for “at will” employment until terminated by the executive or the Company. The employment agreements may be terminated: by the Company upon death or disability, or with or without cause; by the executive with or without good reason; or terminated by mutual agreement. The Company may, at any time, without notice or remuneration, terminate the employment for cause; executive may terminate the employment with a 1-month prior written notice or a 1-month salary in lieu of notice, or by approval of the board. Mr. Li, Mr. Zhang, and Mr. Yutuc, are entitled to receive an annual base salary of $300,000, $250,000, and $250,000 respectively.

Nature’s Miracle had previously entered into an employment agreement with Vien Le, our former Chief Financial Officer dated August 2, 2023, pursuant to which Mr. Le was granted options to purchase 236,000 shares of Nature’s Miracle’s Common Stock. This employment agreement was later terminated by the Company effective October 23, 2023, and the above mentioned options to purchase Nature’s Miracle and any other compensation that Mr. Le was entitled to were thereby terminated and rescinded without further effect.

In addition, a total of 260,000 shares of Common Stock were issued at the closing of the Business Combination in connection with Nature’s Miracle’s employment agreements, based on a Letter Agreement entered into by certain parties on November 15, 2023. These 260,000 shares include 10,000 shares to be issued to Charles Jourdan Hausman, and 100,000 shares to be issued to Darin Carpenter, 100,000 to George Yutuc, 50,000 to Collins Kirk Arvin who is expected to join as Director of Sales. Shares allocated to Mr. Carpenter, Mr. Arvin and Mr. Yutuc vest subject to a two-year employment period.

On August 1, 2024, the Company and Darin Carpenter entered into the Mutual Termination of Employment Agreement and Intent to Transition to Project-Based Work, in which it was agreed that Mr. Carpenter would resign from his position as Chief Operating Officer of the Company effective as of July 31, 2024. Pursuant to the agreement, Mr. Carpenter will provide services as a consultant to the Company on a per project basis as needed. In addition, the Company agreed to fully vest 100,013 shares of Common Stock that was issuable to Mr. Carpenter pursuant to the employment agreement dated as of September 17, 2023, between the Company and Mr. Carpenter.

For fiscal year 2023, Nature’s Miracle did not provide cash compensation or equity grants to its directors, however all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Nature’s Miracle board of directors. The Company approved and implemented a non-employee director compensation policy, which provides each independent director with $5,000 director fee per meeting and $25,000 worth of stock award.

Director Compensation

For fiscal year 2023, Nature’s Miracle did not provide cash compensation or equity grants to its directors, however all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Nature’s Miracle board of directors. After the merger on March 11, 2024 the Company paid directors quarterly at an annual rate of $25,000.

The Company Executive Officer and Director Compensation Following the Business Combination

The Company intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.

2024 Equity Incentive Plan

On September 1, 2022, the Board of Directors of Lakeshore adopted and approved the Nature’s Miracle, Inc. 2024 Equity Incentive Plan (the “2024 Plan”).  On February 15, 2024, the Stockholders of Lakeshore approved the adoption of the 2024 Plan. The 2024 Plan provides for the grant of incentive stock options, non-qualified stock option, stock appreciation rights, restricted stock, restricted stock units and other stock or equity-related cash-based awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, will be eligible for grants under the 2024 Plan. As of April 11, 2024, a total of 2,630,677 shares of Common Stock are reserved for issuance pursuant to the 2024 Plan.

EQUITY PLAN INFORMATION

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights:	Weighted average exercise price of outstanding options, warrants and rights:	Number of securities remaining available for future issuance:
2024 Equity Incentive Plan:
Equity compensation plans approved by security holders	-	$-	2,630,677
Equity compensation plans not approved by security holders	-	-	-
Total	-	$-	2,630,677

At all times the Company will reserve and keep available a sufficient number of shares as will be required to satisfy the requirements of all outstanding awards granted under the 2024 Incentive Plan. No more than 2,300,000 shares shall be issued pursuant to the exercise of ISOs under the 2024 Incentive Plan.

Stock Options. Stock options granted under the 2024 Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options (the “NSOs”), which are not intended to meet those requirements. ISOs may only be granted to employees of Nature’s Miracle and its affiliates, and with respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. Non-qualified options may be granted to employees, directors and consultants of Nature’s Miracle and its affiliates. The Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the fair market value of the shares on the date of grant.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death, disability or cause, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.

Restricted Stock. Restricted stock is Common Stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.

Restricted Stock Units. Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.

Other Stock-Based Awards and Performance-Based Awards. The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and stock bonus awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Plan Administration. Plan will be administered by the committee or by the Board acting as the committee. Subject to the general purposes, terms and conditions of the Plan, and to the direction of the Board, the committee will have full power to implement and carry out the Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). In accordance with the provisions of the 2024 Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the 2024 Incentive Plan.

Corporate Transactions. In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award, then notwithstanding any other provision in the Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the Corporate Transaction. Performance Awards not assumed or substituted pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.

The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (i) granting an Award under the Plan in substitution of such other company’s award; or (ii) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged. In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the 2024 Incentive Plan or authorized for grant to a Participant in a calendar year.

In the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

Amendment and Termination. The Board may at any time terminate or amend the Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan provided that no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained, and provided that a Participant’s award will continue to be governed by the version of the Plan then in effect at the time such Award was granted. No termination or amendment of the 2024 Incentive Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

Duration of Plan. The Plan will expire by its terms on February 20, 2034 (ten years from the date the 2024 Incentive Plan is adopted).

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of June 5, 2025 with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of Company voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of Common Stock is calculated based on 6,662,473 shares of Common Stock of the Company outstanding as of June 5, 2025.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers of the Company
Tie (James) Li (Chairman, Chief Executive Officer and Director)	431,842	6.48%
Zhiyi (Jonathan) Zhang(2) (President and Director)	405,130	6.08%
Varto Doudakian(2) (Vice President)	72,163	1.08%
David Sherman (Director)	667	*	%
Jon Montgomery (Director)	167	*	%
George Yutuc (Chief Financial Officer and Chief Operating Officer)	1,667	*	%
Charles Jourdan Hausman (Director)	333	*	%
All Directors and Executive Officers of the Company as a Group (7 Individuals)	911,969	13.68%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the individuals is c/o Nature’s Miracle Holding Inc., 3281 E. Guasti Road, Suite 175, Ontario, CA 91761.

(2)	The business address of each of the individuals is 3281 E. Guasti Road, Suite 175, Ontario, CA 91761.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions of Lakeshore

Related Party Loans

On July 11, 2023, Lakeshore entered into two separate loan agreements for an aggregate principal amount of $250,000, on substantially the same terms. The lender of the first loan agreement is Bill Chen, Chief Executive Officer of Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000, and the lender of the second loan agreement is James Li, the Chief Executive Officer of Nature’s Miracle, Inc., the target, in the previously announced proposed business combination with Lakeshore, who agreed to lend Lakeshore a principal amount of $125,000. Pursuant to the loan agreements, the loans are unsecured and do not bear interest; provided that, if the loan is not repaid by the maturity date on November 11, 2023, then the outstanding amount will bear interest at 8% per annum, and will be payable with accrued interest on demand. The loans closed on July 12, 2023. The proceeds of the loans have been used to repay in full Lakeshore’s $250,000 loan pursuant to the loan agreement, dated March 10, 2023, by and between the Company, the lender named therein, and RedOne Investment, and Nature’s Miracle, as guarantors. The loan agreements also provide for the issuance to each lender of 12,500 shares of Class A Common Stock (or 25,000 shares in the aggregate) of the Company no later than the earlier of (i) the maturity date and (ii) the closing of the planned business combination between Lakeshore and Nature’s Miracle. The loan agreements also provide for customary registration rights for such shares.

As of December 31, 2023, an aggregate principal amount of $370,000 was outstanding and evidenced by unsecured promissory notes issued to RedOne Investment Limited, the Sponsor. On March 11, 2024, the Company, Lakeshore, RedOne Investment Limited and a prior note holder entered into a Service Fees Letter Agreement, in which the repayment of certain debt in the aggregate amount of $430,000 shall be paid to RedOne Investment Limited as follows: (i) the first installment in the amount of $50,000 shall be paid by the Company no later than the first month anniversary of the closing date of the Business Combination; (ii) the second installment in the amount of $150,000 shall be paid by the Company no later than the six month anniversary of the closing date of the Business Combination; and (iii) the third installment in the amount of $230,000 shall be paid by the Company no later than the nine month anniversary of the closing date of the Business Combination. The outstanding and unpaid amount shall bear interest at 8% per annum, commencing on the closing date of the Business Combination, and shall be payable to RedOne, with accrued interest, on the 10th calendar day of each month. The outstanding balance may be prepaid at any time. As of June 30, 2024, the notes had an aggregate principal amount of $430,000 outstanding. The Company made the first installment payment of $50,000 on July 29, 2024. As of the filing date, the notes had an aggregate principal amount of $380,000 outstanding.

On June 8, 2023, Lakeshore issued a non-convertible promissory note (the “June Note”) in the amount of $40,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. As of June 30, 2024, the outstanding balance of the June Note was $40,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

On June 14, 2023, in connection with the Newtek Loan Agreement, Nature’s Miracle, Nature’s Miracle (California) Inc., a California corporation, Tie (James) Li, Zhiyi Zhang, Upland 858 LLC, a California LLC ( each a “Newtek Guarantor,” and collectively as the “Newtek Guarantors”) entered into a commercial guaranty agreement (the “Newtek Guaranty”) pursuant to which Guarantors guaranteed the payment of the Principal. As a consideration for entering into Newtek Guaranty, Tie (James) Li and Zhiyi Zhang each received 50,000 shares of Nature’s Miracle.

On July 7, 2023, Lakeshore issued a promissory note (the “July Note”) in the amount of $80,000 to Nature’s Miracle payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. As of June 30, 2024, the note had an outstanding balance of $80,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

On July 11, 2023, Tie (James) Li and Deyin (Bill) Chen lent $125,000 each to Lakeshore. The repayment date for the loans is November 11, 2023. The loans carry 8% interest on an annual basis. Also, Mr. Li and Bill Chen each received 12,500 shares of Class A Common Stock of the Company in connection with the loans.

On August 10, 2023, Lakeshore issued a convertible promissory note (the “August Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. As of June 30, 2024, the note had an outstanding balance of $80,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

On September 11, 2023, Lakeshore issued a promissory note (the “September Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. This loan had been consolidated and eliminated on the Company’s unaudited condensed balance sheet as a result of the Merger.

On October 11, 2023, Lakeshore issued a convertible promissory note (the “October Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. This loan had been consolidated and eliminated on the Company’s unaudited condensed balance sheet as a result of the Merger.

On November 9, 2023, Lakeshore issued a promissory note (the “November Note”) in the amount of $80,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) December 11, 2023. As of June 30, 2024, the note had an outstanding balance of $80,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

On December 7, 2023, Lakeshore issued an unsecured promissory note (the “December Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the consummation of the Business Combination; or (ii) March 11, 2024. As of June 30, 2024, the note had an outstanding balance of $20,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheets as a result of the Merger.

On December 8, 2023, Lakeshore entered into a Side Letter to Loan Agreements and Promissory Notes (the “Letter Agreement”) with Nature’s Miracle, Tie (James) Li and Deyin (Bill) Chen. Pursuant to the Letter Agreement, (i) Nature’s Miracle and Lakeshore agree to extend the deadline repayment date of principal amounts that Nature’s Miracle lent to Lakeshore, which was based on the Amendment No. 1 to the Merger Agreement and has an aggregate amount of $440,000, to March 11, 2024; and (ii) Lakeshore, Tie (James) Li and Deyin (Bill) Chen agree to extend the “Repayment Date” (as defined in the Loan Agreements entered into by each party on July 11, 2023 with total principal amount of $250,000) to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023. The Company made a payment of $50,000 on July 29, 2024. As of the filing date, the principal amount of the loan agreements is $75,000.

On January 8, 2024, Lakeshore issued an unsecured promissory note (the “January Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the closing of the business combination and (ii) March 11, 2024. As of June 30, 2024, the note had an outstanding balance of $20,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

On February 6, 2024, Lakeshore issued an unsecured promissory note (the “February Note”) in the principal amount of $20,000 to Nature’s Miracle, payable on the earlier of (i) the closing of the business combination and (ii) March 11, 2024. As of June 30, 2024, the note had an outstanding balance of $20,000. This loan has been consolidated and eliminated on the Company’s unaudited condensed consolidated balance sheet as a result of the Merger.

Lakeshore entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in Lakeshore’s amended and restated memorandum and articles of association.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Lakeshore’s officers, directors or Lakeshore’s or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $43,320 from February 19, 2021 (Inception) to December 31, 2023. The balance amount was nil at December 31, 2023.

After Lakeshore’s initial business combination, members of its management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Lakeshore’s Stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Lakeshore’s Stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between Lakeshore and any member of its management team or his or her respective affiliates will be on terms believed by Lakeshore at that time, based upon other similar arrangements known to the company, to be no less favorable to Lakeshore than are available from unaffiliated third parties. It is Lakeshore’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Lakeshore than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Lakeshore would not engage in such transaction.

Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with Lakeshore’s initial Stockholders, officers or directors. In the event Lakeshore seeks to complete an initial business combination with a target that is affiliated with its initial Stockholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the company (or Stockholders) from a financial point of view.

Lakeshore has entered into a registration rights agreement with respect to the founder shares and Private Units, among other securities.

Certain Related Transactions of Nature’s Miracle

April 2025 Convertible Note Financing

On April 11, 2025, the Company entered into a convertible promissory note in the principal amount of up $2,000,000 (the “Note”) with Big Lake Capital, LLC, a Nevada limited liability company (the “Holder”), which is controlled by Tie (James) Li, our Chairman and Chief Executive Officer. The Company will be funded in tranches (each a “Tranche”), beginning with the first Tranche in the amount of $600,000, the remainder financed upon five days written notice to the Holder (the transaction herein described is referred to as the “Financing”). The Note is due on April 10, 2026 (the “Maturity Date”), and bears interest at the rate of ten percent (10%) per annum, which shall be payable in cash on a monthly basis for the first six months, thereafter to accrue on a monthly basis and paid on the Maturity Date, unless converted into shares of Common Stock of the Company, $0.0001 par value (the “Common Stock”), at the election of the Holder, at a price of $0.198 per shares (the “Conversion Price”). As consideration for the Note, the Company has issued to the Holder and an investor of the Holder, warrants to purchase up to 10,101,010 shares of Common Stock at an exercise price of $0.198 pursuant to a Warrant Agreement dated April 11, 2025 (the “Warrant”), if the Company draws down the full amount of the Note.

Upon closing of the Transaction, the Company and the investor entered into a registration rights agreement pursuant to which the Company will agree to file a registration statement for the resale of the shares underlying the Preferred Shares and Warrants within 30 days of the closing, and to have such registration statement declared effective within 60 days of the closing (or 90 days if such registration statement is subject to a full review).

The Company engaged D. Boral Capital LLC (“DBC”) as the exclusive placement agent for the offering under the Purchase Agreement, pursuant to a letter agreement between the Company and DB (the “Engagement Agreement”). The Company agreed to pay DBC a fee of 5% of the gross proceeds received by the Company and to reimburse certain of DBC’s expenses.

Debt to Equity Conversion November 2024

On November 19, 2024, the Company entered into a debt-to-equity conversion agreement (the “Agreement”) with Visiontech Group, Inc. (“Visiontech”), Uninet Global Inc. (“Uninet”), Nature’s Miracle, Inc. (“NMHI (DE)”), Nature’s Miracle Inc. (“NMHI (Cayman)”), Tie (James) Li (“Mr. Li”) and Zhiyi Zhang (“Mr. Zhang”). Pursuant to the Agreement, Visiontech owed Uninet an outstanding trade payable in the amount of $577,500, which Uninet assigned to Mr. Zhang (the “Assigned Visiontech Debt”). Mr. Zhang converted the Assigned Vistiontech Debt into 218,750 shares of the Company’s Common Stock at a conversion price of $2.64 per share. NMHI (DE) owed NMHI (Cayman) a total of $684,739, of which NMHI (Cayman) assigned $577,500 to Mr. Li (the “Assigned NMHI (DE) Debt”). Mr. Li converted the Assigned NMHI (DE) Debt into 218,750 shares of the Company’s Common Stock, also at a conversion price of $2.64 per share.

Mr. Li is the Company’s chief executive officer, Mr. Zhang is the Company’s president, Visiontech and NMHI (DE) are wholly-owned subsidiaries of the Company, Uninet is an entity owned by Mr. Zhang, and NMHI (Cayman) is an entity owned by Mr. Li.

On November 19, 2024, the Company entered into additional debt-to equity conversion agreements (the “Conversion Agreements”, and each, a “Conversion Agreement”) with certain holders of convertible notes (the “Noteholders”). Pursuant to the Conversion Agreements, the Noteholders converted $345,000 of the Company’s outstanding notes into 130,682 shares of the Company’s Common Stock at a conversion price of $2.64 per share.

Pursuant to the Conversion Agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued pursuant to the Conversion Agreements.

Carpenter Mutual Termination and Transition to Project-Based Work

On August 1, 2024, the Company and Darin Carpenter entered into the Mutual Termination of Employment Agreement and Intent to Transition to Project-Based Work, in which it was agreed that Mr. Carpenter would resign from his position as Chief Operating Officer of the Company effective as of July 31, 2024. Pursuant to the agreement, Mr. Carpenter will provide services as a consultant to the Company on a per project basis as needed. In addition, the Company agreed to fully vest 100,013 shares of Common Stock that was issuable to Mr. Carpenter pursuant to the employment agreement dated September 17, 2023, between the Company and Mr. Carpenter.

First July 2024 Private Placement

On July 3, 2024, we entered into four convertible note investment agreements (collectively, the “Investment Agreements”) with certain investors named thereto in a private placement (the “First July 2024 Private Placement”) of the Company’s unsecured convertible notes (“2024 Notes”) for aggregate gross proceeds of $410,000. The 2024 Notes have an interest of 12% per annum, and a maturity date that is six months from the date of issuance. The investors may also choose to convert the accumulated principal amount and interest outstanding on the maturity date to shares of Common Stock at a conversion price of $0.442, subject to adjustments. Pursuant to the Investment Agreements, we are obligated to file a registration statement to register the shares of Common Stock issuable upon conversion of the 2024 Notes. Tie (James) Li and Zhiyi (Jonathan) Zhang agreed to provide unlimited joint and several liability guarantees for the repayment of the 2024 Notes.

Related Party Transactions Policy

The Company’s board of directors has adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest.

A “related party” is a director (including a nominee), senior manager, 5% Stockholder, primary business affiliation, and immediate family member of a director or senior manager, or of a 5% Stockholder if such Stockholder is a natural person, and any individual (other than a tenant or an employee) sharing the household of such person.

The board is be responsible for the review, approval or ratification of the following related party transactions: any related party transaction in which a director, an immediate family member of a director, a 5% Stockholder, or if such 5% Stockholder is a natural person, an immediate family member of such 5% Stockholder has a material interest. any related party transaction with a value of $1,000,000 or more in which a senior manager or an immediate family member of a senior manager has a material interest. No director shall participate in any discussion or approval of a related party transaction for which he or she or any member of his or her immediate family member is a related person, except that the director shall provide all material information concerning the related party transaction to the board.

Employment of senior managers, certain transactions with other companies, ordinary course transactions, transactions where all Stockholders receive proportional benefits, shall be deemed to be pre-approved or ratified, even if the aggregate amount involved exceeds $1,000,000 shall not require review or approval by the board.

The board takes into account, among other factors it deems appropriate, whether the related party transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; the results of an appraisal, if any; whether there was a bidding process and the results thereof; review of the valuation methodology used and alternative approaches to valuation of the transaction; and the extent of the Related Person’s interest in the transaction.

Related Party Policy of the Company

The Company’s code of ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The Company’s board of directors, pursuant to its written related party transactions policy, are responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates will be on terms believed by the Company to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by the Company’s board of directors. The Company will not enter into any such transaction unless its board of directors determines that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties. Additionally, the Company will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF SECURITIES

The following description sets forth certain material terms and provisions of our capital stock and securities being offered in this offering. This description also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the DGCL, and to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the DGCL for additional information.

Authorized Capital Stock

Our authorized capital stock presently consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. The Company effected a 30-for-1 reverse stock split on November 21, 2024.

Common Stock

Voting

Holders of shares of the Common Stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of Common Stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors (“Board”) out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the Common Stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of Common Stock.

Conversion, Redemption, and Preemptive Rights

Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the Common Stock.

Warrants

Public warrants

Each whole warrant entitles the holder thereof to purchase one Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of an initial business combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

In addition, if (x) we issue additional Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial Stockholders or their affiliates, without taking into account any founders’ shares held by our initial Stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

We may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant:

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Common Stock equal to the quotient obtained by dividing (x) the product of the number of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. For example, if a holder held 150 warrants to purchase 150 shares and the fair market value on the trading date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Stockholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Common Stock issuable upon exercise of the warrants is current and the Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Common Stock to be issued to the warrant holder, and the fractional interest will be canceled. Therefore, you must separate your units in multiples of two to not have any fractional warrants canceled.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Preferred Stock

Our board of directors currently has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of us. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us or other corporate action.

Of the 1,000,000 authorized shares of preferred stock, 250 shares have been designated as Series A Preferred Stock, with a stated value of $1,200 per share of Series A Preferred Stock ( the “Series A Shares”). Series A Preferred Stock (the Series A Shares)

Each share of Series A Preferred Stock may be converted into up to 2,678,571 shares of Common Stock at $0.112 per share of Common Stock (“Conversion Price”), subject to certain limitations, including that no holder, together with its affiliates, may convert shares of Series A Preferred Stock in excess of 4.99% of the then issued and outstanding Common Stock after giving effect to the issuance of shares in connection with the conversion (the “Beneficial Ownership Limitation”). However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time.

Upon the filing of the Certificate of Designations, holders of Series A Preferred Stock will be entitled to receive dividends on shares of Series A Preferred Stock of twelve percent (12%) per annum, payable quarterly, beginning on the Original Issue Date and ending on the date that such share of Preferred Share has been converted or redeemed (the “Dividend End Date”). Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company. The Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations. However, as long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock stockholders, (d) increase the number of authorized shares of Preferred Stock,

Listing

Our Common Stock is quoted on OTC Markets Group, Inc. (“OTC”) under the symbol “NMHI.” Our warrants are listed on OTC under the symbol “NMHIW.”

Transfer Agent and Registrar

Continental Stock Transfer & Trust is the registrar and transfer agent for the Company’s Common Stock and warrants, located at 1 State St 30th floor, New York, NY 10004. The phone number for Continental Stock Transfer & Trust is (212) 509-4000.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws and Certain Provisions of the DGCL

The Certificate of Incorporation and Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock of the Company held by stockholders.

Classified Board of Directors

The Certificate of Incorporation provides that the Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq which would apply if and so long as the Common Stock of the Company remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the Common Stock of the Company at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, any director may be removed from office by the stockholders at any time, with or without cause and, in each case, only by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any annual meeting or special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed.

Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, disability, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified or until his or her earlier death, disability, resignation, disqualification or removal.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer of the Company or (iii) by the Secretary of the Company acting at the request of the Chairman, the Chief Executive Officer of the Company or a majority of the total number of directors that the Company would have if there were no vacancies on its Board. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

The Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by the Company. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Certificate of Incorporation

The Certificate of Incorporation provides that the Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation.

Amendment of the Bylaws

The Bylaws may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and the Bylaws.

Exclusive Forum Selection

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Chancery Court or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision will not apply to any claim for which the federal courts of the United States have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Certificate of Incorporation provides that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those shares of Common Stock issuable to the Selling Stockholders under the EPFA and the SPA, which include: (i) 1,503,759 Commitment Shares; (ii) up to 2,678,571 Conversion Shares upon conversion of the Series A Shares and (iii) up to 55,817,669 shares upon purchase of shares of Common Stock pursuant to the EPFA under this registration statement/prospectus (or up to 277,777,778 ELOC Shares if we hold a stockholder vote to increase our authorized shares). We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The term “Selling Stockholders” includes the stockholders listed below and their transferees, pledges, donees or other successors-in-interest who may acquire shares from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder, assuming we have sold to the Selling Stockholder all $20,000,000 worth of shares available under the EPFA, the Commitment Shares and the Conversion Shares underlying the Series A Shares.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the EPFA, we may not issue shares to the Selling Stockholder under the EPFA to the extent that such issuance would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such issuance (the “Beneficial Ownership Limitation”), excluding for purposes of such determination shares of Common Stock issuable under the EPFA which have not been issued. The number of shares in the second and fourth columns do not reflect this limitation. However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 4.99% of the outstanding shares while never holding more than 4.99% of our outstanding Common Stock at any time.

The Selling Stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (2)	Percentage of Shares of Common Stock Owned After the Offering (3)
GHS Investments LLC (1)	0	60,000,000	0	0%

(1)	Mark Grober exercises dispositive control over the shares of GHS Investments LLC. Its address is 420 Jericho Turnpike, Suite 102, Jericho, NY 11753. The 60,000,000 shares of Common Stock covered by this prospectus consist of (i) up to 2,678,571 shares of Common Stock issuable upon the conversion of the Series A Shares, (ii) 1,503,759 Commitment Shares, and (iii) up to 55,817,669 ELOC Shares that we may elect to sell to the Investor from time to time under the EPFA.

(2)	Represents the amount of shares that will be held by the applicable selling stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Preferred Shares and the ELOC Shares registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by such selling stockholder prior to completion of this offering. However, such selling shareholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(3)	Applicable percentage ownership is based on 6,662,473 shares of our Common Stock outstanding as of June 5, 2025, and based on 8,166,232 (includes the Commitment Shares that will be issued promptly after the registration statement of which this prospectus forms a part becomes effective) shares of our Common Stock outstanding after the offering.

PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with a Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

GHS Investments, LLC, a Nevada limited liability company (“GHS” or “Investor”), is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

GHS has represented to us that at no time prior to the date of the EPFA has such Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. GHS has agreed that during the term of the EPFA, neither GHS nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares of Common Stock sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of Common Stock offered by this prospectus by the Selling Shareholders including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of Common Stock by the Selling Shareholders any compensation paid by the Selling Shareholders to any such brokers, dealers, underwriters or agents, and any other required information.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

 We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes a Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Shareholders.

Trading Market

Our Common Stock and Warrants are quoted on OTC under the symbols “NMHI” and “NMHIW,” respectively.

EXPERTS

WWC, P.C., an independent certified public accounting firm, audited our consolidated financial statements for the years ended December 31, 2024 and 2023. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of WWC, P.C. which contains an explanatory paragraph related to substantial doubt about the ability of Nature’s Miracle Holding Inc. to continue as a going concern as described in Note 2 to the consolidated financial statements, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Loeb & Loeb LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.Nature-Miracle.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

NATURE’S MIRACLE HOLDING INC.

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2025 and December 31, 2024	F-44

Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Loss for the three months ended March 31, 2025 and 2024	F-45

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months ended March 31, 2025 and 2024	F-46

Consolidated Statements of Cash Flows for the three months ended March 31, 2025 and 2024	F-47

Notes to Consolidated Financial Statements	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:

The Board of Directors and stockholders of

Nature’s Miracle Holding Inc. (formerly LBBB Merger Corp.), its subsidiaries, and variable interest entities.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nature’s Miracle Holding Inc.(formerly LBBB Merger Corp.), its subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2024 and 2023, and the related consolidated statement of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-years period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations and negative cash flows from operating activities during the year ended December 31, 2024. The company had a working capital deficit as of December 31, 2024. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters

As discussed in Note 1, the company consummated the merger contemplated by the Merger Agreement between the Company and Nature’s Miracle, Inc.. The Merger is considered as a reverse recapitalization. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. On the other side, the financial statements of the Company will represent a continuation of the financial statements of Nature’s Miracle, Inc. All share and per share data has been retroactively restated to reflect the current capital structure of the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since January 19, 2023.

San Mateo, CA

April 15, 2025

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of December 31,
	2024	2023

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$420,131	$221,760
Accounts receivable, net	1,829,044	1,236,248
Accounts receivable - related parties, net	976,449	305,669
Inventories, net	1,778,583	5,046,084
Prepayments and other current assets	151,431	139,734
Prepayments - related party	10,000	-
Loans receivable - related parties	-	460,000
Total Current Assets	5,165,638	7,409,495

NON-CURRENT ASSETS
Deposits	428,633	47,633
Right-of-use assets, net	470,716	503,089
Cost method investment	1,000,000	1,000,000
Property and equipment, net	4,246,832	4,406,272
Deferred offering costs	-	833,932
Total Assets	$11,311,819	$14,200,421

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Short-term loans	$2,668,604	$509,443
Short-term loans - related parties	280,755	783,255
Current portion of long-term debts	301,076	268,805
Convertible notes	987,639	-
Accounts payable	10,389,978	8,034,044
Accounts payable - related parties	308,407	2,758,074
Other payables and accrued liabilities	3,467,637	1,351,951
Other payables - related parties	367,709	257,954
Operating lease liabilities - current	262,380	359,459
Tax accrual	501,374	340,628
Deferred income - Contract liabilities	144,790	118,909
Deferred income - Contract liabilities - related party	86,468	-
Total Current Liabilities	19,766,817	14,782,522

NON-CURRENT LIABILITIES
Long-term debts, net of current portion	5,678,550	5,979,939
Operating lease liabilities, net of current portion	205,602	157,897
Total Non-Current Liabilities	5,884,152	6,137,836

Total Liabilities	25,650,969	20,920,358

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Preferred Stock ($0.0001 par value, 1,000,000 shares authorized, none issued and outstanding at December 31, 2024 and 2023, respectively)	-	-

Common Stock ($0.0001 par value,100,000,000 shares authorized, 2,445,364 and 742,416 shares issued and outstanding at December 31, 2024 and 2023, respectively)*	246	74
Additional paid-in capital	10,396,274	1,528,926
Accumulated deficit	(24,734,689)	(8,247,862)
Accumulated other comprehensive loss	(981)	(1,075)
Total Stockholders’ Deficit	(14,339,150)	(6,719,937)

Total Liabilities and Stockholders’ Deficit	$11,311,819	$14,200,421

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2024	2023

REVENUE (including related party revenue of $1,593,926 and $300,053 for the year ended December 31, 2024 and 2023)	$9,261,583	$8,932,751

COST OF REVENUE	12,066,778	9,881,622

GROSS LOSS	(2,805,195)	(948,871)

OPERATING EXPENSES:
Selling, general and administrative	7,134,120	3,158,995
Provision for credit losses	408,569	907,021
Goodwill impairment loss	-	1,023,533
Total operating expenses	7,542,689	5,089,549

LOSS FROM OPERATIONS	(10,347,884)	(6,038,420)

OTHER INCOME (EXPENSE)
Interest expense, net	(2,301,600)	(847,191)
Non cash finance expense	(1,000,000)	-
Loss on loan extinguishment	(8,417)	(233,450)
Other income (expense)	9,661	(752)
Total other expense, net	(3,300,356)	(1,081,393)

LOSS BEFORE INCOME TAXES	(13,648,240)	(7,119,813)

PROVISION FOR INCOME TAXES	5,100	218,358

NET LOSS	$(13,653,340)	$(7,338,171)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	94	788
COMPREHENSIVE LOSS	$(13,653,246)	$(7,337,383)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK*
Basic and diluted	1,149,320	742,416

LOSS PER SHARE
Basic and diluted	$(11.88)	$(9.88)

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS’ DEFICIT

	Preferred stock		Common stock		Additional paid in	Accumulated	Accumulated other comprehensive
	Shares	Amount	Shares*	Amount	capital	Deficit	loss	Total
BALANCE, December 31, 2022	-	$-	742,416	$74	$1,528,926	$(909,691)	$(1,863)	$617,446
Foreign currency translation adjustments	-	-	-	-	-	-	788	788
Net loss	-	-	-	-	-	(7,338,171)	-	(7,338,171)
BALANCE, December 31, 2023	-	-	742,416	74	1,528,926	(8,247,862)	(1,075)	(6,719,937)
Issuance of shares upon the reverse recapitalization	-	-	134,476	13	-	(2,833,487)	-	(2,833,474)
Additional shares issued in connection with reverse recapitalization	-	-	5,114	1	(1)	-	-	-
Stock compensation expense	-	-	101,091	10	1,413,448	-	-	1,413,458
Shares to be issued for stock compensation	-	-	(82,757)	(8)	8	-	-	-
Shares and warrants issued through private placement	-	-	6,000	1	58,089	-	-	58,090
Shares and warrants issued through July public offering	-	-	166,667	17	1,003,983	-	-	1,004,000
Forgiveness of related party’s debt	-	-	-	-	2,135,573	-	-	2,135,573
Shares and warrants issued through November public offering	-	-	837,788	84	2,304,869	-	-	2,304,953
Shares issued through warrants exercises	-	-	477,659	48	261,495	-	-	261,543
Shares issued through November Pre-funded warrants exercises	-	-	56,667	6	189,884	-	-	189,890
Shares issued through debt-to-equity conversion	-	-	568,182	57	1,499,943	-	-	1,500,000
Shares to be issued for debt-to-equity conversion	-	-	(568,182)	(57)	57	-	-	-
Additional round up shares issued due to 1-for-30 reverse stock split	-	-	243	-	-	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	94	94
Net loss	-	-	-	-	-	(13,653,340)	-	(13,653,340)
BALANCE, December 31, 2024	-	$-	2,445,364	$246	$10,396,274	$(24,734,689)	$(981)	$(14,339,150)

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31	December
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,653,340)	$(7,338,171)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	159,439	164,942
Provision for credit losses	408,569	907,021
Amortization of operating right-of-use asset	376,361	371,739
Amortization of debt issuance cost	121,149	72,807
Deferred taxes benefits	-	215,937
Loss on loan extinguishment	8,417	233,450
Loss on early termination of right-of-use asset	-	33,423
Loss on disposal of fixed assets	-	17,219
Stock compensation expenses	1,413,458	-
Non cash finance expense	1,000,000	-
Goodwill impairment loss	-	1,023,533
Inventory impairment loss	2,315,209	1,269,469
Change in operating assets and liabilities:
Accounts receivable	(1,672,144)	245,007
Inventories	952,291	2,486,509
Prepayments and other current assets	(11,697)	(6,084)
Prepayments - related parties	-	13,304
Security deposit	(381,000)	19,088
Accounts payable	2,609,342	(1,148,473)
Other payables and accrued liabilities	437,872	852,662
Accrued interest payable - related parties	101,571	63,141
Operating lease liabilities	(393,362)	(428,883)
Tax accrual	160,746	(58,559)
Deferred income - Contract liabilities	112,348	(689,209)
Net cash used in operating activities	(5,934,771)	(1,680,128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to related parties	-	(570,000)
Loan to Lakeshore	(40,000)	-
Loan repayment from third parties	-	132,913
Net cash used in investing activities	(40,000)	(437,087)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the reverse recapitalization	1,120,177	-
Payments of transaction costs incurred by Lakeshore	(1,044,980)	-
Repayments of promissory note - related party of Lakeshore	(75,000)	-
Shares and warrants issued through July public offering	1,004,000	-
Shares and warrants issued through November public offering	2,304,953	-
Proceeds from exercise of warrants	451,433	-
Payments of deferred offering costs	(266,925)	(438,932)
Long-term loan borrowing	-	3,338,546
Repayments on long-term loan	(269,119)	(167,830)
Short-term loan borrowing from third parties	4,915,984	608,312
Repayments on short-term loan from third parties	(2,850,239)	(1,858,591)
Short-term loan borrowing from related parties	-	773,255
Repayments on short-term loan from related parties	(50,000)	(700,000)
Convertible notes borrowing	1,197,500	-
Repayments on convertible notes	(272,920)	-
Borrowings from other payables - related parties	38,184	1,558
Payments on other payables - related parties	(30,000)	(28,501)
Net cash provided by financing activities	6,173,048	1,527,817

EFFECT OF FOREIGN EXCHANGE ON CASH	94	787

CHANGES IN CASH	198,371	(588,611)

CASH AND CASH EQUIVALENTS, beginning of year	221,760	810,371

CASH AND CASH EQUIVALENTS, end of year	$420,131	$221,760

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$3,315	$4,221
Cash paid for interest	$1,276,757	$768,221

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Right of use assets acquired under new operating leases	$398,788	$46,284
Cost method investment converted from accounts receivable	$-	$1,000,000
Derecognition of early termination of right-of-use asset	$-	$144,602
Derecognition of early termination of operating lease liabilities	$-	$152,179
Reduce of right-of-use asset and operating lease liabilities based on modification	$54,800	$-
Accumulated deficit acquired upon the reverse recapitalization	$1,732,630	$
Deferred offering cost converted to APIC upon the reverse recapitalization	$1,100,857	$-
Loan to related parties offset with other payables per agreement	$-	$110,000
Debt-to-equity conversion	$1,500,000	$-
Forgiveness of related party’s debt	$2,135,573	$-

The accompanying notes are an integral part of these consolidated financial statements.

Nature’s Miracle Holding Inc., Subsidiaries and VIE
Notes to Consolidated Financial Statements

Note 1 — Nature of business and organization

Nature’s Miracle Holding Inc., which until March 11, 2024 was known as LBBB Merger Corp. (the “Company”, “Nature’s Miracle”) is a company incorporated on August 1, 2022 under Delaware law as a wholly owned subsidiary of the Lakeshore Acquisition II Corp., a Cayman Islands exempted company (“Lakeshore”).

On March 11, 2024, Lakeshore merged with and into the Company for the sole purpose of reincorporating Lakeshore into the State of Delaware (“Reincorporation”). Immediately after the Reincorporation, the Company consummated the merger contemplated by the Merger Agreement between the Company and Nature’s Miracle, Inc., a Delaware corporation (“NMI”), resulting in the stockholders of NMI becoming 84.7% stockholders of the Company and the Company becoming the 100% stockholder of NMI. (“the Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of NMI common stock issued and outstanding immediately prior to the effective time was canceled and automatically converted into the right to receive the applicable pro rata portion of shares of the Company common stock, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement) (the “Merger Consideration”).

The Merger is considered as a reverse recapitalization in accordance with Accounting Standards Codification (“ASC”) 805-40. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on NMI’s stockholders comprise 84.7% of the voting power of the Company, directors appointed by NMI constituting three of the five members of the Company’s board of directors, NMI’s operations prior to the Merger comprising the only ongoing operations of the Company, and NMI’s senior management comprising all of the senior management of the Company.

Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of NMI with the Merger treated as the equivalent of NMI issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of NMI in financial statements of the Company. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements in accordance with ASC 805-50-45-5.

The Company is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.

Reorganization under NMI

NMI is a holding company incorporated on March 31, 2022 in Delaware. NMI has no substantial operations other than holding all the outstanding share capital of its subsidiaries. NMI, its subsidiaries and variable interest entity (“VIE”).

On June 1, 2022, NMI entered into the Share Exchange Agreements with the stockholders of Visiontech Group, Inc. (“Visiontech”, a California Company), resulting in the stockholders of Visiontech becoming 56.3% stockholders of NMI and NMI becoming the 100% stockholder of Visiontech.

The transaction was accounted as a reverse recapitalization in accordance with ASC 805. The process of identifying the accounting acquirer began with a consideration of the guidance in ASC 810-10 related to determining the existence of a controlling financial interest. The general rule provided by ASC 810-10 is that the party that holds directly or indirectly greater than 50% of the voting shares has a controlling financial interest. As such, NMI is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the stockholders of Visiontech to have a majority of the voting power of the post-combination company, Zhiyi (Jonathan) Zhang, former president of Visiontech, became the President of NMI, the relative size of Visiontech compared to NMI. Accordingly, for accounting purposes and the combination was treated as the equivalent of Visiontech issuing shares for the net assets of NMI, accompanied by a recapitalization. The net assets of NMI is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination would be those of Visiontech.

On June 1, 2022, NMI also entered into the Share Exchange Agreements with the stockholders of Hydroman, Inc. (“Hydroman”, a California Company) to acquire 100% of Hydroman by issuing 6,844,000 shares of NMI’s common stock to the stockholders of Hydroman. The transaction was accounted for as a business combination according with ASC 805 where NMI (post combination with Visiontech) is both the legal and accounting acquirer.

On July 28, 2022, Nature’s Miracle (California), Inc., (“NMCA”), a California corporation wholly owned by NMI was incorporated. NMCA focuses on greenhouse development services and started providing container grow sales in first quarter of 2024.

On August 18, 2022, NMI acquired 100% interest of Photon Technology (Canada) Ltd, a Canadian company (“Photon”) for a total consideration of CAD $62,571 that was equivalent to $45,500. The purchase was accounted for as an asset purchase. Wei Yang, stockholder of NMI, was the sole stockholder of Photon prior to the acquisition. Upon completion of the acquisition, NMI has 100% of the equity interest of Photon, and Photon became a wholly-owned subsidiary of NMI. Photon will focus on manufacturing greenhouse and cultivation- related products. There was no material operation as of December 31, 2024.

On August 27, 2021, Visiontech and Upland 858 LLC (“Upland”), who share common stockholders with Visiontech, entered into a promissory note agreement. Upland is a special purchase entity set up to purchase and hold a warehouse located in California. Upland promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. On January 10, 2022, Upland entered into a $3,000,000 commercial loan at a fixed rate of 3.79% with Bank of the West. With the funding from Visiontech and the bank, Upland purchased a warehouse located in California at the price of $4,395,230. On February 1, 2022, Upland leased the warehouse to Visiontech through a single lease agreement. As such, Visiontech is exposed to the variability of the building owned by Upland and Upland is a VIE of Visiontech. Visiontech is the primary beneficiary of Upland since Visiontech has a controlling financial interest in Upland and it has both (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE.

On August 27, 2022, Upland entered into an assignment and assumption of unsecured promissory note with Zhiyi (Jonathan) Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland transferred to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland on August 27, 2021 in the original principal amount of $1,574,079. Visiontech also provided the consent to surrender its right to collect from Upland. As the stockholders are de facto agents of Visiontech, Visiontech and its de facto agents continue to bear the risk of losses or the rights to receive benefits from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity(“VIE”) of Visiontech and the financial statements of Upland was consolidated from the date of control and variable interest existed. See Note 4 for details.

Recent developments:

On May 10, 2024, NM Data, Inc. (“NM Data”), a Nevada corporation wholly owned by NMI was incorporated. NM Data aimed at entering the data center and Bitcoin mining business.

On October 18, 2024, NM Rebate, Inc. (“NM Rebate”), a California corporation wholly owned by NMI was incorporated. NM Rebate focus on energy rebate solutions combined with the supply of LED lights that qualify for energy-saving rebates provided by large Utility companies throughout the U.S.

On November 11, 2024, Hydroman, Inc. changed its name to Hydroman Electric Corporation and will focus on business of electric vehicles distribution.

On November 18, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-thirty (1-for-30) reverse split (the “Reverse Split”). The Reverse Split became effective on November 21, 2024. As a result of the Reverse Split, every 30 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock, with no change to the par value per share. All share and per share data has been retroactively restated to reflect the current capital structure and the Reverse Split of the Company.

Note 2 — Going concern

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations, debt financing from financial institution and related parties. As of December 31, 2024 and 2023, the Company had approximately $0.4 million and $0.2 million in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. The Company’s working capital deficit was approximately $14.6 million and $7.4 million as of December 31, 2024 and 2023. The Company’s accumulated deficit and negative operating cashflow for the year December 31, 2024 amounted to $24,734,689 and $5,934,771, respectively.

Subsequent to December 31, 2024, the Company obtained approximately $0.4 million short term loans, $0.7 million proceed from convertible notes for liquidity. See Note 19 for further details.

The Company has experienced recurring losses from operations and negative cash flows from operating activities since 2022. In addition, the Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	financial support from the Company’s related parties and stockholders;

●	other available sources of financing from banks and other financial institutions;

●	equity financing through capital market.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is December 31.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include its wholly owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries and VIE have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash. The amount in excess of the FDIC insurance was $0 as of December 31, 2024.

Prepayments and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to product providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2024 and 2023, no allowance for doubtful account was recorded.

Accounts receivable, net

Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have an impact on our consolidated financial statements. During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. An allowance for expected credit loss is recorded in the period in which loss is determined to be probable based on lifetime expected losses considering historical, current, and forecasted conditions. Amounts deem uncollectible are written off against the allowance after all collection efforts have ceased.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost and net realizable value. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records impairment for obsolescence. During the year ended December 31, 2024 and 2023, inventory impairment loss amounted to $2,315,209 and $1,269,469, respectively.

Cost method investment

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investment at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Cost method investment is evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near-term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore during the year ended December 31, 2024 and 2023, the Company did not record any impairment charges for its investments.

Deposits

Deposit consists of security deposits for vendors and deposits for acquisition. To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which are recorded as non-current assets on the balance sheet depending on its return date. On November 22, 2024, NM Data entered into an investment agreement to acquire 51% of Future Tech Incorporated (“Future Tech”), an Ohio-based company, for the development and construction of a 50MW high density data center and a vertical farming facility in Stryker, Ohio. The closing of the acquisition of FutureTech is subject to Future Tech’s executing an electricity sales and purchase agreement with a certain supplier set forth in the agreement and Future Tech entering into a ten-year lease option to purchase indoor space as set forth in the agreement. As of December 31, 2024, the deposit for acquisition of Future Tech was $401,000. Through the date of the report, $700,000 was paid to Future Tech.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Machinery and equipment	5 years
Computer and peripherals	3 years
Trucks and automobiles	5 years
Buildings	39 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred offering costs

Deferred offering costs consist primarily of expenses paid to attorneys, consultants, underwriters, and etc. related to its merger transaction. The balance has been offset with the proceeds received after the close of the offering.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the option to assess qualitative factors to determine whether it is necessary to perform further impairment testing in accordance with ASC 350-20, as amended by ASU 2017-04. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the impairment test described below is required. The Company compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount of a reporting unit exceeds its fair value, impairment is recognized for the difference, limited to the amount of goodwill recognized for the reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. For the year ended December 31, 2024 and 2023, goodwill impairment loss amounted $0 and $1,023,533, respectively.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments, loan receivable, and other current assets, other payable and accrued liabilities, accounts payable — related parties, short term loans and taxes payable. The Company considers the carrying amount of short-term financial instruments to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company’s long-term debts are measured at amortized cost, no fair value option is elected.

Revenue recognition

The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

The Company is a growing agriculture technology company providing CEA hardware products to growers in the controlled environment agriculture industry setting in North America.  Majority of the Company’s products were grow lights and related products for the indoor growing settings. Starting from first quarter of 2024, the Company also provides indoor grow containers to its customers.

The Company’s contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by the Company including payment terms which are typically 30 to 60 days for existing customers and prepaid for most new customers. In certain contracts involving sales to customers that entered into rebate programs who can get rebates with utility companies for using LED lighting, payment term ranges from 60 to 120 days.

The Company’s performance obligation is to deliver the products to customers. For indoor grow container products, the Company also involved in customization of the products to suit customer’s specific needs. The provision of customization and configuration to meet certain technical specification per US market and delivery of product is considered one performance obligation as the services provided are not distinct within the context of the contract whereas the customers can only obtain benefit when the services and products are provided together. At times, the Company may charge customers shipping and handling for delivery of products, control of goods does not transfer to the customer before shipment, therefore shipping is not a promised service to the Company and is not considered a separate performance obligation. Any fee charged for shipping would be included in the transaction price for the good.

Transaction prices are mostly fixed. In some contracts, when determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less. The Company had one contract with customer with installment payment terms of up to 16 months. The difference between the contract price and the Company’s cash selling price of the same products are recognized as interest income over the term of the payments. Interest income amounted to $0 and $78,385 for the year ended December 31, 2024 and 2023, respectively. This contract was terminated on July 12, 2023. For customers that entered into rebate programs with utility companies, transaction price may depend on level of energy saving the products achieved. The Company estimated the amount of consideration using either the expected value of the most likely amount depending on which method the Company expects to better predict the amount of consideration to which it will receive with a constraint applied such that a significant reversal of revenue is not probable.

The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal-Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. The Company ships the products according to shipping terms on the purchase order or sales order. Once delivery is complete, the Company then sends an invoice to the customer according to the quantity and price of shipment.

The Company evaluates the indicators of control in accordance with ASU 2016-08: 1) the Company is the most visible entity to customers and assumes fulfilment risk and risks related to the acceptability of products, including addressing customer inquiries directly and handling of product returns or refunds directly if any. For grow light products, the Company has its own brand for marketing. For indoor grow containers products, the Company is also involved in the design and technical specification of the products to meet requirement in the US market. 2) The Company assumes inventory risk either through storing the products in its own warehouses; or for drop shipments directly from vendors, the Company takes the title from vendors through inspection and acceptance and is responsible for product damage during shipment period prior to acceptance of its customers and is also responsible for product return if the customer is not satisfied with the products. 3) The Company determines the resale price of the products. 4) The Company is the party that directs the use of the inventory and can prevent the vendor from transferring the product to a customer or to redirect the products to a different customer, after evaluating the above scenario, the Company considers itself the principal of these arrangements and records revenue on a gross basis.

The Company’s disaggregate revenue stream by products are summarized below:

	For the Years Ended
	December 31, 2024	December 31, 2023

Grow light	$8,910,308	$8,932,751
Indoor grow containers	143,781	-
Grow Media and others	207,494	-
Total	$9,261,583	$8,932,751

Prepayments received from customers prior to the delivery of goods to customers or picked up by the customers are recorded as contract liability under the account Deferred income — contract liabilities.

Movements of deferred income — contract liabilities (including related party) consisted of the following as of the date indicated:

	As of December 31, 2024	As of December 31, 2023
Beginning balance	$118,909	$808,118
Prepayments from customers	1,054,171	1,370,836
Recognized as revenues	(941,822)	(2,060,045)
Ending balance	$231,258	$118,909

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded and estimated based on historical returns which were generally immaterial to the Company.

Estimated warranty are immaterial because suppliers provide a warranty period of 1-5 years for all products, varying depending on the product type. After customers provide their purchase invoices and serial numbers for the return products, the factories will issue the replacement products. Additionally, the factories will also bear the corresponding shipping costs, making the company’s warranty expenses negligible.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740 and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Stock-based compensation

The Company accounts for stock-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 718 amended by ASU 2018-07. Under FASB ASC Topic 718, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as an expense as the goods or services are received.

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

For issued warrants that meet all of the criteria for equity classification and issued with debt instruments, the proceeds from the sale of the debt instruments are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants is accounted for as paid-in capital. The remainder of the proceeds is allocated to the debt instrument portion of the transaction at a discount and amortized over the term of the debt instrument using the effective interest rate method.

Convertible notes

Upon adoption of ASU 2020-06 on January 1, 2021, the elimination of the beneficial conversion feature (“BCF”) and cash conversion models in ASC 470-20 that requires separate accounting for embedded conversion features in convertible instruments results in the convertible debt instruments being recorded as a single liability (i.e., there is no separation of the conversion feature, and all proceeds are allocated to the convertible debt instruments as a single unit of account). Unless conversion features are derivatives that must be bifurcated from the host contracts in accordance with ASC 815-15 or, in the case of convertible debt, if the instruments are issued with a substantial premium, in the latter case, ASC 470-20-25-13 requires the substantial premium to be attributable to the conversion feature and recorded in additional paid-in capital (APIC).

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (i) the Company’s management and or their immediate family, (i) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company, A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. ‘Transactions involving related parties cannot be presumed to be caried out on an arm’s - length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Loss per share

Basic loss per share is computed by dividing net loss attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted loss per share presents the dilutive effect on a per share basis of the potential common stock (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share.

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting: Improvements to reportable Segment Disclosures (“ASU 2023-07”), which enhances the disclosure required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. ASU 2023-07 will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-07, which was applied retrospectively to all prior periods presented. Refer to Note 18 herein for further details regarding this adoption.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 4 — Variable interest entity

The Company does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity (“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.

Based on the loan agreement between its creditor and Upland 858 LLC, the loan is a non-recourse debt secured by the assets owned by Upland 858 LLC only and guaranteed by the stockholders of Upland 858 LLC only. Upland 858 LLC’s creditor will have no-recourse to Visiontech which is considered to be the primary beneficiary of the VIE structure but not the legal owner of Upland 858 LLC:

Accordingly, the accounts of Upland were consolidated in the accompanying financial statements as VIE of Visiontech from January 2022 when Upland acquired the warehouse in California.

The carrying amount of the assets and liabilities are as follows:

As of December 31, 2024
Cash	$18,210
Property and equipment, net	4,136,078
Total assets	$4,154,288

Current portion of long-term debt	$83,868
Long-term debt, net of current portion	2,687,777
Accrued expenses	497
Intercompany payable to Visiontech	1,418,560
Total liabilities	$4,190,702

The operating results of VIE included in the consolidated statements of operations are as follows for the period indicated:

For the year ended December 31, 2024
Revenue*	$332,842
Selling, general and administrative	158,818
Interest expense	178,934
Income tax	3,500
Net loss	$(8,410)

*	Upland generated its revenue from leasing the warehouse to Visiontech. Revenue of Upland was fully eliminated on the consolidated statements of operations.

Note 5 — Reverse recapitalization

On March 11, 2024, Lakeshore merged with and into the Company for the sole purpose of reincorporating Lakeshore into the State of Delaware. Immediately after the Reincorporation, the Company consummated the merger between the Company and NMI, resulting in the stockholders of NMI becoming 84.7% stockholders of the Company and the Company becoming the 100% stockholder of Nature’s Miracle. Lakeshore was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of the Company represent the continuation of the financial statements of NMI, with the Merger reflected as the equivalent of NMI issuing ordinary shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore were recognized as of the closing date at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of NMI. The shares and corresponding capital amounts and all per share data related to NMI outstanding shares prior to the reverse recapitalization have been retroactively adjusted.

The following table presents the number of the Company’s common stock issued and outstanding immediately following the reverse recapitalization:

Common Stock
Lakeshore’s shares outstanding prior to reverse recapitalization	74,717
Shares issued to private rights	1,172
Conversion of the Lakeshore’s public shares and rights	26,337
Shares issued to service providers	26,718
Shares issued for commitment fee	5,114
Bonus shares issued to investors	5,533
Conversion of NMI’s shares into the Company’s ordinary shares	742,416
Total shares outstanding	882,006

In connection with the reverse recapitalization, the Company has assumed 120,858 warrants outstanding, which consisted of 115,000 public warrants and 5,858 private warrants. Both of the public warrants and private warrants met the criteria for equity classification. (see Note 14 Equity for details)

In connection with the reverse recapitalization, the Company raised approximately $1.1 million of proceeds, presented as cash flows from financing activities, which included the contribution of approximately $15.1 million of funds held in Lakeshore’s trust account, net of approximately $13.9 million paid to redeem 41,552 public shares of Lakeshore’s ordinary shares, approximately $1.0 million in transaction costs incurred by Lakeshore, and repayments of a promissory note in the amount of $75,000 issued to Lakeshore’s related party. NMI incurred approximately $1.2 million of transaction costs, which consisted of direct incremental legal and accounting fees in connection with the Merger. The net effect of the above with the net liabilities assumed from Lakeshore of approximately $1.6 million was recorded to the Company’s retained deficit of $2,833,474.

The following table reconcile the elements of the reverse recapitalization to the consolidated statements of cash flows and the changes in shareholders’ equity (deficit):

As of March 11, 2024
Funds held in Lakeshore’s trust account	$15,067,702
Funds held in Lakeshore’s operating cash account	198
Less: amount paid to redeem public shares of Lakeshore’s ordinary shares	(13,947,723)
Proceeds from the reverse recapitalization	1,120,177
Less: payments of transaction costs incurred by Lakeshore	(1,044,980)
Less: repayments of promissory note – related party of Lakeshore’	(75,000)
Less: notes assumed from Lakeshore	(555,000)
Less: liability assumed from Lakeshore	(1,547,814)
Less: transaction costs paid by NMI	(1,230,857)
Add: receivable assumed from Lakeshore	500,000
Net liabilities assumed from issuance of common stock upon the Merger, balance classified to retained deficit	$(2,833,474)

Note 6 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	As of December 31, 2024	As of December 31, 2023
Accounts receivable	$2,744,118	$1,906,222
Less: allowance for credit losses	(915,074)	(669,974)
Subtotal accounts receivable, net	1,829,044	1,236,248
Accounts receivable - related party	1,092,960	305,669
Less: allowance for credit losses – related party	(116,511)	-
Subtotal accounts receivable – related party, net	976,449	305,669
Total accounts receivable, net	$2,805,493	$1,541,917

Provision for credit losses were $408,569 and $907,021 for the years ended December 31, 2024 and 2023, respectively.

Movement of allowance:

Movement of allowance for expected credit losses (including related party) consisted of the following as of the date indicated:

	December 31, 2024	December 31, 2023
Beginning balance	$669,974	$259,690
Addition	408,569	907,021
Write-off	(46,958)	(496,737)
Ending balance	$1,031,585	$669,974

Note 7 — Loans Receivable

In September 2022, Visiontech and CGGP, LLC (“CGGP”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $123,688. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $21,038. For the year ended December 31, 2023, the Company paid $62,383. This loan has been paid off on March 17, 2023.

In September 2022, Visiontech and NewCo Vision, LLC (“NewCo”), a customer who purchased industrial light fixtures, entered into three promissory note agreements with terms of six months. The total amount of the notes was $139,840. The notes bear interest thereon at the annual rate of 7% and requires monthly installment payments totaled $23,785. For the year ended December 31, 2023, the Company paid $70,530. This loan has been paid off on March 17, 2023.

Note 8 — Cost method investment

Cost method investment consists of the following:

	As of December 31, 2024	As of December 31, 2023
10% Investment of Iluminar	$1,000,000	$1,000,000
Total	$1,000,000	$1,000,000

On April 11, 2023, one of the Company’s customers, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. The shares were issued to the Company on March 31, 2023. No identified event or change in circumstances that would have a significant adverse effect on the value of investment and the Company determined no impairment was deemed necessary as of December 31, 2024 and 2023.

Note 9 — Property and equipment, net

Property and equipment, net consist of the following:

	As of December 31, 2024	As of December 31, 2023
Trucks & Automobiles	$285,099	$285,099
Machinery & Equipment	67,847	67,847
Building	3,465,230	3,465,230
Land	930,000	930,000
Subtotal	4,748,176	4,748,176
Less: accumulated depreciation	(501,344)	(341,904)
Total	$4,246,832	$4,406,272

Depreciation expense for the year ended December 31, 2024 and 2023 amounted to $159,439 and $164,942, respectively. For the years ended on December 31, 2024 and 2023, the company recognized a loss of $0 and $17,219, respectively, in relation to the disposal of equipment at its carrying value.

Note 10 — Loans payable

Short-term loans:

	As of December 31, 2024	As of December 31, 2023
Factor H (1)	$685,172	$409,443
Factor I (2)	207,921	-
Factor J (3)	28,838	-
Factor K (4)	66,404	-
Jie Zhang (5)	100,000	100,000
Peng Zhang (6)	560,000	-
RedOne Investment Limited (“RedOne”) (7)	230,000	-
Agile Capital Funding, LLC (8)	480,798	-
ClassicPlan Premium Financing, Inc. (9)	9,471	-
Maximcash Solutions LLC (10)	300,000	-
Total short-term loans	$2,668,604	$509,443

Short-term loans consist of account receivable factoring agreements, subordinated business loan and third parties loans as of December 31, 2024 and 2023.

(1)	On October 23, 2023, the Merchants entered into a standard merchant cash advance agreement with Factor H. The Company sold $768,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $503,500 was remitted to the Company, after the deduction of the total fees of $26,500. The Company agreed to pay a weekly installment of $22,814.84 for 32 weeks with a final extra payment of $38,500. The effective interest rate of this agreement was 85.36%. For the year ended December 31, 2024 and 2023, the Company paid $409,443 and $94,057 principal of the loan.

On May 2, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor H. The Company sold $1,240,150 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $807,500 was remitted to the Company, after the deduction of the total fees of $42,500. The Company agreed to pay a weekly installment of $41,000 for 31 weeks. The effective interest rate of this agreement was 93.05%. The Company use this loan to pay off $175,314 previous loan with Factor H that dated on October 23, 2023. For the year ended December 31, 2024, the Company paid $807,500 principal of the loan.

On November 18, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor H. The Company sold $1,167,200 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $752,000 was remitted to the Company, after the deduction of the total fees of $48,000. The Company agreed to pay a weekly installment of $32,000 for 37 weeks. The effective interest rate of this agreement was 94.98%. The Company use this loan to pay off $566,150 previous loan with Factor H that dated on May 2, 2024. For the year ended December 31, 2024, the Company paid $66,828 principal of the loan.

(2)	On August 29, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor I. The Company sold $213,000 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $142,500 was remitted to the Company, after the deduction of the total fees of $7,500. The Company agreed to pay a weekly installment of $8,192 for 26 weeks. The effective interest rate of this agreement was 84.22%. For the year ended December 31, 2024, the Company paid $142,500 principal of the loan.

On December 12, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor I. The Company sold $319,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $213,750 was remitted to the Company, after the deduction of the total fees of $11,250. The Company agreed to pay a weekly installment of $13,313 for 24 weeks. The effective interest rate of this agreement was 84.03%. The Company use this loan to pay off $90,116 previous loan with Factor H that dated on August 29, 2024. For the year ended December 31, 2024, the Company paid $5,829 principal of the loan.

(3)	On September 27, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor J. The Company sold $72,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $47,470 was remitted to the Company, after the deduction of the total fees of $2,530. The Company agreed to pay a weekly installment of $3,021 for 24 weeks. The effective interest rate of this agreement was 88.98%. For the year ended December 31, 2024, the Company paid $18,632 principal of the loan.

(4)	On September 30, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor K. The Company sold $181,250 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $115,955 was remitted to the Company, after the deduction of the total fees of $9,045. The Company agreed to pay a weekly installment of $7,552 for 24 weeks. The effective interest rate of this agreement was 94.36%. For the year ended December 31, 2024, the Company paid $49,551 principal of the loan.

These receivable purchase agreements were accounted for as secured borrowing under ASC 860 since there is no legal, actual, effective transfer of the receivables to the Factors. Rather, the Factors only have generally claim against the receivable pools not a particular receivable. The average dollar amount of the borrowings for the years ended December 31, 2024 and 2023 were $346,529 and $503,500. The weighted average effective interest rate for the years ended December 31, 2024 and 2023 were 92.20% and 85.36%. As of December 31, 2024 and 2023, outstanding balance amounted to $988,336 and $409,443, respectively.

(5)	On October 30, 2023, NMI entered into a loan agreement with an independent third party pursuant to which the Company borrowed a principal amount of $100,000 with an annual interest rate of 12% for a term of one year. The loan was extended to April 15, 2025. The loan balance as of December 31, 2024 and 2023 was $100,000 and $100,000, respectively.

(6)	On March 7, 2024, the Company’s subsidiary Nature’s Miracles entered into a loan agreement with Peng Zhang, a 2.5% shareholder of the Company. The amount of the loan is $1,405,000 with 10% interest and is due on March 7, 2025. For the year ended December 31, 2024, Nature’s Miracles made a payment of $500,000 toward the loan. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement, under which Peng Zhang agreed to convert the $345,000 of loan balance into 130,682 shares of the Company’s common stock at a conversion price of $2.64 per share. As of December 31, 2024, the loan balance was $560,000.

(7)	On February 10, March 28, June 5, June 27, September 22, December 22, 2023 and February 20, 2024, Lakeshore entered into seven promissory notes with RedOne to which Lakeshore borrowed an aggregate principal amount of $380,000 with zero interest rate. On July 11, 2023, Lakeshore entered into a loan agreement with Deyin Chen (Bill) to which Lakeshore borrowed a principal amount of $125,000 with an annual interest rate of 8%. This loan was extended to March 11, 2024 with interest waived pursuant to a Side Letter to the loan agreements dated December 8, 2023. A payment of $75,000 was made upon close of the Merger on March 11, 2024 and the loan balance of $50,000 owed to Deyin Chen (Bill) was assigned to RedOne and the Company assumed the outstanding balance. The loan bears interest of 8% per annum. $50,000 was paid on July 29, 2024 and $150,000 was paid on November 11, 2024.

The balance of $230,000, originally due by December 11, 2024, was revised to be paid in two equal installments: the first installment of $115,000 no later than March 31, 2025, and the second installment of $115,000 no later than June 30, 2025.

(8)

On June 6, 2024, the Merchants entered into a subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $288,750, including the administrative agent fee of $13,750. The Company agreed to pay a weekly installment of $15,056 for 28 weeks. The effective interest rate of this agreement was 90.22%. The collateral consists of the Company’s right, title and interest in and to including the Company’s financial assets, goods, accounts, equipment, inventory, contract rights or rights to payment of money. The Company received the net proceeds on June 7, 2024. For the year ended December 31, 2024, the Company paid $275,000 principal of the loan.

On September 25, 2024, the Merchants entered into another subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $315,000, including the administrative agent fee of $15,000. The Company agreed to pay a weekly installment of $16,425 for 28 weeks. The effective interest rate of this agreement was 90.22%. The Company use this loan to pay off $195,806 previous loan with Agile Capital Funding, LLC and Agile Lending, LLC that dated on June 6, 2024. For the year ended December 31, 2024, the Company paid $300,000 principal of the loan.

On November 21, 2024, the Merchants entered into another subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $575,000, including the administrative agent fee of $28,750. The Company agreed to pay a weekly installment of $29,982 for 28 weeks. The effective interest rate of this agreement was 90.80%. The Company use this loan to pay off $331,388 previous loan with Agile Capital Funding, LLC and Agile Lending, LLC that dated on September 25, 2024. For the year ended December 31, 2024, the Company paid $65,452 principal of the loan.

(9)	On December 1, 2024, Visiontech and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $15,465 and financed $10,559 of it. Visiontech needs to pay a monthly installment of $1,286 for nine months with the last installment due on August 1, 2025. The effective interest rate of this loan was 22.57%. During the year ended December 31, 2024, the Company paid $1,088 principal of the loan.

(10)	On December 30, 2024, the Merchants entered into a business loan and security agreement (the “Agreement”) with Maximcash Solutions LLC (the “Maxim”). Under the Agreement, the Maxim loaned $311,000 to the Company, which includes an $11,000 origination fee deducted at the time of funding. This loan carries an interest rate of 51.64% and an annual percentage rate of 59.40%. The loan matures on January 14, 2026. The Company will repay the Loan in 26 biweekly payments of $15,430, with a total repayment amount of $401,190 over a 12-month term. The loan is secured by all present and after-acquired property of the Company. As security to the loan, the Company shall issue 311,000 shares of its common stock to Maximin in the event of a loan default. For the year ended December 31, 2024, no principal was paid.

The Company also make the following principal payments for the below loans for the year ended December 31, 2023:

On August 31, 2022, the Merchants entered into a standard merchant cash advance agreement with Factor A. Merchants sells to Factor A $1,065,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor A remitted the net purchase price of $712,500 to Merchants, after deducting the total fees of $37,500. Merchants agreed to pay a weekly installment of $26,625 for 40 weeks to Factor A until Factor A received the total purchased amount of receipts. The effective interest rate of this agreement was 105.19%. During the year ended December 31, 2023, the Company paid $326,233 principal of the loan.

On September 1, 2022, Visiontech entered into a receivables purchase agreement with another Factor B. Visiontech sold to Factor B $458,500 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor B disbursed the net purchase price of $339,465 to Visiontech, after deducting the origination fees of $10,500. Visiontech agreed to pay a weekly installment of $8,817.31 for 52 weeks to Factor B until Factor B received the total purchased amount of receipts. The effective interest rate of this agreement was 55.79%. During the year ended December 31, 2023, the Company paid $262,157 principal of the loan.

On October 31, 2022, Hydroman entered into a receivables purchase agreement with Factor C. Hydroman sold to Factor C $675,000 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor C remitted the net purchase price of $485,000 to Hydroman, after the deduction of the origination fees of $15,000. Hydroman agreed to pay a weekly installment of $16,071 for 42 weeks to Factor C until Factor C receive the total purchased amount of receipts. The effective interest rate of this agreement was 106.56%. During the year ended December 31, 2023, the Company paid $367,632 principal of the loan.

On October 31, 2022, Visiontech entered into a future receivable sale and purchase agreement with a capital management institution D at a sale price of $100,000, after the deduction of the origination fees of $10,000. According to the agreement, the amount of receivables being sold was $149,000 with 20% purchased percentage and the estimated daily payment amount is $1,490 for 20 weeks. The effective interest rate of this agreement was 85.25%. During the year ended December 31, 2023, the Company paid $68,868 principal of the loan.

On November 2, 2022, Hydroman entered into a receivables purchase agreement with Factor E. Hydroman sold to Factor E $374,750 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor E remitted the net purchase price of $225,000 to Hydroman, after the deduction of the total closing costs of $25,000. Hydroman agreed to pay a weekly installment of $15,615 for 24 weeks to Factor E until Factor E receive the total purchased amount of receipts. The effective interest rate of this agreement was 84.67%. During the year ended December 31, 2023, the Company paid $188,441 principal of the loan.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor F. The Company sold to Factor F $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor F remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor F until Factor F receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%. During the year ended December 31, 2023, the Company paid $110,977 principal of the loan.

On November 18, 2022, the “Merchants” entered into a standard merchant cash advance agreement with Factor G. The Company sold to Factor G $206,113 of its accounts receivable balances on a recourse basis for credit approved accounts. Factor G remitted the net purchase price of $123,750 to the Company, after the deduction of the total fees of $13,750. The Company agreed to pay a weekly installment of no more than $8,588 for 24 weeks to Factor G until Factor G receive the total purchased amount of receipts. The effective interest rate of this agreement was 89.96%. During the year ended December 31, 2023, the Company paid $110,977 principal of the loan.

On September 21, 2022, Hydroman signed a commercial loan with WebBank for the principal amount of $100,000. This loan requires a weekly installment payment of $2,244.38 for 52 weeks. The effective interest rate of this loan was 31.22%. The Company paid off this loan on June 14, 2023. During the year ended December 31, 2023, the Company paid $76,064 principal of the loan.

On September 18, 2022, Hydroman and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $35,508 and financed $26,387 of it. Hydroman needs to pay a monthly installment of $3,065 for six months with the last installment due on May 19, 2023. The effective interest rate of this loan was 10.80%. The Company paid off this loan on May 16, 2023. During the year ended December 31, 2023, the Company paid $14,922 principal of the loan.

On February 13, 2023, Hydroman and First Insurance Funding entered into a premium financing agreement with a total gross policy premium and related fees of $4,812 and financed $4,461 of it. Hydroman needs to pay a monthly installment of $481 for ten months with the last installment due on December 13, 2023. The effective interest rate of this loan was 16.85%. The Company terminated the insurance policy and this loan on June 15, 2023. During the year ended December 31, 2023, the Company paid $4,812 principal of the loan.

Interest expenses for short term loans amounted to $1,375,069 and $428,159 for the years ended December 31, 2024 and 2023, respectively.

Short-term loans — related parties: refer to Note 11 Related Party transactions.

Long-term debts:

Long-term debts consist of three auto loans, one building loan, and one secured business loan as of December 31, 2024 and 2023.

The outstanding amount of the auto loans were $80,238 and $114,621 as of December 31, 2024 and 2023, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased the second vehicle for $86,114 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. On September 28, 2022, the Company purchased the third vehicle for $62,230 and financed $56,440 of the purchase price through auto loan. The loan requires a monthly installment payment of $1,107 with the last installment due on September 28, 2027. During the year ended December 31, 2024 and 2023, the Company made total payments of $34,382 and $32,733 towards the auto loans, respectively.

Minimum required principal payments towards the Company’s auto loans as of December 31, 2024 are as follows:

Twelve months ended December 31,	Repayment
2025	$36,121
2026	27,655
2027	16,462
Total	$80,238

The outstanding amount of the building loan was $2,771,645 and $2,852,597 as of December 31, 2024 and 2023, respectively. On January 10, 2022, the Company purchased one building and land for $4,395,230 and financed $3,000,000 of the purchase price through Bank of the west. The loan requires monthly installment payment of $15,165 with the last installment due on January 10, 2032. During the year ended December 31, 2024 and 2023, the Company made total payments of $80,952 and $78,077 towards the loan, respectively.

Minimum required principal payments towards the Company’s building loan as of December 31, 2024 are as follows:

Twelve months ended December 31,	Repayment
2025	$83,868
2026	86,928
2027	89,785
Thereafter	2,511,064
Total	$2,771,645

The outstanding amount of the secured business loan was $3,127,742 and $3,281,526 as of December 31, 2024 and 2023, respectively. On June 14, 2023, the Company’s subsidiaries Visiontech and Hydroman entered into a secured business loan agreement with Newtek Business Services Holdco 6, Inc. for a principal sum of up to $3,700,000 with a maturity date of July 1, 2033. The loan is secured by the Company’s building and guaranteed by the Company’s major stockholders. During the year ended of December 31, 2024 and 2023, the Company made total payments of $153,784 and $57,020 towards the loan, respectively.

Minimum required principal payments towards the Company’s secured business loan as of December 31, 2024 are as follows:

Twelve months ended December 31,	Repayment
2025	$181,087
2026	213,239
2027	251,099
2028	295,681
Thereafter	2,186,637
Total	$3,127,743

Interest expenses for long term loans amounted to $633,089 and $406,442 for the years ended December 31, 2024 and 2023, respectively.

Note 11 — Convertible notes

The Company entered into a series of convertible note agreements with investors as described below. The Company also determined that the embedded conversions in the notes meets the scope exception to be considered indexed to a reporting’s own stock based on the two-step approach in accordance with ASC 815-40-15 and does not require to be separately accounted for as a derivative. As a result, the Company classified all the convertible notes as a debt instrument in its entirely.

On July 3, 2024, the Company entered into four convertible note agreements total of $410,000 from four investors. Each note bears 12% interest per annum and matures in 6 months. The Company shall repay the principal and accumulated interest after six months. If the investors choose to convert, the number of shares will be calculated by dividing the principal plus accumulated interest by $13.26. On November 19, 2024, the Company entered into four debt-to-equity conversion agreements, under which four investors agreed to convert a total of $410,000 into 155,303 shares of the Company’s common stock at a conversion price of $2.64 per share. However, the Company failed to complete the registration of the converted shares within 45 calendar days as require by the conversion agreements, the investors has elected to decline the conversion and has elected to reinstate the original debt liability in accordance with the original agreement and extended the maturity date to June and September 2025, with two maturing in each month. The balance of these Notes are $410,000 as of December 31, 2024.

On July 17, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant to which the Company sold, in a private placement, a $180,000 convertible note with an original issue discount of $27,500, and a warrant to purchase up to 7,250 shares of common stock at an exercise price of $26.10 per share. The interest on the note was 12% per annum and the maturity date of the note was 12 months from July 17, 2024. The note can be converted into a fixed price of $12.00 per share. As consideration for entering into the securities purchase agreement, the Company issued a total of 6,000 shares to the investor on July 19, 2024. The warrant was exercisable on July 17, 2024 until five years from July 17, 2024. Approximately $58,090 from the convertible note proceeds was allocated to issuance of ordinary shares and warrants based on relative fair value. On July 30, 2024, the note was terminated as a result of the Company’s full payment of the note’s principal and accrued interest in the total amount of $212,400. As a result, all obligations under the note have been satisfied, and the note is no longer outstanding.

On August 13, 2024, the Company entered a securities purchase agreement with 1800 Diagonal Lending LLC (“Diagonal”), in connection with the issuance of a promissory note in the aggregate principal amount of $181,700, including an original issue discount of $23,700, closing expenses of $8,000 deducted from funding amount. The maturity date was June 15, 2025 and the interest rate of the note was 12% per annum. The initial funding was scheduled to be paid in 10 equal monthly installments of $20,350. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of December 31, 2024, the balance of this note was $92,045.

On September 18, 2024, the Company entered into another securities purchase agreement with Diagonal pursuant to which the Company sold to the Diagonal a convertible promissory note in the aggregate principal amount of $107,880 with an original issue discount of $14,880. The note bears a one-time interest charge of 13% and maturity date was July 15, 2025. Accrued, unpaid interest and outstanding principal, subject to adjustment, is required to be paid in five payments, with the first payment of $60,952 due on March 15, 2025, and the remaining four payments of $15,238 due on the fifteenth day of each month thereafter. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of December 31, 2024, the balance of this note was $85,000.

On October 14, 2024, the Company issued and sold to Diagonal a promissory note in the principal amount of $101,200 (reflecting a purchase price of $88,000 and an original issue discount of $13,200). The note bears a one-time interest charge of 14% of the principal amount. Accrued, unpaid interest and outstanding principal will be due in ten payments, each in the amount of $11,537. The first payment will be due November 15, 2024 with nine subsequent payments due on the 15th of each month thereafter. Only upon occurrence of an event of default under the note, the note will be convertible into common stock at a conversion price equal to 75% multiplied by the lowest trading price for the common stock during the ten trading days prior to the conversion date. As of December 31, 2024, the balance of this note was $65,182.

On November 18, 2024, the Company signed one convertible note agreement of $90,000 from one investor. The note bears 12% interest per annum and matures in 6 months. The Company shall repay the principal and accumulated interest after six months. If the investors choose to convert, the number of shares will be calculated by dividing the principal plus accumulated interest by $29.31. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement, under which the investor agreed to convert the $90,000 into 34,091 shares of the Company’s common stock at a conversion price of $2.64 per share. However, the Company failed to complete the registration of the converted shares within 45 calendar days as require by the conversion agreements, the investors has elected to decline the conversion and has elected to reinstate the original debt liability in accordance with the original agreement and extended the maturity date to September 2025. As of December 31, 2024, the balance of this note was $90,000.

On December 17, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant for a $180,000 convertible note with an original issue discount of $20,000. The note bears an annual rate of 12% and the maturity date of this note shall be December 17, 2025. The note can be converted into a fixed price of $2.50 per share. Net proceeds to the Company amounted to $150,000 (after deducting the fee paid to escrow agent of $10,000). The Company has also agreed to issue 118,000 shares of common stock for commitment fee, and a warrant to purchase up to 138,462 shares of common stock. As of December 31, 2024, the balance of this note was $164,483 and the shares and warrants were not issued. On January 21, 2025, the Company and investor mutually rescinded the above note and released the Company from all of its obligations. The Company returned the $160,000 to the investor on January 15, 2025.

On December 12, 2024, the Company entered into a convertible promissory note with Diagonal in the principal amount of $101,200 (reflecting a purchase price of $88,000 and an original issue discount of $13,200). The note bears 14% interest per annum and maturity date is December 15, 2025. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of December 31, 2024, the balance of this note was $80,929.

Interest expenses in connection with the convertible notes for the year ended December 31, 2024 amounted to $196,373.

Note 12 — Related party transactions

Purchases and accounts payable – related parties:

UniNet Global Inc. (“Uninet”), a vendor whose stockholder is Zhiyi (Jonathan) Zhang who is also one of the stockholders and management of the Company, sold certain products to Visiontech. On September 24, 2024, the Company entered into a trade payable forgiveness agreement with Visiontech, Uninet and NMI, relating to the cancellation of a portion of outstanding trade payables owed by Visiontech to Uninet. Visiontech owed Uninet a trade payable in the amount of $2,713,073 as of June 30, 2024. Pursuant to the trade payable forgiveness agreement, Uninet agreed to cancel the outstanding trade payable of $2,135,573, leaving a remaining balance of $577,500 still payable by Visiontech to Uninet. The debt forgiveness was recorded as an increase in additional paid in capital of $2,135,573 as a result of related party transaction. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with Visiontech, Uninet, and NMI, under which the remaining balance of $577,500 to be converted into 218,750 shares of common stock for Jonathan Zhang at a conversion price of $2.64 per share. As of December 31, 2024 and 2023, the outstanding accounts payable amount due to Uninet was $0 and $2,758,074, respectively.

From 2022 to April 2023, Jinlong (David) Du, the CEO of Megaphoton, was also the Director of NMI and will serve as Director of the Company following the Merger with Lakeshore. On April 17, 2023, Jinlong Du resigned from his position as a member of the NMI’s board of director and will not serve as the Company’s director post merger. For the four months ended April 30, 2023, the purchases Visiontech made from Megaphoton was $92,416 and the purchases Hydroman made from Megaphoton was $0. Hydroman and Megaphoton ended the exclusive supplier agreement on May 4, 2023.

On April 11, 2023, one of the Company’s customers and vendors, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. For the years ended December 31, 2024 and 2023, the purchases made from Iluminar was $307,182 and $56,671, respectively. As of December 31, 2024 and 2023, the accounts payable amount due to Iluminar was $308,407 and $0, respectively.

Revenue and accounts receivable - related party:

During the years ended December 31, 2024 and 2023, the sales revenue from Iluminar was $1,593,926 and $300,053, respectively. As of December 31, 2024 and 2023, the account receivable, net from Iluminar was $976,449 and $305,669, respectively.

Prepayments - related party:

As of December 31, 2024 and 2023, the prepayments from Jonathan was $10,000 and $0, respectively.

Deferred income – contract liabilities - related party:

As of December 31, 2024 and 2023, the deferred income - contract liabilities from Iluminar was $86,468 and $0, respectively.

Other payables — related parties

For the year ended December 31, 2022, Nature’s Miracle Inc. (Cayman) (“NMCayman”), former stockholders of NMI, currently under common control of Mr. Tie (James) Li, the Company’s CEO, paid a total amount of $345,000 of legal and audit fee for the Company. As of December 31, 2024 and 2023, the outstanding amount due to NMCayman was $170,000 and $170,000, respectively.

For the year ended December 31, 2021, Yang Wei, former shareholder of the Visiontech and current shareholder of the Company, paid a total amount of $23,813 of normal business operating fee for the Company. As of December 31, 2024 and 2023, the outstanding amount due to Yang Wei was $23,813 and $23,813, respectively.

For the year ended December 31, 2022, Zhiyi (Jonathan) Zhang, paid a total amount of $27,944 of normal business operating fee for the Company. On May 19, 2023, September 4, 2023, and July 1, 2024, Zhiyi (Jonathan) Zhang paid another $1,000, $557, $8,184 for normal business operating expenses, respectively. Furthermore, in 2024, Mr. Zhang contributed an additional $10,936 toward Company expenses. On October 11, 2023, the Company paid off $28,501 of the balance. As of December 31, 2024 and 2023, the outstanding amount due to Zhiyi (Jonathan) Zhang was $20,120 and $1,000.

In September 2024, James Li paid a total amount of $30,000 of normal business operating fee for the NMCA and NMCA paid it back to James in November 2024. As of December 31, 2024, the outstanding amount due to James Li was $0.

For the year ended December 31, 2024, Nature’s Miracle Holding Inc. has an outstanding amount due to Mr. Tie (James) Li for $25,000 of board fees.

For the year ended December 31, 2024, Nature’s Miracle Holding Inc. has an outstanding amount due to Zhiyi (Jonathan) Zhang for $25,000 of board fees.

As of December 31, 2024 and 2023, accrued interest expense from related parties, were $103,776 and $63,141, respectively, which were included in other payable related parties on the Company’s balance sheets. (see Short-term loans — related parties for detail).

Loan receivable — related parties:

	As of December 31, 2024	As of December 31, 2023
Loan to Lakeshore Acquisition II Corp.	$-	$460,000
Total loan receivable – related parties	$-	$460,000

On June 8, 2023, the Company and Lakeshore entered into a promissory note for the principal amount of $40,000 with zero interest rate.

On July 7, 2023, August 10, 2023, September 11, 2023, October 11, 2023 and November 9, 2023, NMI and Lakeshore entered into five promissory notes for the principal amount of $80,000 each with zero interest rate.

On December 7, 2023, January 8, 2024, and February 6, 2024, NMI and Lakeshore entered into three promissory notes pursuant to which Lakeshore borrowed the principal amount of $20,000 each with zero interest rate.

As a result of the Merger, all loans to Lakeshore had been consolidated and eliminated on the Company’s consolidated balance sheets.

Interest income for loan receivable – related parties amounted to $0 and $6,861 for the years ended December 31, 2024 and 2023, respectively.

Short-term loans — related parties

	As of December 31, 2024	As of December 31, 2023
Zhiyi Zhang (1)	$60,000	$60,000
Tie Li (2)	185,000	110,000
NMCayman (3)	35,755	613,255
Total short-term loans – related parties	$280,755	$783,255

(1)	On November 29, 2022, Visiontech signed a loan with Zhiyi (Jonathan) Zhang, one of the stockholders of the Company, for the principal amount of $100,000 with 8% interest rate. This loan is originally required to be paid in full before May 29, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently further extended to August 15, 2024, and finally extended to April 15, 2025. During the year ended December 31, 2023, the Company paid $40,000 to Zhiyi Zhang. The loan balance as of December 31, 2024 and 2023 was $60,000 and $60,000. As of December 31, 2024 and 2023, the accrued interest of this loan was $12,079 and $7,186, respectively.

(2)	In December 2022, the Company signed two loans with Tie (James) Li, the Company’s CEO, for the total principal amount of $610,000 with 8% interest rate. This loan is originally required to be paid in full before June 1, 2023, the Company initially extended it to November 15, 2023. The Company made $500,000 payments towards the loan on June 16, 2023 and paid $50,000 on July 29, 2024. The $110,000 loan was further extended to February 15, 2024, subsequently extended to August 15, 2024, and finally extended to April 15, 2025. The loan balance as of December 31, 2024 and 2023 was $60,000 and $110,000, respectively. The accrued interest of this loan as of December 31, 2024 and 2023 was $547 and $8,800, respectively.

On July 11, 2023, Lakeshore signed one loan with Tie (James) Li for a principal amount of $125,000 with 8% interest rate. This loan was required to be paid in full before November 11, 2023. On December 8, 2023, Lakeshore entered into a side letter to this loan agreement to extend the repayment to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023. This loan was subsequently extended to September 15, 2024 and finally extended to April 15, 2025. The loan balance as of December 31, 2024 and 2023 was $125,000 and $0, respectively. As of December 31, 2024, accrued interest of this loan was $2,521.

(3)	On January 17, 2023, the Company and NMCayman entered into a loan agreement for the principal amount of $318,270 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently extended to August 15, 2024, and finally extended to April 15, 2025. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with NMCayman, under which $299,714 balance of this debt and $277,786 balance of another debt (see below) will be converted into 218,750 shares of common stock for James at a conversion price of $2.64 per share. As of December 31, 2024 and 2023, the loan balance was $18,556 and $318,270, respectively. As of December 31, 2024 and 2023, accrued interest of this loan was $46,180 and $24,276, respectively.

On January 17, 2023, the Company and NMCayman entered into a loan agreement for the principal amount of $294,985 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently extended to August 15, 2024, and finally extended to April 15, 2025. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with NMCayman, under which $277,786 balance of this debt and $299,714 balance of another debt will be converted into 218,750 shares of common stock for James at a conversion price of $2.64 per share. As of December 31, 2024 and 2023, the loan balance was $17,199 and $294,985, respectively. As of December 31, 2024 and 2023, the accrued interest of this loan was $42,449 and $22,500, respectively.

On April 1, 2023, NMI and NMCayman entered into a loan agreement for the principal amount of $160,000 with 8% interest rate. This loan had been paid in full on June 13, 2023.

Interest expense for short-term loan - related parties amounted to $61,597 and $80,381 during the twelve months ended December 31, 2024 and 2023, respectively.

Note 13 — Income taxes

The provision for income taxes for the years ended December 31, 2024 and 2023 consisted of the following:

	December 31, 2024	December 31, 2023
Income Tax Expense
Current federal tax expense
Federal	$-	$-
State	5,100	2,421
Deferred tax
Federal	-	162,048
State	-	53,889
Total	$5,100	$218,358

The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	December 31, 2024	December 31, 2023
Statutory tax rate
Federal	21.00%	21.00%
State of California	6.90%	6.81%
Permanent difference	(0.11)%	(4.19)%
Change in valuation allowance	(27.83)%	(26.69)%
Effective tax rate	(0.04)%	(3.07)%

As of December 31, 2024 and 2023 the income tax payable was $297,991 and $299,018, respectively, and the net deferred tax asset was $0 and $0, respectively.

The significant components that comprised the Company’s net deferred taxes are as follows:

	As of December 31, 2024	As of December 31, 2023
Deferred tax assets/(liabilities)
Property, plant and equipment	(70,758)	(70,758)
Right of use asset	66,063	17,283
Allowance for credit loss	441,890	327,557
Inventory impairment	1,003,122	355,243
Net operating loss – federal	4,237,504	1,243,813
Less: valuation allowance	(5,677,821)	(1,873,138)
Total deferred tax assets/(liabilities)	-	-

The Company’s cumulative net operating loss (“NOL”) of approximately $16.8 million as of December 31, 2024 was mainly from NOL of Nature’s Miracle and Hydroman. The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidence to the extent it could be objectively verified.

Note 14 — Equity

Reverse recapitalization

The total number of shares which the Company shall have the authority to issue is one hundred and one million (101,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Company shall have authority to issue is 100,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock the Company shall have authority to issue is 1,000,000 shares, par value $0.0001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. As a result of the Merger as described in note 1, all share and per share data has been retroactively restated to reflect the current capital structure of the Company.

Shares issued in connection with the Company’s Merger on March 11, 2024:

Common Stock
Lakeshore’s shares outstanding prior to reverse recapitalization	74,717
Shares issued to private rights	1,172
Conversion of the Lakeshore’s public shares and rights	26,337
Shares issued to service providers	26,717
Shares issued for commitment fee	5,114
Bonus shares issued to in connection with Lakeshore loans *	2,200
Bonus shares issued to in connection with NMI loans *	3,333
Conversion of NMI’s shares into the Company’s ordinary shares	742,416
Total shares outstanding	882,006

*	In connection with the Merger, the Company, Lakeshore and NMI further entered into a Letter Agreement on November 15, 2023, a total of 4,168 shares of the Company’s common stock will be issued upon closing of the Merger in connection with certain transactions relating to the Merger: (i) 1,667 shares to Tie (James) Li and 1,667 shares to Zhiyi (Jonathan) Zhang (or 3,334 shares in the aggregate) in connection with their guarantees of the repayment of the Newtek Loan, which was loaned to a subsidiary of NMI with the principal amount of $3,700,000; (ii) 417 shares to Tie (James) Li and 417 shares to Deyin (Bill) Chen (or 834 shares in the aggregate) in connection with their loans to Lakeshore, each with the principal amount of $125,000 under separate but similar loan agreements); At the Close of Merger, additional shares of 533 and 833 were issued to Tie (James) Li and Prosperity Spring International Investment Management in connection with their loans to Lakeshore.

The shares were valued $300 per share, of which $1.0 million (3,334 shares awarded pertaining to loan guarantee for the Newtek loan) was expensed as finance expense in the Company consolidated statements of operations during the year ended December 31, 2024. $660,000 was expensed in Lakeshore’s statements of operations and carried over as retained deficit after the Merger. The shares in connection with the loans have been issued during the close of the Merger.

*	On April 10, 2023, Lakeshore entered into a standby equity purchase agreement (as amended by amendment No. 1 to the agreement dated June 12, 2023 and amendment No. 2 to the agreement dated December 11, 2023, the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, Lakeshore has the right, but not the obligation, to sell to Yorkville up to $60,000,000 of shares of common stock at Lakeshore’s request any time during the commitment period commencing on the sixth (6th) trading day following the date of closing of the reverse recapitalization and terminating on the earliest of (i) the first day of the month following the 36-month anniversary of the effective date and (ii) the date on which Yorkville will have made payment of any advances requested pursuant to the SEPA for the shares of common stock equal to the commitment amount of $60,000,000.

The Company has paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee in the amount of $25,000. In addition, no later than ten trading days following the closing of the reverse recapitalization, Lakeshore agreed to pay a commitment fee in an amount equal to $300,000 by the issuance to Yorkville of such number of shares of common stock that is equal to the commitment fee divided by the lower of (i) the average VWAP for the seven consecutive trading days immediately after the close of the reverse recapitalization and (ii) $10.00 per share. The 5,114 shares at $58.66 per share had been issued on November 22, 2024.

Reverse Split

On November 18, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-thirty (1-for-30) reverse split (the “Reverse Split”). The Reverse Split became effective on November 21, 2024. As a result of the Reverse Split, every 30 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock, with no change to the par value per share. All share and per share data has been retroactively restated to reflect the Reverse Split of the Company.

Stock compensation

In connection with the Merger, the Company adopted the Equity Incentive Plan (the “2024 Incentive Plan”).

The 2024 Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, will be eligible for grants under the 2024 Incentive Plan.

The 2024 Incentive Plan provides for the future issuance of shares of the Company’s Common Stock, representing 10% of the number of shares of the Company’s Common Stock outstanding following the Business Combination (after giving effect to the Redemption). The 2024 Incentive Plan also provides for an annual increase on January 1 for each of the first ten (10) calendar years during the term of the 2024 Incentive Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board.

Pursuant to board resolution dated August 23, 2023, the Company is to grant a one-time award of 333 shares of common stock of the company to Charles Hausman, a Director of the Company; a one-time award of 1,667 shares of the company to Tie “James” Li and a one-time award of 1,667 shares of the company to Zhiyi Zhang, both executives of the Company. The above awards are vested immediately upon consummation of the business combination with Lakeshore.

Pursuant to board resolution dated September 20, 2023, the Company approved a stock grant to Mr. Darin Carpenter, Chief Operating Officer of the Company, pursuant to which Mr. Carpenter will be issued 3,334 shares of the Company’s common stock over a two-year service period upon consummation of the business combination Lakeshore.

On August 1, 2024, the Company and Darin Carpenter entered into the mutual termination of employment agreement and intent to transition to project-based work (the “Agreement”), in which it was agreed that Mr. Carpenter shall resign from his position as Chief Operating Officer of the Company effective as of July 31, 2024. Pursuant to the Agreement, the Company and Mr. Carpenter agreed that Mr. Carpenter will provide services as a consultant to the Company on a per project basis as needed. In addition, the Company agreed to fully vest 3,334 shares of common stock that was issuable to Mr. Carpenter pursuant to the Employment Agreement dated as of September 17, 2023, by and between the Company and Mr. Carpenter. The Company also agreed to pay Mr. Carpenter the equivalent of two months of salary.

Shares award to Mr. Hausman and Mr. Carpenter per Letter Agreement stated above has a fair value of $1.1 million and were expensed as compensation expenses according to vesting terms.

Pursuant to board resolution dated March 24, 2024, certain key employees were approved for stock incentives including George Yutuc (Chief Financial Officer), Kirk Collins (Director of Sales), and Amber Wang (Controller). Each can receive shares that vest over time of 3,334, 1,667 and 1,667 shares, respectively. Each of these employees have signed an employment agreement that reflects such shares and unique vesting schedules. The fair value of the shares to be issued was approximately $178,000 at $26.70 per share.

On April 2, 2024, the Company entered into an investor relations consulting agreement with MZHCI LLC (“MZHCI”) pursuant to which MZHCI will provide investor relations services to the company and the agreement has a term of six months. The Company will pay $14,000 cash per month and to issue MZHCI 5,000 shares of restricted common stock, 2,500 shares will be vested immediately upon signing the agreement and 2,500 shares will vest on October 1, 2024. The fair value of the shares was approximately $143,000 at $28.50 per share. The 5,000 shares were issued on May 7, 2024.

Pursuant to board resolution dated October 25, 2024, the Company approved the issuance of 13,334 restricted shares of common stock, par value $0.0001 per share to Alta Waterford LLC for service provided related to digital advertising and social media platform. The shares shall be issued pursuant to the 2024 Incentive Plan. The fair value of the shares was approximately $58,000 at $4.37 per share. The shares were issued on November 21, 2024.

Pursuant to board resolution dated November 18, 2024, the Company approved the issuance of 75,757 restricted shares of common stock, par value $0.0001 per share to PX SPAC Capital Inc. for one- year service to be provided related to business consulting and advisory. The shares shall be issued pursuant to the 2024 Incentive Plan. The fair value of the shares granted was approximately $200,000 at $2.64 per share. Stock compensation expenses for the year ended December 31, 2024 amounted to $23,561.

For the years ended December 31, 2024, the Company recorded stock compensation expenses of $1,413,458. Those stock compensation expenses are included in the Company’s operating expenses.

Shares issued with private placement

On July 19, 2024, the Company issued a total of 6,000 shares to the investor pursuant to a securities purchase agreement (See Note 11 on Convertible notes for detail). The fair value of the shares was approximately $81,000 at $13.5 per share.

Public Offering

On July 29, 2024, the Company closed an underwriting public offering for the sale of 166,667 units at a public offering price of $7.2 per unit, with each unit consisting of: (i) one share of common stock and (ii) one warrant to purchase one share of common stock, for aggregate net proceeds of $1.0 million after deducting underwriting discounts and other offering expenses. Pursuant to the terms of an underwriting agreement dated as of the offering date, the Company agreed to grant EF Hutton LLC, the underwriter, 25,000 warrants, representing 15% of the warrants sold as part of the units in this offering.

On November 7, 2024, the Company entered into an underwriting agreement with D. Boral Capital LLC as the underwriter, relating to a firm commitment underwritten public offering of (i) 837,788 units at a public offering price of $3.354 per Unit, with each Unit consisting of one share of common stock, par value $0.0001 per share, of the Company, one Series A warrant to purchase one share of common stock at an exercise price of $3.354 per share and one Series B warrant to purchase such number of shares of common stock as determined on the reset date, at an exercise price of $0.003 per shares, and (ii) 56,667 pre-funded units (the “Pre-Funded Units”) at a public offering price of $3.351 per Pre-Funded Unit, with each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) exercisable for one share of common stock at an exercise price of $0.003 per share, one Series A Warrant and one Series B Warrant. The Pre-Funded Warrants was exercised on November 12, 2024. Net proceed to the Company amounted to approximately $2.5 million.

Warrants:

Warrants issued prior to reverse recapitalization

In connection with the reverse recapitalization, the Company has assumed 120,858 warrants outstanding, which consisted of 115,000 public warrants and 5,858 private warrants. Both of the public warrants and private warrant met the criteria for equity classification.

Each whole warrant entitles the holder to purchase one ordinary share at a price of $345 per share, subject to adjustment as described below, commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade.

The Company may redeem the warrants at a price of $0.3 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $540 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and prior prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.

In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a newly issued price of less than $276 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $276 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $540 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

Warrant issued with July convertible notes

On July 17, 2024, the Company issued a total of 7,250 warrants in connection with a securities purchase agreement, granting the option to purchase up to 7,250 shares of common stock at an exercise price of $26.10 per share. The warrant is exercisable on July 17, 2024 until five years from July 17, 2024. The fair value of the warrants was approximately $4,600 at $0.60 per warrant.

The issuance of the warrants described above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

The total number of these warrant shares is subject to adjustments for stock splits, recapitalizations and reorganizations. If the Company issues or sells any shares of common stock or other securities for a price per share, exercise price, or conversion price, as the case may be, that is less than the current exercise price of the warrant, subject to exceptions, the exercise price of the warrant will be adjusted to match the price per share, exercise price, or conversion price, in the issuance, as applicable.

Series A Warrant issued in July Public offering

On July 29, 2024, the Company issued a total 191,667 Series A warrant, each entitling the holder to purchase one share of common stock at a public offering price of $7.2 per unit.

The Series A warrant is immediately exercisable on the date of issuance at an exercise price of $7.2 per share and expires five years from the closing date of the offering (See above Public Offering for detail).

The Series A warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. The Series A warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). If a registration statement registering the issuance of the shares of Common Stock underlying the Series A warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Series A warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Series A warrants.

The exercise price per whole share of Common Stock issuable upon exercise of Series A warrants is $7.2 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events. In addition, with respect to Series A warrants, subject to certain exemptions outlined in the Series A warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A warrants then in effect, the exercise price of the Series A warrants shall be reduced to equal the effective price per share in such dilutive issuance, provided, however, in no event shall the exercise price of the Series A warrants be less than $1.5.

In November 2024, a total of 46,800 Series A warrants were exercised to subscribe for common stocks for a total consideration of approximately $0.3 million.

Warrants and Pre-Funded Warrants issued in November Public offering

On November 12, 2024, the Company issued a total 894,454 Series A warrants, including 56,667 Series A warrants from Pre-Funded Unit, 894,454 Series B warrants, including 56,667 Series B warrants from Pre-Funded Unit, and 56,667 Pre-Funded warrants.

The Series A Warrants was exercisable commencing upon warrant stockholder approval (“Warrant Stockholder Approval”, see define below), have an exercise price of $3.354 per share (subject to certain anti-dilution and share combination event protections) and have a term of 5 years from the date of the Warrant Stockholder Approval.

The Series B Warrants was exercisable commencing upon Warrant Stockholder Approval, will have an exercise price of $0.003 per share and will have a term of 2 years from the date of Warrant Stockholder Approval.

The purchase price of each Pre-Funded Unit is $3.351, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.003 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants and Warrants sold in this offering. (See above Public Offering for detail).

The exercise price and number of shares of common stock issuable under the Series A Warrants are subject to adjustment and the number of shares of common stock issuable under the Series B Warrants will be determined following the 10th trading day after the date of Warrant Stockholder Approval (the “Reset Date”), and to be determined pursuant to 80% of the lowest daily average trading price of the common stock during the reset period (“Reset Period”), the period commencing on the first (1st) Trading Day after the date of Stockholder Approval and ending on the tenth (10th) trading day after the date of stockholder approval, subject to a minimum price of $0.6708 per share, such that the maximum number of shares of common stock underlying the Series A Warrants would be an aggregate of approximately 4,472,272 (determined by dividing the offering amount of $3,000,000 by the minimum exercise price of $0.6708) and the maximum number of shares of common stock underlying the Series B Warrants would be an aggregate of approximately 3,577,818 (determined by subtracting the 837,788 Units and 56,667 Pre-Funded Units offered from 4,472,272).

Warrant Stockholder Approval. Under Nasdaq listing rules, the Warrants may not be exercised unless and until the Company obtain the approval of its stockholders. While the Company intends to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If the Company is unable to obtain the Warrant Stockholder Approval, the Warrants may not be exercised and will have substantially less value. In addition, the Company will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

In December 2024, a total of 430,859 Series B warrants were exercised to subscribe for common stocks for a total consideration of approximately $43.

The summary of warrants activity is as follows:

	Warrants Outstanding	Common Stock Issuable	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
			US$
December 31, 2023	-	-	$-	-
Converted upon the reverse recapitalization	120,858	120,858	$345.00	4.19
Granted	2,044,492	2,044,492	$2.24	3.39
Forfeited	-	-	$-	-
Exercised	(534,326)	(534,326)	$0.49	-
December 31, 2024	1,631,025	1,631,025	$28.21	3.94

Note 15 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of December 31, 2024 and 2023, $414,938 and $219,553, respectively, were deposited with various major financial institutions in the United States. The amount in excess of the FDIC insurance was nil as of December 31, 2024 and 2023.

Accounts receivable is typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

During the years ended December 31, 2024 and 2023, the major customers of the Company are as below. Iluminar is a related party of the Company since April 11, 2023, as disclosed in Note 12— Related party transactions.

	For the year ended December 31, 2024	As of December 31, 2024
	Percentage of Revenue	Percentage of Account Receivable
Customer A	12%	31%
Customer C	12%	<10%
Iluminar	17%	35%

	For the year ended December 31, 2023	As of December 31, 2023
	Percentage of Revenue	Percentage of Account Receivable
Customer C	13%	13%
Customer G	<10%	31%
Customer H	<10%	12%
Customer I	<10%	10%
Iluminar	<10%	18%

During the years ended December 31, 2024 and 2023, the major vendors of the Company are as below. Both Megaphoton, Ilumionar and Uninet Global Inc. are related parties of the Company (Megaphoton is no longer a related party of the Company after April 2023), as disclosed in Note 12— Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.

	For the year ended December 31, 2024	As of December 31, 2024
	Percentage of Purchase	Percentage of Account Payable
Vendor A	53%	20%
Vendor C	22%	13%
Iluminar	<10%	<10%
Megaphoton Inc.	<10%	49%

	For the year ended December 31, 2023	As of December 31, 2023
	Percentage of Purchase	Percentage of Account Payable
Vendor A	52%	<10%
Vendor B	25%	<10%
Megaphoton Inc.	<10%	57%
Uninet Global Inc.	<10%	20%

Note 16 — Lease

The Company follows ASC 842 Leases. The Company has entered into lease agreements for vehicles, offices and warehouses space in California, Pennsylvania and Texas. $470,716 and $503,089 of operating lease right-of-use assets and $467,982 and $517,356 of operating lease liabilities were reflected on the December 31, 2024 and 2023 financial statements, respectively.

On January 28, 2021, Hydroman entered into a lease agreement of the warehouse in Texas. The lease term was from February 1, 2021 to February 29, 2024 and the month from February 1, 2021 to February 28, 2021 was free of charge. The lease payments are $6,750 per month for the period commencing March 1, 2021 and ending February 28, 2022, $6,920 per month for the period commencing March 1, 2022 and ending February 28, 2023, $7,100 per month for the period commencing March 1, 2023 and ending February 29, 2024. The lease was terminated in May 2023.

On April 14, 2021, Hydroman entered into a lease agreement of the warehouse in Pennsylvania. The lease term was from May 1, 2021 to April 30, 2024 and the month from May 1, 2021 to May 31, 2021 was free of charge. The lease payments are $6,300 per month for the period commencing June 1, 2021 and ending May 31, 2022, $6,452 per month for the period commencing June 1, 2022 and ending May 31, 2023, $6,609 per month for the period commencing June 1, 2023 and ending May 31, 2024. The lease was terminated on March 2023.

On May 15, 2021, Hydroman entered into a lease agreement of the warehouse in California. The lease term was from May 16, 2021 to May 15, 2022. The lease payments are $22,375 per month. On May 15, 2021, Hydroman entered into a sublease agreement of this warehouse with McLovin’s Pet Food Inc.. The sublease term was from May 16, 2021 to May 15, 2022. The payments of the sublease are $2,885 per month. On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025. The sublease was terminated in January 2023.

On September 1, 2022, Photon Technology Ltd entered into a year-to-year lease agreement for an office located in Canada. The term of the lease commenced on September 1, 2022. The monthly payment was CAD 3,500 (USD $2,690). The lease was terminated in March 2023.

On September 21, 2022, NMI entered into a month-to-month lease agreement for an office located in California. The term of the lease commenced on September 21, 2022. The monthly payment was $2,333. The lease was terminated in December 2023.

On May 28, 2023, Visiontech entered into a lease agreement for a vehicle. The leasing term began on May 28, 2023 and will terminate on April 28, 2025 with a first installment of $15,000 and then continuously monthly payment of $1,550.

On April 11, 2024, the Company entered into a lease agreement for an office located in California. The lease term was from May 1, 2024 to April 30, 2027. The lease payments are $8,528 per month for the period commencing May 1, 2024 and ending April 30, 2025, $8,784 per month for the period commencing May 1, 2025 and ending April 30, 2026, $9,047 per month for the period commencing May 1, 2026 and ending April 30, 2027.

On July 20, 2024, Visiontech entered into a lease agreement for another vehicle. The leasing term began on September 3, 2024 and will terminate on August 3, 2028 with a first installment of $16,100 and then continuously monthly payment of $2,403.

Lease cost	December 31, 2024	December 31, 2023
Operating lease cost (included in Cost of Revenue and Other Expense in the Company’s Statement of Operations)	$409,453	$414,370
Other information
Cash paid for amounts included in the measurement of lease liabilities	426,454	442,252
Weighted average remaining term in years	2.04	1.45
Average discount rate – operating leases	7.14%	6.81%

The supplemental balance sheet information related to leases for the period is as follows:

	As of December 31, 2024	As of December 31, 2023
Operating leases
Right of use asset	470,716	503,089
Lease Liability – current portion	262,380	359,459
Lease Liability – net of current portion	205,602	157,897
Total operating lease liabilities	$467,982	$517,356

Maturities of the Company’s lease liabilities are as follows:

Twelve months ended September 30,	Operating Lease
2025	$286,176
2026	136,344
2027	65,022
Thereafter	19,223
Less: Imputed interest/present value discount	(38,783)
Present value of lease liabilities	$467,982

Note 17 — Commitment and Contingencies

The Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

On August 22, 2023, two separate lawsuits were filed against NMI and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the “Defendants”) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Defendants in Los Angeles Superior Court, asserting that the Defendants have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. NMI believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023. On March 5, 2024, Megaphoton filed requests to dismiss the cases against Hydroman and Visiontech in the Superior Court of Los Angeles.

On March 1, 2024 NMI was notified of a complaint in San Bernardino Superior Court by Vien Le, its former CFO, who was employed approximately 2 months. The lawsuit claims wrongful discharge, untimely payment of wages and other related items. The Company has retained counsel and believes it will successfully defend against this lawsuit.

On October 22, 2024, Growterra, LLC (“Growterra”) filed a complaint against the Company and the Company’s chief executive officer in the Court of Common Pleas, Hamilton County, Ohio, alleging that it purchased lighting products from the Company, under which the Company would provide Growterra software, IP, and design documentation related to hydroponic containers and identify Growterra as an additional insured on the Company’s product liability insurance. Growterra alleges the Company failed to perform these obligations. Growterra is alleging breach of contract, fraud, and misappropriation of trade secrets as well as related causes of action. Growterra does not state an amount of damages but is also seeking rescission. The Company has not yet answered.

On October 30, 2024, Visiontech filed a cross-complaint against Beverly Hills View, Inc. (“BHV”) in Los Angeles Superior Court. This action responded to an initial lawsuit filed by BHV on August 29, 2024, in which BHV claimed that the lighting products received were unsuitable for its cannabis growing operation and claiming damages of $2,500,000.

On November 22, 2024, NM Data entered into an investment agreement to acquire 51% of Future Tech for total of $3 million. Future Tech is an Ohio-based company, for the development and construction of a 50MW high density data center and a vertical farming facility in Stryker, Ohio. The closing of the acquisition of FutureTech is subject to Future Tech’s executing an electricity sales and purchase agreement with a certain supplier set forth in the agreement and Future Tech entering into a ten-year lease option to purchase indoor space as set forth in the agreement. Through the date of the report, $700,000 was paid to Future Tech with $2.3 million still to be paid based on closing.

Nasdaq Stock Market LLC (“Nasdaq”) Notification Letters

The Company received various Nasdaq notification letters for non-compliance on certain continued listing requirements since April 2024. On October 24, 2024, the Company received a notification letter from with Nasdaq notifying the Company that, as a result of the Company’s failure to regain compliance with Nasdaq’s continued listing requirements under Nasdaq’s Listing Rule 5450(b)(2)(A), requiring the market value of listed securities to be at least $50,000,000 for continued listing (the “MVLS Rule”), and Listing Rule 5450(b)(1)(C) requiring the market value of its publicly held shares to be at least $5,000,000 for continued listing (the “MVPHS Rule”) under Listing Rule 5450(b)(1)(C) (the “MVPHS Rule”) by the previously imposed deadline of October 23, 2024, Nasdaq has determined to delist the Company’s common stock from the Nasdaq Global Market. The Company submitted a hearing request to the Nasdaq Hearings Panel (the “Panel”) to appeal the Staff’s delisting determination.

NOTE 18 — SEGMENT INFORMATION

The Company conducts business as a single operating segment for indoor agriculture technology that provides products to indoor growers which is based upon the Company’s organizational and management structure, as well as information used by the Chief Executive Officer (“CODM”) to allocate resources and other factors. The accounting policies of the segment are the same as those described in Note 3.

The key measure of segment profitability that the CODM uses to allocate resources and assess performance is segment profit or loss, as reported on the statements of operations. The following table presents the significant revenue and expense categories of the Company’s single operating segment:

	Year Ended December 31,
	2024	2023

Revenues	$9,261,583	$8,932,751
Less:
Cost of revenues	12,066,778	9,881,622
Operating expenses:
Salary and benefits expenses	1,883,893	1,388,987
Professional fees	2,320,041	861,056
Stock-based compensation	1,413,458	-
Other selling, general and administrative	1,516,728	908,952
Provision for credit losses	408,569	907,021
Goodwill impairment loss	-	1,023,533
Other expenses (income):
Interest expense, net	2,301,600	847,191
Non cash finance expense	1,000,000	-
Loss on loan extinguishment	8,417	233,450
Income taxes	5,100	218,358
Other segment (income) expense	(9,661)	752
Net loss	$(13,653,340)	$(7,338,171)

Note 19 — Subsequent events

On January 10, 2025, NMI, Hydroman (“Seller) entered into a sales agreement with One Inc., a corporation based in Ontario, California (“Buyer”). Seller and Buyer agree to a sale price of $1,200,000 for all inventory in the sales agreement. In additional, both parties agree to payment terms of 8.33% down payment or $100,000 to be paid within 10 days of signing the agreement. The remaining balance of $1,110,000 shall be due within 90 days of the signing. The company has not received payment as date of the report.

On January 13, 2025, the Company received notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Listing Rule 5550(b)(1), Nasdaq’s minimum shareholders’ equity rule. As a result of the Panel’s decision, Nasdaq suspended trading in the Company’s securities effective at the open of trading on Wednesday, January 15, 2025.

On February 7, 2025, the Merchants entered into a standard merchant cash advance agreement with Wave advance Inc (the “Factor L”). The Company sold $183,750 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $107,500 was remitted to the Company, after the deduction of the total fees of $8,750. The Company agreed to pay a weekly installment of $13,125 for 14 weeks. The effective interest rate of this agreement was 113.58%. For the period ended February 28, 2025, the Company paid $41,559 principal of the loan.

On February 11, 2025, the Merchants entered into another standard merchant cash advance agreement with Factor I. The Company sold $94,250 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price $61,070 was remitted to the company, after the deduction of the total fees $3,390. The Company agreed to pay a weekly installment of $6,732 for 14 weeks. The effective interest rate of this agreement was 25.37%. The Company use this loan to pay off $18,125 previous loan with Factor I that dated on February 10, 2025. For the period ended February 25, 2025, the Company paid $4,362 principal of the loan.

On February 11, 2025, the Merchants entered into another standard merchant cash advance agreement with Factor K. The company sold $147,000 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price $92,605 was remitted to the company, after the deduction of the total fees $7,395. The Company agreed to pay a weekly installment of $10,500 for 14 weeks. The effective interest rate of this agreement was 96.04%. The Company use this loan to pay off $37,760 previous loan with Factor K that dated on September 30, 2024. For the period ended February 25, 2025, the Company paid $18,389 principal of the loan.

On February 25, 2025, the Merchant entered into another standard merchant cash advance agreement with Factor L. The Company sold $280,770 of its accounts receivable balance on a recourse basis for credit approved accounts. The net purchase price $177,630 was remitted to the company, after the deduction of the total $13,370. The Company agreed to pay a weekly installment of $17,550 for 16 weeks. The effective interest rate of this agreement was 95.63%. The Company use this loan to pay off $137,500 previous loan with Factor L that dated on February 7, 2025. For the year ended February 28, 2025, the Company paid $41,559 Principal of the loan.

On March 26, 2025 the Company signed a convertible note with Black Ice Advisors, LLC, face value of the note is $100,000, interest at 10%. Principal and accrued interest can be converted into shares of common stock of the Company at a 35% discount to lowest trading price with a 20 day look back. The note can be prepaid within 6 months at 120% of principal and accrued interest. The net funds provided was $95,000 after deducting legal fees.

On April 11, 2025 the Company signed a convertible promissory note agreement with Big Lake Capital, LLC (“Big Lake” or “Investor”). Big Lake is a related party controlled by Tie “James” Li, Chairman and CEO of the Company. The agreement calls for up to $2,000,000 in financing with an initial tranche of $600,000. The amount funded can be converted into shares of the Company at a conversion price equal to 110% of the end of the trading date. The rate of interest is 10%. The agreement also includes 100% warrant coverage with exercise price the same as conversion price. Astor & Co., who invested in Big Lake Capital on April 11, 2025, will be the beneficial owner of the first batch of warrants.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,652	$420,131
Accounts receivable, net	1,743,144	1,829,044
Accounts receivable - related parties, net	733,812	976,449
Inventories, net	867,115	1,778,583
Prepayments and other current assets	122,302	151,431
Prepayments - related party	10,000	10,000
Total Current Assets	3,494,025	5,165,638

NON-CURRENT ASSETS
Deposits	769,380	428,633
Right-of-use assets, net	356,489	470,716
Cost method investment	1,000,000	1,000,000
Property and equipment, net	4,206,972	4,246,832
Total Assets	$9,826,866	$11,311,819

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Short-term loans	$2,612,402	$2,668,604
Short-term loans - related parties	130,755	280,755
Current portion of long-term debts	323,176	301,076
Convertible notes	871,072	987,639
Accounts payable	9,421,282	10,389,978
Accounts payable - related parties	366,437	308,407
Other payables and accrued liabilities	4,447,133	3,467,637
Other payables - related parties	390,288	367,709
Operating lease liabilities - current	279,689	262,380
Tax accrual	479,264	501,374
Deferred income - Contract liabilities	53,074	144,790
Deferred income - Contract liabilities - related party	86,468	86,468
Total Current Liabilities	19,461,040	19,766,817

NON-CURRENT LIABILITIES
Long-term debts, net of current portion	5,598,397	5,678,550
Operating lease liabilities, net of current portion	175,637	205,602
Total Non-Current Liabilities	5,774,034	5,884,152

Total Liabilities	25,235,074	25,650,969

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT
Preferred Stock ($0.0001 par value, 1,000,000 shares authorized, none issued and
outstanding at March 31, 2025 and December 31, 2024, respectively)	-	-
Common Stock ($0.0001 par value,100,000,000 shares authorized, 4,935,826 and 2,445,364
shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively)*	495	246
Additional paid-in capital	11,346,384	10,396,274
Accumulated deficit	(26,754,500)	(24,734,689)
Accumulated other comprehensive loss	(587)	(981)
Total Stockholders’ Deficit	(15,408,208)	(14,339,150)

Total Liabilities and Stockholders’ Deficit	$9,826,866	$11,311,819

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended	For the Three Months Ended
	March 31,	March 31,
	2025	2024
	(Unaudited)	(Unaudited)

REVENUE (including related party revenue of $17,422 and $405,378 for the three months ended March 31, 2025 and 2024)	$1,106,819	$2,204,720

COST OF REVENUE	931,519	1,892,403

GROSS LOSS	175,300	312,317

OPERATING EXPENSES:
Selling, general and administrative	1,313,111	1,325,249
Provision (recovery) for credit losses	23,283	(10,215)
Total operating expenses	1,336,394	1,315,034

LOSS FROM OPERATIONS	(1,161,094)	(1,002,717)

OTHER INCOME (EXPENSE)
Interest expense, net	(897,017)	(302,389)
Non cash finance expense	-	(1,000,000)
Gain on loan extinguishment	40,000	-
Total other expense, net	(857,017)	(1,302,389)

LOSS BEFORE INCOME TAXES	(2,018,111)	(2,305,106)

PROVISION FOR INCOME TAXES	1,700	1,700

NET LOSS	$(2,019,811)	$(2,306,806)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	394	50
COMPREHENSIVE LOSS	$(2,019,417)	$(2,306,756)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK*
Basic and diluted	4,649,263	772,431

LOSS PER SHARE
Basic and diluted	$(0.43)	$(2.99)

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDERS’ DEFICIT

	Preferred stock		Common stock		Additional paid in	Accumulated	Accumulated other comprehensive
	Shares	Amount	Shares*	Amount	capital	Deficit	loss	Total
BALANCE, December 31, 2024	-	$-	2,445,364	$246	$10,396,274	$(24,734,689)	$(981)	$(14,339,150)
Stock compensation expense	-	-	84,091	8	84,928	-	-	84,936
Shares to be issued for stock compensation	-	-	(834)	-	-	-	-	-
Shares issued through warrants exercises	-	-	1,839,023	184	865,239	-	-	865,423
Shares issued through debt-to-equity conversion	-	-	568,182	57	(57)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	394	394
Net loss	-	-	-	-	-	(2,019,811)	-	(2,019,811)
BALANCE, March 31, 2025 (Unaudited)	-	$-	4,935,826	$495	$11,346,384	$(26,754,500)	$(587)	$(15,408,208)

	Preferred stock		Common stock		Additional paid in	Retained	Accumulated other comprehensive
	Shares	Amount	Shares*	Amount	capital	earnings	loss	Total
BALANCE, December 31, 2023	-	$-	742,416	$74	$1,528,926	$(8,247,862)	$(1,075)	$(6,719,937)
Issuance of shares upon the reverse recapitalization	-	-	134,476	13	-	(2,833,487)	-	(2,833,474)
Additional shares issued in connection with reverse recapitalization	-	-	5,114	1	(1)	-	-	-
Stock compensation expense	-	-	2,091	-	171,897	-	-	171,897
Shares to be issued for stock compensation	-	-	(2,091)	-	-	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	50	50
Net loss	-	-	-	-	-	(2,306,806)	-	(2,306,806)
BALANCE, March 31, 2024 (Unaudited)	-	$-	882,006	$88	$1,700,822	$(13,388,155)	$(1,025)	$(11,688,270)

*	Giving retroactive effect to reverse recapitalization effected on March 11, 2024 and the 1-for-30 reverse stock split effected on November 21, 2024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NATURE’S MIRACLE HOLDING INC., SUBSIDIARIES AND VIE

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended	For the Three Months Ended
	March 31,	March 31,
	2025	2024
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,019,811)	$(2,306,806)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	39,860	39,860
Provision (recovery) for credit losses	23,283	(10,215)
Amortization of operating right-of-use asset	114,226	60,079
Amortization of debt issuance cost	53,303	-
Gain on loan extinguishment	(40,000)	-
Stock compensation expenses	84,936	171,897
Non cash finance expense	-	1,000,000
Change in operating assets and liabilities:
Accounts receivable	305,254	430,906
Inventories	911,468	395,420
Prepayments and other current assets	29,130	(12,787)
Security deposit	(40,748)	20,000
Accounts payable	(910,664)	(680,577)
Other payables and accrued liabilities	979,496	5,406
Accrued interest payable - related parties	2,579	15,508
Operating lease liabilities	(12,656)	(31,791)
Tax accrual	(22,111)	26,183
Deferred income - Contract liabilities	(91,716)	103,495
Net cash used in operating activities	(594,171)	(773,422)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit from investment of Future Tech	(300,000)	-
Loan to Lakeshore	-	(40,000)
Net cash used in investing activities	(300,000)	(40,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the reverse recapitalization	-	1,120,177
Payments of transaction costs incurred by Lakeshore	-	(1,044,980)
Repayments of promissory note - related party of Lakeshore	-	(75,000)
Proceeds from exercise of warrants	865,423	-
Payments of deferred offering costs	-	(266,925)
Repayments on long-term loan	(58,053)	(64,588)
Short-term loan borrowing from third parties	447,555	1,405,000
Repayments on short-term loan from third parties	(483,758)	(181,950)
Repayments on short-term loan from related parties	(150,000)	-
Convertible notes borrowing	115,000	-
Repayments on convertible notes	(264,870)	-
Borrowings from other payables - related parties	20,000	-
Net cash provided by financing activities	491,297	891,734

EFFECT OF FOREIGN EXCHANGE ON CASH	395	50

CHANGES IN CASH	(402,479)	78,362

CASH AND CASH EQUIVALENTS, beginning of period	420,131	221,760

CASH AND CASH EQUIVALENTS, end of period	$17,652	$300,122

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$1,700	$2,621
Cash paid for interest	$286,593	$286,358

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Reduce of right-of-use asset and operating lease liabilities based on modification	$-	$54,800
Accumulated deficit acquired upon the reverse recapitalization	$-	$1,603,020
Deferred offering cost converted to APIC upon the reverse recapitalization	$-	$1,100,857

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nature’s Miracle Holding Inc., Subsidiaries and VIE
Notes to Consolidated Financial Statements

Note 1 — Nature of business and organization

Nature’s Miracle Holding Inc., which until March 11, 2024 was known as LBBB Merger Corp. (the “Company”, “Nature’s Miracle”) is a company incorporated on August 1, 2022 under Delaware law as a wholly owned subsidiary of the Lakeshore Acquisition II Corp., a Cayman Islands exempted company (“Lakeshore”).

On March 11, 2024, Lakeshore merged with and into the Company for the sole purpose of reincorporating Lakeshore into the State of Delaware (“Reincorporation”). Immediately after the Reincorporation, the Company consummated the merger contemplated by the Merger Agreement between the Company and Nature’s Miracle, Inc., a Delaware corporation (“NMI”), resulting in the stockholders of NMI becoming 84.7% stockholders of the Company and the Company becoming the 100% stockholder of NMI. (“the Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of NMI common stock issued and outstanding immediately prior to the effective time was canceled and automatically converted into the right to receive the applicable pro rata portion of shares of the Company common stock, the aggregate value of which was equal to: (a) $230,000,000 minus (b) the estimated Closing Net Indebtedness (as defined in the Merger Agreement) (the “Merger Consideration”).

The Merger is considered as a reverse recapitalization in accordance with Accounting Standards Codification (“ASC”) 805-40. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on NMI’s stockholders comprise 84.7% of the voting power of the Company, directors appointed by NMI constituting three of the five members of the Company’s board of directors, NMI’s operations prior to the Merger comprising the only ongoing operations of the Company, and NMI’s senior management comprising all of the senior management of the Company.

Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of NMI with the Merger treated as the equivalent of NMI issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of NMI in financial statements of the Company. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements in accordance with ASC 805-50-45-5.

The Company is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.

Reorganization under NMI

NMI is a holding company incorporated on March 31, 2022 in Delaware. NMI has no substantial operations other than holding all the outstanding share capital of its subsidiaries. NMI, its subsidiaries and variable interest entity (“VIE”).

On June 1, 2022, NMI entered into the Share Exchange Agreements with the stockholders of Visiontech Group, Inc. (“Visiontech”, a California Company), resulting in the stockholders of Visiontech becoming 56.3% stockholders of NMI and NMI becoming the 100% stockholder of Visiontech.

The transaction was accounted as a reverse recapitalization in accordance with ASC 805. The process of identifying the accounting acquirer began with a consideration of the guidance in ASC 810-10 related to determining the existence of a controlling financial interest. The general rule provided by ASC 810-10 is that the party that holds directly or indirectly greater than 50% of the voting shares has a controlling financial interest. As such, NMI is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the stockholders of Visiontech to have a majority of the voting power of the post-combination company, Zhiyi (Jonathan) Zhang, former president of Visiontech, became the President of NMI, the relative size of Visiontech compared to NMI. Accordingly, for accounting purposes and the combination was treated as the equivalent of Visiontech issuing shares for the net assets of NMI, accompanied by a recapitalization. The net assets of NMI is stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination would be those of Visiontech.

On June 1, 2022, NMI also entered into the Share Exchange Agreements with the stockholders of Hydroman, Inc. (“Hydroman”, a California Company) to acquire 100% of Hydroman by issuing 6,844,000 shares of NMI’s common stock to the stockholders of Hydroman. The transaction was accounted for as a business combination according with ASC 805 where NMI (post combination with Visiontech) is both the legal and accounting acquirer. On November 11, 2024, Hydroman, Inc. changed its name to Hydroman Electric Corporation and will focus on business of electric vehicles distribution

On July 28, 2022, Nature’s Miracle (California), Inc., (“NMCA”), a California corporation wholly owned by NMI was incorporated. NMCA focuses on greenhouse development services and started providing container grow sales in first quarter of 2024.

On August 18, 2022, NMI acquired 100% interest of Photon Technology (Canada) Ltd, a Canadian company (“Photon”) for a total consideration of CAD $62,571 that was equivalent to $45,500. The purchase was accounted for as an asset purchase. Wei Yang, stockholder of NMI, was the sole stockholder of Photon prior to the acquisition. Upon completion of the acquisition, NMI has 100% of the equity interest of Photon, and Photon became a wholly-owned subsidiary of NMI. Photon will focus on manufacturing greenhouse and cultivation- related products. There was no material operation as of March 31, 2025.

On August 27, 2021, Visiontech and Upland 858 LLC (“Upland”), who share common stockholders with Visiontech, entered into a promissory note agreement. Upland is a special purchase entity set up to purchase and hold a warehouse located in California. Upland promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. On January 10, 2022, Upland entered into a $3,000,000 commercial loan at a fixed rate of 3.79% with Bank of the West. With the funding from Visiontech and the bank, Upland purchased a warehouse located in California at the price of $4,395,230. On February 1, 2022, Upland leased the warehouse to Visiontech through a single lease agreement. As such, Visiontech is exposed to the variability of the building owned by Upland and Upland is a VIE of Visiontech. Visiontech is the primary beneficiary of Upland since Visiontech has a controlling financial interest in Upland and it has both (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE.

On August 27, 2022, Upland entered into an assignment and assumption of unsecured promissory note with Zhiyi (Jonathan) Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland transferred to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland on August 27, 2021 in the original principal amount of $1,574,079. Visiontech also provided the consent to surrender its right to collect from Upland. As the stockholders are de facto agents of Visiontech, Visiontech and its de facto agents continue to bear the risk of losses or the rights to receive benefits from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity(“VIE”) of Visiontech and the financial statements of Upland was consolidated from the date of control and variable interest existed. See Note 4 for details.

On May 10, 2024, NM Data, Inc. (“NM Data”), a Nevada corporation wholly owned by the Company was incorporated. NM Data aimed at entering the data center and Bitcoin mining business.

On October 18, 2024, NM Rebate, Inc. (“NM Rebate”), a California corporation wholly owned by the Company was incorporated. NM Rebate focus on energy rebate solutions combined with the supply of LED lights that qualify for energy-saving rebates provided by large Utility companies throughout the U.S.

On November 18, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-thirty (1-for-30) reverse split (the “Reverse Split”). The Reverse Split became effective on November 21, 2024. As a result of the Reverse Split, every 30 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock, with no change to the par value per share. All share and per share data has been retroactively restated to reflect the current capital structure and the Reverse Split of the Company.

Note 2 — Going concern

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations, debt financing from financial institution and related parties. As of March 31, 2025 and December 31, 2024, the Company had approximately $0.02 million and $0.4 million in cash which primarily consists of bank deposits, which are unrestricted as to withdrawal and use. The Company’s working capital deficit was approximately $15.9 million and $14.6 million as of March 31, 2025 and December 31, 2024. The Company’s accumulated deficit and negative operating cashflow for the period ended March 31, 2025 amounted to $26,754,500 and $594,171, respectively.

Subsequent to March 31, 2025, the Company obtained approximately $0.7 million proceed from convertible notes and approximately $0.2 million from equity line of credit for liquidity. See note 18 for further details.

The Company has experienced recurring losses from operations and negative cash flows from operating activities since 2022. In addition, the Company had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund its expansion plan and related operations. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	financial support from the Company’s related parties and stockholders;

●	other available sources of financing from banks and other financial institutions;

●	equity financing through capital market.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Basis of presentation and summary of significant accounting policies

Basis of presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited condensed consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2025, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include its wholly owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries and VIE have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash. The amount in excess of the FDIC insurance was $0 as of March 31, 2025.

Prepayments and other current assets

Prepaid expenses and other current assets primarily include prepaid expenses paid to product providers, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of March 31, 2025 and December 31, 2024, no allowance for doubtful account was recorded.

Accounts receivable, net

Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”). The Company used a modified retrospective approach, and the adoption does not have an impact on our consolidated financial statements. During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. An allowance for expected credit loss is recorded in the period in which loss is determined to be probable based on lifetime expected losses considering historical, current, and forecasted conditions. Amounts deem uncollectible are written off against the allowance after all collection efforts have ceased.

Inventory

Inventory consists of finished goods ready for sale and is stated at the lower of cost and net realizable value. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records impairment for obsolescence. For the three months ended March 31, 2025 and 2024, inventory impairment loss amounted to $0 and $0.

Cost method investment

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investment at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Cost method investment is evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near-term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore during the three months ended March 31, 2025 and 2024, the Company did not record any impairment charges for its investments.

Deposits

Deposit consists of security deposits for vendors and deposits for acquisition. To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which are recorded as non-current assets on the balance sheet depending on its return date. On November 22, 2024, NM Data entered into an investment agreement to acquire 51% of Future Tech Incorporated (“Future Tech”), an Ohio-based company, for the development and construction of a 50MW high density data center and a vertical farming facility in Stryker, Ohio. The closing of the acquisition of FutureTech is subject to Future Tech’s executing an electricity sales and purchase agreement with a certain supplier set forth in the agreement and Future Tech entering into a ten-year lease option to purchase indoor space as set forth in the agreement. As of March 31, 2025, the deposit for acquisition of Future Tech was $700,000.

Property and equipment

Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Machinery and equipment	5 years
Computer and peripherals	3 years
Trucks and automobiles	5 years
Buildings	39 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Deferred offering costs

Deferred offering costs consist primarily of expenses paid to attorneys, consultants, underwriters, and etc. related to its merger transaction. The balance has been offset with the proceeds received after the close of the offering.

Fair value measurement

The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Fair values of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, prepayments, loan receivable, and other current assets, other payable and accrued liabilities, accounts payable — related parties, short term loans and taxes payable. The Company considers the carrying amount of short-term financial instruments to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company’s long-term debts are measured at amortized cost, no fair value option is elected.

Revenue recognition

The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation.

The Company is a growing agriculture technology company providing CEA hardware products to growers in the controlled environment agriculture industry setting in North America.  Majority of the Company’s products were grow lights and related products for the indoor growing settings. Starting from first quarter of 2024, the Company also provides indoor grow containers to its customers.

The Company’s contracts with customers where the amounts charged per product is fixed and determinable, the specific terms of the contracts were agreed on by the Company including payment terms which are typically 30 to 60 days for existing customers and prepaid for most new customers. In certain contracts involving sales to customers that entered into rebate programs who can get rebates with utility companies for using LED lighting, payment term ranges from 60 to 120 days.

The Company’s performance obligation is to deliver the products to customers. For indoor grow container products, the Company also involved in customization of the products to suit customer’s specific needs. The provision of customization and configuration to meet certain technical specification per US market and delivery of product is considered one performance obligation as the services provided are not distinct within the context of the contract whereas the customers can only obtain benefit when the services and products are provided together. At times, the Company may charge customers shipping and handling for delivery of products, control of goods does not transfer to the customer before shipment, therefore shipping is not a promised service to the Company and is not considered a separate performance obligation. Any fee charged for shipping would be included in the transaction price for the good.

Transaction prices are mostly fixed. In some contracts, when determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the licensees will be one year or less.  For customers that entered into rebate programs with utility companies, transaction price may depend on level of energy saving the products achieved. The Company estimated the amount of consideration using the expected value of the most likely amount depending on which method the Company expects to better predict the amount of consideration to which it will receive with a constraint applied such that a significant reversal of revenue is not probable.

The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product evidenced by customer signing acceptances upon receipt of goods. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal-Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. The Company ships the products according to shipping terms on the purchase order or sales order. Once delivery is complete, the Company then sends an invoice to the customer according to the quantity and price of shipment.

The Company evaluates the indicators of control in accordance with ASU 2016-08: 1) the Company is the most visible entity to customers and assumes fulfilment risk and risks related to the acceptability of products, including addressing customer inquiries directly and handling of product returns or refunds directly if any. For grow light products, the Company has its own brand for marketing. For indoor grow containers products, the Company is also involved in the design and technical specification of the products to meet requirement in the US market. 2) The Company assumes inventory risk either through storing the products in its own warehouses; or for drop shipments directly from vendors, the Company takes the title from vendors through inspection and acceptance and is responsible for product damage during shipment period prior to acceptance of its customers and is also responsible for product return if the customer is not satisfied with the products. 3) The Company determines the resale price of the products. 4) The Company is the party that directs the use of the inventory and can prevent the vendor from transferring the product to a customer or to redirect the products to a different customer, after evaluating the above scenario, the Company considers itself the principal of these arrangements and records revenue on a gross basis.

The Company’s disaggregate revenue stream by products are summarized below:

	For the Three Months Ended
	March 31, 2025	March 31, 2024

Grow light	$850,899	$2,026,566
Indoor grow containers	-	143,781
Grow Media and others	255,920	34,373
Total	$1,106,819	$2,204,720

Prepayments received from customers prior to the delivery of goods to customers or picked up by the customers are recorded as contract liability under the account Deferred income — contract liabilities.

Movements of deferred income — contract liabilities (including related party) consisted of the following as of the date indicated:

	As of March 31, 2025	As of December 31, 2024
Beginning balance	$231,258	$118,909
Prepayments from customers	211,334	1,054,171
Recognized as revenues	(303,050)	(941,822)
Ending balance	$139,542	$231,258

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded and estimated based on historical returns which were generally immaterial to the Company.

Estimated warranty are immaterial because suppliers provide a warranty period of 1-5 years for all products, varying depending on the product type. After customers provide their purchase invoices and serial numbers for the return products, the factories will issue the replacement products. Additionally, the factories will also bear the corresponding shipping costs, making the company’s warranty expenses negligible.

Cost of revenue

Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.

Segment reporting

The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases

The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740 and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.

The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Stock-based compensation

The Company accounts for stock-based compensation awards to employees in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation”, which requires that stock-based payment transactions with employees be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any,  reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

The Company accounts for stock-based compensation awards to non-employees in accordance with FASB ASC Topic 718 amended by ASU 2018-07. Under FASB ASC Topic 718, stock compensation granted to non-employees has been determined as the fair value of the consideration received or the fair value of equity instrument issued, whichever is more reliably measured and is recognized as an expense as the goods or services are received.

Warrants

The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.

For issued warrants that meet all of the criteria for equity classification and issued with debt instruments, the proceeds from the sale of the debt instruments are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants is accounted for as paid-in capital. The remainder of the proceeds is allocated to the debt instrument portion of the transaction at a discount and amortized over the term of the debt instrument using the effective interest rate method.

Convertible notes

Upon adoption of ASU 2020-06 on January 1, 2021, the elimination of the beneficial conversion feature (“BCF”) and cash conversion models in ASC 470-20 that requires separate accounting for embedded conversion features in convertible instruments results in the convertible debt instruments being recorded as a single liability (i.e., there is no separation of the conversion feature, and all proceeds are allocated to the convertible debt instruments as a single unit of account). Unless conversion features are derivatives that must be bifurcated from the host contracts in accordance with ASC 815-15 or, in the case of convertible debt, if the instruments are issued with a substantial premium, in the latter case, ASC 470-20-25-13 requires the substantial premium to be attributable to the conversion feature and recorded in additional paid-in capital (APIC).

Commitments and Contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Company’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company, A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities. ‘Transactions involving related parties cannot be presumed to be carried out on an arm’s - length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Loss per share

Basic loss per share is computed by dividing net loss attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted loss per share presents the dilutive effect on a per share basis of the potential common stock (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share.

Recently issued accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires the disaggregation of certain expenses in the notes of the financials, to provide enhanced transparency into the expense captions presented on the face of the income statement. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027 and may be applied either prospectively or retrospectively. The Company is currently evaluating the impact that ASU 2024-03 will have on its related disclosures..

In November 2024, the FASB issued ASU 2024-04, Debt–Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversion of Convertible Debt Instruments (“ASU 2024–04”), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06, which includes the Company. Adoption can be on a prospective or retrospective basis. The Company adopted ASU 2024-04 effective January 1, 2025 on a prospective basis.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 4 — Variable interest entity

The Company does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity (“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.

Based on the loan agreement between its creditor and Upland 858 LLC, the loan is a non-recourse debt secured by the assets owned by Upland 858 LLC only and guaranteed by the stockholders of Upland 858 LLC only. Upland 858 LLC’s creditor will have no-recourse to Visiontech which is considered to be the primary beneficiary of the VIE structure but not the legal owner of Upland 858 LLC:

Accordingly, the accounts of Upland were consolidated in the accompanying financial statements as VIE of Visiontech from January 2022 when Upland acquired the warehouse in California.

The carrying amount of the assets and liabilities are as follows:

As of March 31, 2025
Cash	$10,670
Property and equipment, net	4,113,865
Total assets	$4,124,535

Current portion of long-term debt	$84,612
Long-term debt, net of current portion	2,666,009
Accrued expenses	151
Intercompany payable to Visiontech	1,382,724
Total liabilities	$4,133,496

The operating results of VIE included in the consolidated statements of operations are as follows for the period indicated:

For the three months ended March 31, 2025
Revenue*	$83,210
Selling, general and administrative	29,586
Interest expense	24,472
Income tax	1,700
Net loss	$27,452

*	Upland generated its revenue from leasing the warehouse to Visiontech. Revenue of Upland was fully eliminated on the consolidated statements of operations.

Note 5 — Reverse recapitalization

On March 11, 2024, Lakeshore merged with and into the Company for the sole purpose of reincorporating Lakeshore into the State of Delaware. Immediately after the Reincorporation, the Company consummated the merger between the Company and NMI, resulting in the stockholders of NMI becoming 84.7% stockholders of the Company and the Company becoming the 100% stockholder of Nature’s Miracle. Lakeshore was treated as the “acquired” company for financial reporting purposes. Accordingly, the financial statements of the Company represent the continuation of the financial statements of NMI, with the Merger reflected as the equivalent of NMI issuing ordinary shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore were recognized as of the closing date at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of NMI. The shares and corresponding capital amounts and all per share data related to NMI outstanding shares prior to the reverse recapitalization have been retroactively adjusted.

The following table presents the number of the Company’s common stock issued and outstanding immediately following the reverse recapitalization:

Common Stock
Lakeshore’s shares outstanding prior to reverse recapitalization	74,717
Shares issued to private rights	1,172
Conversion of the Lakeshore’s public shares and rights	26,337
Shares issued to service providers	26,718
Shares issued for commitment fee	5,114
Bonus shares issued to investors	5,533
Conversion of NMI’s shares into the Company’s ordinary shares	742,416
Total shares outstanding	882,006

In connection with the reverse recapitalization, the Company has assumed 120,858 warrants outstanding, which consisted of 115,000 public warrants and 5,858 private warrants. Both of the public warrants and private warrants met the criteria for equity classification. (see Note 13 Equity for details)

In connection with the reverse recapitalization, the Company raised approximately $1.1 million of proceeds, presented as cash flows from financing activities, which included the contribution of approximately $15.1 million of funds held in Lakeshore’s trust account, net of approximately $13.9 million paid to redeem 41,552 public shares of Lakeshore’s ordinary shares, approximately $1.0 million in transaction costs incurred by Lakeshore, and repayments of a promissory note in the amount of $75,000 issued to Lakeshore’s related party. NMI incurred approximately $1.2 million of transaction costs, which consisted of direct incremental legal and accounting fees in connection with the Merger. The net effect of the above with the net liabilities assumed from Lakeshore of approximately $1.6 million was recorded to the Company’s retained deficit of $2,833,474.

The following table reconcile the elements of the reverse recapitalization to the consolidated statements of cash flows and the changes in shareholders’ equity (deficit):

As of March 11, 2024
Funds held in Lakeshore’s trust account	$15,067,702
Funds held in Lakeshore’s operating cash account	198
Less: amount paid to redeem public shares of Lakeshore’s ordinary shares	(13,947,723)
Proceeds from the reverse recapitalization	1,120,177
Less: payments of transaction costs incurred by Lakeshore	(1,044,980)
Less: repayments of promissory note – related party of Lakeshore’	(75,000)
Less: notes assumed from Lakeshore	(555,000)
Less: liability assumed from Lakeshore	(1,547,814)
Less: transaction costs paid by NMI	(1,230,857)
Add: receivable assumed from Lakeshore	500,000
Net liabilities assumed from issuance of common stock upon the Merger, balance classified to retained deficit	$(2,833,474)

Note 6 — Accounts receivable, net

Accounts receivable consisted of the following as of the date indicated:

	As of March 31, 2025	As of December 31, 2024
Accounts receivable	$2,669,442	$2,744,118
Less: allowance for credit losses	(926,298)	(915,074)
Subtotal accounts receivable, net	1,743,144	1,829,044

Accounts receivable - related party	$862,382	$1,092,960
Less: allowance for credit losses – related party	(128,570)	(116,511)
Subtotal accounts receivable – related party, net	$733,812	$976,449

Total accounts receivable	$3,531,824	$3,837,078
Total allowance for credit losses	(1,054,868)	(1,031,585)
Total accounts receivable, net	$2,476,956	$2,805,493

Provision (recovery) for credit losses were $23,283 and $(10,215) for the three months ended March 31,2025 and 2024, respectively.

Movement of allowance:

Movement of allowance for expected credit losses (including related party) consisted of the following as of the date indicated:

	March 31, 2025	December 31, 2024
Beginning balance	$1,031,585	$669,974
Addition	23,283	408,569
Write-off	-	(46,958)
Ending balance	$1,054,868	$1,031,585

Note 7 — Cost method investment

Cost method investment consists of the following:

	As of March 31, 2025	As of December 31, 2024
10% Investment of Iluminar	$1,000,000	$1,000,000
Total	$1,000,000	$1,000,000

On April 11, 2023, one of the Company’s customers, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. The shares were issued to the Company on March 31, 2023. No identified event or change in circumstances that would have a significant adverse effect on the value of investment and the Company determined no impairment was deemed necessary as of March 31, 2025.

Note 8 — Property and equipment, net

Property and equipment, net consist of the following:

	As of March 31, 2025	As of December 31, 2024
Trucks & Automobiles	$285,099	$285,099
Machinery & Equipment	67,847	67,847
Building	3,465,230	3,465,230
Land	930,000	930,000
Subtotal	4,748,176	4,748,176
Less: accumulated depreciation	(541,204)	(501,344)
Total	$4,206,972	$4,246,832

Depreciation expense for the three ended March 31, 2025 and 2024 amounted to $39,860 and $39,860, respectively.

Note 9 — Loans payable

Short-term loans:

	As of March 31, 2025	As of December 31, 2024
Factor H (1)	$655,978	$685,172
Factor I (2)	137,145	207,921
Factor J (3)	48,633	28,838
Factor K (4)	79,289	66,404
Factor L(5)	155,562	-
Jie Zhang (6)	100,000	100,000
Peng Zhang (7)	560,000	560,000
RedOne Investment Limited (“RedOne”) (8)	230,000	230,000
Agile Capital Funding, LLC (9)	404,022	480,798
ClassicPlan Premium Financing, Inc. (10)	6,084	9,471
Maximcash Solutions LLC (11)	235,689	300,000
Total short-term loans	$2,612,402	$2,668,604

Short-term loans consist of account receivable factoring agreements, subordinated business loan and third parties loans as of March 31,2025 and December 31, 2024.

(1)	On October 23, 2023, the Merchants entered into a standard merchant cash advance agreement with Factor H. The Company sold $768,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $503,500 was remitted to the Company, after the deduction of the total fees of $26,500. The Company agreed to pay a weekly installment of $22,814.84 for 32 weeks with a final extra payment of $38,500. The effective interest rate of this agreement was 85.36%. For the three months ended March 31, 2024, the Company paid $181,950 principal of the loan.

On May 2, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor H. The Company sold $1,240,150 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $807,500 was remitted to the Company, after the deduction of the total fees of $42,500. The Company agreed to pay a weekly installment of $41,000 for 31 weeks. The effective interest rate of this agreement was 93.05%. The Company use this loan to pay off $175,314 previous loan with Factor H that dated on October 23, 2023.

On November 18, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor H. The Company sold $1,167,200 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $752,000 was remitted to the Company, after the deduction of the total fees of $48,000. The Company agreed to pay a weekly installment of $32,000 for 37 weeks. The effective interest rate of this agreement was 94.98%. The Company use this loan to pay off $566,150 previous loan with Factor H that dated on May 2, 2024. For the three months ended March 31, 2025, the Company paid $29,194 principal of the loan.

(2)

On August 29, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor I. The Company sold $213,000 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $142,500 was remitted to the Company, after the deduction of the total fees of $7,500. The Company agreed to pay a weekly installment of $8,192 for 26 weeks. The effective interest rate of this agreement was 84.22%. For the three months ended March 31, 2025, the Company paid $0 principal of the loan.

On December 12, 2024, the Merchants entered into another standard merchant cash advance agreement with Factor I. The Company sold $319,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $213,750 was remitted to the Company, after the deduction of the total fees of $11,250. The Company agreed to pay a weekly installment of $13,313 for 24 weeks. The effective interest rate of this agreement was 84.03%. The Company use this loan to pay off $90,116 previous loan with Factor I that dated on August 29, 2024. For the three months ended March 31, 2025, the Company paid $70,777 principal of the loan.

(3)	On September 27, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor J. The Company sold $72,500 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $47,470 was remitted to the Company, after the deduction of the total fees of $2,530. The Company agreed to pay a weekly installment of $3,021 for 24 weeks. The effective interest rate of this agreement was 88.98%. For the three months ended March 31, 2025, the Company paid $28,838 principal of the loan.

On February 11, 2025, the Merchants entered into another standard merchant cash advance agreement with Factor J. The Company sold $94,250 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price $61,070 was remitted to the company, after the deduction of the total fees $3,930. The Company agreed to pay a weekly installment of $6,732 for 14 weeks. The effective interest rate of this agreement was89.54%. The Company use this loan to pay off $18,125 previous loan with Factor J that dated on February 10, 2025. For the three months ended March 31, 2025, the Company paid $12,437 principal of the loan.

(4)	On September 30, 2024, the Merchants entered into a standard merchant cash advance agreement with Factor K. The Company sold $181,250 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $115,955 was remitted to the Company, after the deduction of the total fees of $9,045. The Company agreed to pay a weekly installment of $7,552 for 24 weeks. The effective interest rate of this agreement was 94.36%. For the three months ended March 31, 2025, the Company paid $66,404 principal of the loan.

On February 11, 2025, the Merchants entered into another standard merchant cash advance agreement with Factor K. The company sold $147,000 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price $92,605 was remitted to the company, after the deduction of the total fees $7,395. The Company agreed to pay a weekly installment of $10,500 for 14 weeks. The effective interest rate of this agreement was 96.04%. The Company use this loan to pay off $37,760 previous loan with Factor K that dated on September 30, 2024. For the three months ended March 31, 2025, the Company paid $13,316 principal of the loan.

(5)	On February 7, 2025, the Merchants entered into a standard merchant cash advance agreement with Wave advance Inc (the “Factor L”). The Company sold $183,750 of its accounts receivable balances on a recourse basis for credit approved accounts. The net purchase price of $107,500 was remitted to the Company, after the deduction of the total fees of $8,750. The Company agreed to pay a weekly installment of $13,125 for 14 weeks. The effective interest rate of this agreement was 113.58%. For the three months ended March 31, 2025, the Company paid $116,250 principal of the loan.

On February 25, 2025, the Merchant entered into another standard merchant cash advance agreement with Factor L. The Company sold $280,770 of its accounts receivable balance on a recourse basis for credit approved accounts. The net purchase price $177,630 was remitted to the company, after the deduction of the total fees of $13,370. The Company agreed to pay a weekly installment of $17,550 for 16 weeks. The effective interest rate of this agreement was 95.63%. The Company use this loan to pay off $137,500 previous loan with Factor L that dated on February 7, 2025. For the three months ended March 31, 2025, the Company paid $22,068 principal of the loan.

These receivable purchase agreements were accounted for as secured borrowing under ASC 860 since there is no legal, actual, effective transfer of the receivables to the Factors. Rather, the Factors only have generally claim against the receivable pools not a particular receivable. As of March 31, 2024 and December 31, 2024, outstanding balance amounted to $1,076,607 and $988,336, respectively.

(6)	On October 30, 2023, NMI entered into a loan agreement with an independent third party pursuant to which the Company borrowed a principal amount of $100,000 with an annual interest rate of 12% for a term of one year. The loan was originally extended to April 15, 2025, subsequently extended to July 16, 2025. The loan balance as of March 31,2025 and December 31, 2024 was $100,000 and $100,000, respectively.

(7)	On March 7, 2024, the Company’s subsidiary Nature’s Miracles entered into a loan agreement with Peng Zhang, a 2.5% shareholder of the Company. The amount of the loan is $1,405,000 with 10% interest and is due on March 7, 2025. For the year ended December 31, 2024, Nature’s Miracles made a payment of $500,000 toward the loan. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement, under which Peng Zhang agreed to convert the $345,000 of loan balance into 130,682 shares of the Company’s common stock at a conversion price of $2.64 per share. The loan was extended to July 16, 2025. As of March 31, 2025 and December 31, 2024, the loan balance was $560,000 and $560,000.

(8)	On February 10, March 28, June 5, June 27, September 22, December 22, 2023 and February 20, 2024, Lakeshore entered into seven promissory notes with RedOne to which Lakeshore borrowed an aggregate principal amount of $380,000 with zero interest rate. On July 11, 2023, Lakeshore entered into a loan agreement with Deyin Chen (Bill) to which Lakeshore borrowed a principal amount of $125,000 with an annual interest rate of 8%. This loan was extended to March 11, 2024 with interest waived pursuant to a Side Letter to the loan agreements dated December 8, 2023. A payment of $75,000 was made upon close of the Merger on March 11, 2024 and the loan balance of $50,000 owed to Deyin Chen (Bill) was assigned to RedOne and the Company assumed the outstanding balance. The loan bears interest of 8% per annum. $50,000 was paid on July 29, 2024 and $150,000 was paid on November 11, 2024.

The balance of $230,000, originally due by December 11, 2024, was revised to be paid in two equal installments: the first installment of $115,000 no later than March 31, 2025, and the second installment of $115,000 no later than June 30, 2025. Both installments were extended to July 15, 2025.

(9)	On June 6, 2024, the Merchants entered into a subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $288,750, including the administrative agent fee of $13,750. The Company agreed to pay a weekly installment of $15,056 for 28 weeks. The effective interest rate of this agreement was 90.22%. The collateral consists of the Company’s right, title and interest in and to including the Company’s financial assets, goods, accounts, equipment, inventory, contract rights or rights to payment of money. The Company received the net proceeds on June 7, 2024. For the three months ended March 31, 2025, the Company paid $0 principal of the loan.

On September 25, 2024, the Merchants entered into another subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $315,000, including the administrative agent fee of $15,000. The Company agreed to pay a weekly installment of $16,425 for 28 weeks. The effective interest rate of this agreement was 90.22%. The Company use this loan to pay off $195,806 previous loan with Agile Capital Funding, LLC and Agile Lending, LLC that dated on June 6, 2024. For the three months ended March 31, 2025 and 2024, the Company paid $0 principal of the loan.

On November 21, 2024, the Merchants entered into another subordinated business loan and security agreement with Agile Capital Funding, LLC and Agile Lending, LLC for the principal amount of $575,000, including the administrative agent fee of $28,750. The Company agreed to pay a weekly installment of $29,982 for 28 weeks. The effective interest rate of this agreement was 90.80%. The Company use this loan to pay off $331,388 previous loan with Agile Capital Funding, LLC and Agile Lending, LLC that dated on September 25, 2024. For the three months ended March 31, 2025, the Company paid $76,776 principal of the loan.

(10)	On December 1, 2024, Visiontech and ClassicPlan Premium Financing, Inc., entered into a premium financing agreement with a total gross policy premium and related fees of $15,465 and financed $10,559 of it. Visiontech needs to pay a monthly installment of $1,286 for nine months with the last installment due on August 1, 2025. The effective interest rate of this loan was 22.57%. During the three months ended March 31, 2025, the Company paid $3,387 principal of the loan.

(11)	On December 30, 2024, the Merchants entered into a business loan and security agreement (the “Agreement”) with Maximcash Solutions LLC (the “Maxim”). Under the Agreement, the Maxim loaned $311,000 to the Company, which includes an $11,000 origination fee deducted at the time of funding. This loan carries an interest rate of 51.64% and an annual percentage rate of 59.40%. The loan matures on January 14, 2026. The Company will repay the Loan in 26 biweekly payments of $15,430, with a total repayment amount of $401,190 over a 12-month term. The loan is secured by all present and after-acquired property of the Company. As security to the loan, the Company shall issue 311,000 shares of its common stock to Maximin in the event of a loan default. For the three months ended March 31, 2025, the Company paid $64,311 principal of the loan.

Interest expenses for short term loans amounted to $652,721 and $123,913 for the three months ended March 31, 2025 and 2024, respectively.

Short-term loans — related parties: refer to Note 11 Related Party transactions.

Long-term debts:

Long-term debts consist of three auto loans, one building loan, and one secured business loan as of March 31,2025 and December 31, 2024.

The outstanding amount of the auto loans were $71,374 and $80,238 as of March 31, 2025 and December 31, 2024, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased the second vehicle for $86,114 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. On September 28, 2022, the Company purchased the third vehicle for $62,230 and financed $56,440 of the purchase price through auto loan. The loan requires a monthly installment payment of $1,107 with the last installment due on September 28, 2027. During the three months ended March 31, 2025 and 2024, the Company made total payments of $8,865 and $8,439 towards the auto loans, respectively.

Minimum required principal payments towards the Company’s auto loans are as follows:

Twelve months ended March 31,	Repayment
2026	$35,551
2027	25,992
2028	9,831
Total	$71,374

The outstanding amount of the building loan was $2,750,621 and $2,771,645 as of March 31,2025 and December 31, 2024, respectively. On January 10, 2022, the Company purchased one building and land for $4,395,230 and financed $3,000,000 of the purchase price through Bank of the west. The loan requires monthly installment payment of $15,165 with the last installment due on January 10, 2032. During the three months ended March 31, 2025 and 2024, the Company made total payments of $21,024 and $20,027 towards the loan, respectively.

Minimum required principal payments towards the Company’s building loan are as follows:

Twelve months ended March 31,	Repayment
2026	$84,612
2027	87,699
2028	90,654
Thereafter	2,487,656
Total	$2,750,621

The outstanding amount of the secured business loan was $3,099,578 and $3,127,742 as of March 31,2025 and December 31, 2024, respectively. On June 14, 2023, the Company’s subsidiaries Visiontech and Hydroman entered into a secured business loan agreement with Newtek Business Services Holdco 6, Inc. for a principal sum of up to $3,700,000 with a maturity date of July 1, 2033. The loan is secured by the Company’s building and guaranteed by the Company’s major stockholders. During the three months ended of March 31, 2025 and 2024, the Company made total payments of $28,164 and $36,123 towards the loan, respectively.

Minimum required principal payments towards the Company’s secured business loan 2025 are as follows:

Twelve months ended March 31,	Repayment
2026	$203,013
2027	222,132
2028	261,572
2029	308,013
Thereafter	2,104,848
Total	$3,099,578

Interest expenses for long term loans amounted to $152,993 and $160,919 for the three months ended March 31, 2025 and 2024, respectively.

Note 10 — Convertible notes

The Company entered into a series of convertible note agreements with investors as described below. The Company also determined that the embedded conversions in the notes meets the scope exception to be considered indexed to a reporting’s own stock based on the two-step approach in accordance with ASC 815-40-15 and does not require to be separately accounted for as a derivative. As a result, the Company classified all the convertible notes as a debt instrument in its entirely.

On July 3, 2024, the Company entered into four convertible note agreements total of $410,000 from four investors. Each note bears 12% interest per annum and matures in 6 months. The Company shall repay the principal and accumulated interest after six months. If the investors choose to convert, the number of shares will be calculated by dividing the principal plus accumulated interest by $13.26. On November 19, 2024, the Company entered into four debt-to-equity conversion agreements, under which four investors agreed to convert a total of $410,000 into 155,303 shares of the Company’s common stock at a conversion price of $2.64 per share. However, the Company failed to complete the registration of the converted shares within 45 calendar days as require by the conversion agreements, the investors has elected to decline the conversion and has elected to reinstate the original debt liability in accordance with the original agreement and extended the maturity date to June and September 2025, with $230,000 maturing in June 2025 and $180,000 maturing in September 2025. The balance of these Notes were $410,000 and $410,000 as of March 31, 2025 and December 31, 2024.

On July 17, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant to which the Company sold, in a private placement, a $180,000 convertible note with an original issue discount of $27,500, and a warrant to purchase up to 7,250 shares of common stock at an exercise price of $26.10 per share. The interest on the note was 12% per annum and the maturity date of the note was 12 months from July 17, 2024. The note can be converted into a fixed price of $12.00 per share. As consideration for entering into the securities purchase agreement, the Company issued a total of 6,000 shares to the investor on July 19, 2024. The warrant was exercisable on July 17, 2024 until five years from July 17, 2024. Approximately $58,090 from the convertible note proceeds was allocated to issuance of ordinary shares and warrants based on relative fair value. On July 30, 2024, the note was terminated as a result of the Company’s full payment of the note’s principal and accrued interest in the total amount of $212,400. As a result, all obligations under the note have been satisfied, and the note is no longer outstanding.

On August 13, 2024, the Company entered a securities purchase agreement with 1800 Diagonal Lending LLC (“Diagonal”), in connection with the issuance of a promissory note in the aggregate principal amount of $181,700, including an original issue discount of $23,700, closing expenses of $8,000 deducted from funding amount. The maturity date was June 15, 2025 and the interest rate of the note was 12% per annum. The initial funding was scheduled to be paid in 10 equal monthly installments of $20,350. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of March 31, 2025 and December 31, 2024, the balance of this note was $46,738 and $92,045, respectively.

On September 18, 2024, the Company entered into another securities purchase agreement with Diagonal pursuant to which the Company sold to the Diagonal a convertible promissory note in the aggregate principal amount of $107,880 with an original issue discount of $14,880. The note bears a one-time interest charge of 13% and maturity date was July 15, 2025. Accrued, unpaid interest and outstanding principal, subject to adjustment, is required to be paid in five payments, with the first payment of $60,952 due on March 15, 2025, and the remaining four payments of $15,238 due on the fifteenth day of each month thereafter. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of March 31, 2025 and December 31, 2024, the balance of this note were $101,879 and $85,000, respectively.

On October 14, 2024, the Company issued and sold to Diagonal a promissory note in the principal amount of $101,200 (reflecting a purchase price of $88,000 and an original issue discount of $13,200). The note bears a one-time interest charge of 14% of the principal amount. Accrued, unpaid interest and outstanding principal will be due in ten payments, each in the amount of $11,537. The first payment will be due November 15, 2024 with nine subsequent payments due on the 15th of each month thereafter. Only upon occurrence of an event of default under the note, the note will be convertible into common stock at a conversion price equal to 75% multiplied by the lowest trading price for the common stock during the ten trading days prior to the conversion date. As of March 31, 2025 and December 31, 2024, the balance of this note was $41,077 and $65,182, respectively.

On November 18, 2024, the Company signed one convertible note agreement of $90,000 from one investor. The note bears 12% interest per annum and matures in 6 months. The Company shall repay the principal and accumulated interest after six months. If the investors choose to convert, the number of shares will be calculated by dividing the principal plus accumulated interest by $29.31. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement, under which the investor agreed to convert the $90,000 into 34,091 shares of the Company’s common stock at a conversion price of $2.64 per share. However, the Company failed to complete the registration of the converted shares within 45 calendar days as require by the conversion agreements, the investors has elected to decline the conversion and has elected to reinstate the original debt liability in accordance with the original agreement and extended the maturity date to September 2025. As of March 31, 2025 and December 31, 2024, the balance of this note was $90,000 and $90,000.

On December 17, 2024, the Company entered into a securities purchase agreement with a certain investor pursuant for a $180,000 convertible note with an original issue discount of $20,000. The note bears an annual rate of 12% and the maturity date of this note shall be December 17, 2025. The note can be converted into a fixed price of $2.50 per share. Net proceeds to the Company amounted to $150,000 (after deducting the fee paid to escrow agent of $10,000). The Company has also agreed to issue 118,000 shares of common stock for commitment fee, and a warrant to purchase up to 138,462 shares of common stock. As of December 31, 2024, the balance of this note was $164,483 and the shares and warrants were not issued. On January 21, 2025, the Company and investor mutually rescinded the above note and released the Company from all of its obligations. The Company returned the $160,000 to the investor on January 15, 2025. The company recognized the difference between the debt’s reacquisition price of $160,000 and net carrying amount of $180,000 and recognized $20,000 as a gain for the three months ended March 31, 2025.

On December 12, 2024, the Company entered into a convertible promissory note with Diagonal in the principal amount of $101,200 (reflecting a purchase price of $88,000 and an original issue discount of $13,200). The note bears 14% interest per annum and maturity date is December 15, 2025. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 25% of the market price. As of March 31, 2025 and December 31, 2024, the balance of this note was $86,157 and $80,929, respectively.

 On March 26, 2025, the Company signed a convertible note with Black Ice Advisors, LLC, face value of the note is $111,111, interest at 10%. The maturity date of this note was on March 26, 2026. Principal and accrued interest can be converted into shares of common stock of the Company at a 35% discount to lowest trading price with a 20 day look back. The note can be prepaid within 6 months at 120% of principal and accrued interest. The net funds provided was $95,000 after deducting legal fees. As of March 31, 2025, the balance of this note was $111,111.

Interest expenses in connection with the convertible notes for the three months ended March 31, 2025 amounted to $85,257.

Note 11 — Related party transactions

Purchases and accounts payable – related parties:

UniNet Global Inc. (“Uninet”), a vendor whose stockholder is Zhiyi (Jonathan) Zhang who is also one of the stockholders and management of the Company, sold certain products to Visiontech. On September 24, 2024, the Company entered into a trade payable forgiveness agreement with Visiontech, Uninet and NMI, relating to the cancellation of a portion of outstanding trade payables owed by Visiontech to Uninet. Visiontech owed Uninet a trade payable in the amount of $2,713,073 as of June 30, 2024. Pursuant to the trade payable forgiveness agreement, Uninet agreed to cancel the outstanding trade payable of $2,135,573, leaving a remaining balance of $577,500 still payable by Visiontech to Uninet. The debt forgiveness was recorded as an increase in additional paid in capital of $2,135,573 as a result of related party transaction. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with Visiontech, Uninet, and NMI, under which the remaining balance of $577,500 to be converted into 218,750 shares of common stock for Jonathan Zhang at a conversion price of $2.64 per share. As of March 31,2025 and December 31, 2024, the outstanding accounts payable amount due to Uninet was $0, respectively.

On April 11, 2023, one of the Company’s customers and vendors, Iluminar Lighting LLC (“Iluminar”) entered into Debt Conversion Agreement with the Company pursuant to which it will convert $1,000,000 of accounts receivable to 1,033,333 shares of Iluminar which is 10% of Iluminar’s outstanding shares. For the three months ended March 31, 2025 and 2024, the purchases made from Iluminar was $58,031 and $0, respectively. As of March 31, 2025 and December 31, 2024, the accounts payable amount due to Iluminar was $366,437 and $308,407, respectively.

Revenue and accounts receivable - related party:

During the three months ended March 31, 2025 and 2024, the sales revenue from Iluminar was $17,422 and $405,378, respectively. As of March 31, 2025 and December 31, 2024, the account receivable, net from Iluminar was $733,812 and $976,449, respectively.

Prepayments - related party:

As of March 31, 2025 and December 31, 2024, the prepayments from Jonathan was $10,000 and $10,000, respectively.

Deferred income – contract liabilities - related party:

As of March 31, 2025 and December 31, 2024, the deferred income - contract liabilities from Iluminar was $86,468 and $86,468, respectively.

Other payables — related parties

In 2022, Nature’s Miracle Inc. (Cayman) (“NMCayman”), former stockholders of NMI, currently under common control of Mr. Tie (James) Li, the Company’s CEO, paid a total amount of $345,000 of legal and audit fee for the Company. As of March 31, 2025 and December 31, 2024, the outstanding amount due to NMCayman was $170,000 and $170,000, respectively.

In 2021, Yang Wei, former shareholder of the Visiontech and current shareholder of the Company, paid a total amount of $23,813 of normal business operating fee for the Company. As of March 31, 2025 and December 31, 2024, the outstanding amount due to Yang Wei was $23,813 and $23,813, respectively.

In 2022, Zhiyi (Jonathan) Zhang, paid a total amount of $27,944 of normal business operating fee for the Company. On May 19, 2023, September 4, 2023, and July 1, 2024, Zhiyi (Jonathan) Zhang paid another $1,000, $557, $8,184 for normal business operating expenses, respectively. Furthermore, in 2024, Mr. Zhang contributed an additional $10,936 toward Company expenses. On October 11, 2023, the Company paid off $28,501 of the balance. As of March 31, 2025 and December 31, 2024, the outstanding amount due to Zhiyi (Jonathan) Zhang was $20,120 and $20,120.

In September 2024, James Li paid a total amount of $30,000 of normal business operating fee for the NMCA and NMCA paid it back to James in November 2024. During the three months ended March 31,2025, James Li paid $20,000 of normal business operating fee for NMCA, so as of March 31, 2025, the outstanding amount due to James Li was $20,000.

As of March 31, 2025, Nature’s Miracle Holding Inc. has an outstanding amount due to Mr. Tie (James) Li and Zhiyi (Jonathan) Zhang for $25,000 and $25,000 of board fees.

As of March 31, 2025 and December 31, 2024, accrued interest expense from related parties, were $106,355 and $103,776, respectively, which were included in other payable related parties on the Company’s balance sheets. (see Short-term loans — related parties for detail).

Short-term loans — related parties

	As of March 31, 2025	As of December 31, 2024
Zhiyi Zhang (1)	$60,000	$60,000
Tie Li (2)	35,000	185,000
NMCayman (3)	35,755	35,755
Total short-term loans – related parties	$130,755	$280,755

(1)	On November 29, 2022, Visiontech signed a loan with Zhiyi (Jonathan) Zhang, one of the stockholders of the Company, for the principal amount of $100,000 with 8% interest rate. This loan is originally required to be paid in full before May 29, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently further extended to August 15, 2024 and April 15, 2025 and finally extended to October 16,2025. During the year ended December 31, 2023, the Company paid $40,000 to Zhiyi Zhang. The loan balance as of March 31,2025 and December 31, 2024 was $60,000 and $60,000. As of March 31, 2025 and December 31, 2024, the accrued interest of this loan was $13,263 and $12,079, respectively.

(2)	In December 2022, the Company signed two loans with Tie (James) Li, the Company’s CEO, for the total principal amount of $610,000 with 8% interest rate. This loan is originally required to be paid in full before June 1, 2023, the Company initially extended it to November 15, 2023. The Company made $500,000 payments towards the loan on June 16, 2023 and paid each $50,000 on July 29, 2024 and January 14, 2025. The $110,000 loan was further extended to February 15, 2024, subsequently extended to August 15, 2024 and April 15, 2025, and finally extended to October 16, 2025. The loan balance as of March 31,2025 and December 31, 2024 was $10,000 and $60,000, respectively. The accrued interest of this loan as of March 31, 2025 and December 31, 2024 was $745 and $547, respectively.

On July 11, 2023, Lakeshore signed one loan with Tie (James) Li for a principal amount of $125,000 with 8% interest rate. This loan was required to be paid in full before November 11, 2023. On December 8, 2023, Lakeshore entered into a side letter to this loan agreement to extend the repayment to March 11, 2024 and agree to waive any and all interest and penalties that may have accrued commencing on November 11, 2023. This loan was subsequently extended to September 15, 2024 and April 15, 2025, and finally extended to October 16, 2025. The Company made $100,000 payments towards the loan on January 14, 2025. The loan balance as of March 31, 2025 and December 31, 2024 was $25,000 and $125,000, respectively. As of March 31, 2025, accrued interest of this loan was $3,014.

(3)	On January 17, 2023, the Company and NMCayman entered into a loan agreement for the principal amount of $318,270 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently extended to August 15, 2024 and April 15, 2025, and finally extended to October 16, 2025. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with NMCayman, under which $299,714 balance of this debt and $277,786 balance of another debt (see below) will be converted into 218,750 shares of common stock for James at a conversion price of $2.64 per share. As of March 31, 2025 and December 31, 2024, the loan balance was $18,556 and $18,556, respectively. As of March 31, 2025 and December 31, 2024, accrued interest of this loan was $46,545 and $46,180, respectively.

On January 17, 2023, the Company and NMCayman entered into a loan agreement for the principal amount of $294,985 with 8% interest rate. This loan is originally required to be paid in full before July 17, 2023, the Company initially extended it to November 15, 2023, further extended to February 15, 2024, subsequently extended to August 15, 2024 and April 15, 2025, and finally extended to October 16, 2025. On November 19, 2024, the Company entered into a debt-to-equity conversion agreement with NMCayman, under which $277,786 balance of this debt and $299,714 balance of another debt will be converted into 218,750 shares of common stock for James at a conversion price of $2.64 per share. As of March 31, 2025 and December 31, 2024, the loan balance was $17,199 and $17,199, respectively. As of March 31, 2025 and December 31, 2024, the accrued interest of this loan was $42,788 and $42,449, respectively.

Interest expense for short-term loan - related parties amounted to $2,579 and $16,056 during the three months ended March 31, 2025 and 2024, respectively.

Note 12 — Income taxes

As of March 31, 2025 and December 31, 2024, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate for the three months ended March 31, 2025 and 2024 were (0.08)% and (0.07)%, respectively. The effective tax rate differs from the federal and state statutory tax rate of 21.0% primarily due to the valuation allowance on the deferred tax assets.   The Company continues to maintain a full valuation allowance against its deferred tax assets due to historical losses and uncertainty around future taxable income.

Note 13 — Equity

Reverse recapitalization

The total number of shares which the Company shall have the authority to issue is one hundred and one million (101,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Company shall have authority to issue is 100,000,000 shares, par value $0.0001 per share. The total number of shares of Preferred Stock the Company shall have authority to issue is 1,000,000 shares, par value $0.0001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series. As a result of the Merger as described in note 1, all share and per share data has been retroactively restated to reflect the current capital structure of the Company.

Shares issued in connection with the Company’s Merger on March 11, 2024:

Common Stock
Lakeshore’s shares outstanding prior to reverse recapitalization	74,717
Shares issued to private rights	1,172
Conversion of the Lakeshore’s public shares and rights	26,337
Shares issued to service providers	26,717
Shares issued for commitment fee	5,114
Bonus shares issued to in connection with Lakeshore loans *	2,200
Bonus shares issued to in connection with NMI loans *	3,333
Conversion of NMI’s shares into the Company’s ordinary shares	742,416
Total shares outstanding	882,006

*	In connection with the Merger, the Company, Lakeshore and NMI further entered into a Letter Agreement on November 15, 2023, a total of 4,168 shares of the Company’s common stock will be issued upon closing of the Merger in connection with certain transactions relating to the Merger: (i) 1,667 shares to Tie (James) Li and 1,667 shares to Zhiyi (Jonathan) Zhang (or 3,334 shares in the aggregate) in connection with their guarantees of the repayment of the Newtek Loan, which was loaned to a subsidiary of NMI with the principal amount of $3,700,000; (ii) 417 shares to Tie (James) Li and 417 shares to Deyin (Bill) Chen (or 834 shares in the aggregate) in connection with their loans to Lakeshore, each with the principal amount of $125,000 under separate but similar loan agreements); At the Close of Merger, additional shares of 533 and 833 were issued to Tie (James) Li and Prosperity Spring International Investment Management in connection with their loans to Lakeshore.

The shares were valued $300 per share, of which $1.0 million (3,334 shares awarded pertaining to loan guarantee for the Newtek loan) was expensed as finance expense in the Company consolidated statements of operations during the year ended December 31, 2024. $660,000 was expensed in Lakeshore’s statements of operations and carried over as retained deficit after the Merger. The shares in connection with the loans have been issued during the close of the Merger.

*	On April 10, 2023, Lakeshore entered into a standby equity purchase agreement (as amended by amendment No. 1 to the agreement dated June 12, 2023 and amendment No. 2 to the agreement dated December 11, 2023, the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, Lakeshore has the right, but not the obligation, to sell to Yorkville up to $60,000,000 of shares of common stock at Lakeshore’s request any time during the commitment period commencing on the sixth (6th) trading day following the date of closing of the reverse recapitalization and terminating on the earliest of (i) the first day of the month following the 36-month anniversary of the effective date and (ii) the date on which Yorkville will have made payment of any advances requested pursuant to the SEPA for the shares of common stock equal to the commitment amount of $60,000,000.

The Company has paid YA Global II SPV, LLC, a subsidiary of Yorkville, a structuring fee in the amount of $25,000. In addition, no later than ten trading days following the closing of the reverse recapitalization, Lakeshore agreed to pay a commitment fee in an amount equal to $300,000 by the issuance to Yorkville of such number of shares of common stock that is equal to the commitment fee divided by the lower of (i) the average VWAP for the seven consecutive trading days immediately after the close of the reverse recapitalization and (ii) $10.00 per share. The 5,114 shares at $58.66 per share had been issued on November 22, 2024.

Reverse Split

On November 18, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect a one-for-thirty (1-for-30) reverse split (the “Reverse Split”). The Reverse Split became effective on November 21, 2024. As a result of the Reverse Split, every 30 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock, with no change to the par value per share. All share and per share data has been retroactively restated to reflect the Reverse Split of the Company.

Stock compensation

In connection with the Merger, the Company adopted the Equity Incentive Plan (the “2024 Incentive Plan”).

The 2024 Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of the Company and its subsidiaries, as well as others performing consulting or advisory services for the Company, will be eligible for grants under the 2024 Incentive Plan.

The 2024 Incentive Plan provides for the future issuance of shares of the Company’s Common Stock, representing 10% of the number of shares of the Company’s Common Stock outstanding following the Business Combination (after giving effect to the Redemption). The 2024 Incentive Plan also provides for an annual increase on January 1 for each of the first ten (10) calendar years during the term of the 2024 Incentive Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board.

Pursuant to board resolution dated August 23, 2023, the Company is to grant a one-time award of 333 shares of common stock of the company to Charles Hausman, a Director of the Company; a one-time award of 1,667 shares of the company to Tie “James” Li and a one-time award of 1,667 shares of the company to Zhiyi Zhang, both executives of the Company. The above awards are vested immediately upon consummation of the business combination with Lakeshore.

Pursuant to board resolution dated September 20, 2023, the Company approved a stock grant to Mr. Darin Carpenter, Chief Operating Officer of the Company, pursuant to which Mr. Carpenter will be issued 3,334 shares of the Company’s common stock over a two-year service period upon consummation of the business combination Lakeshore.

On August 1, 2024, the Company and Darin Carpenter entered into the mutual termination of employment agreement and intent to transition to project-based work (the “Agreement”), in which it was agreed that Mr. Carpenter shall resign from his position as Chief Operating Officer of the Company effective as of July 31, 2024. Pursuant to the Agreement, the Company and Mr. Carpenter agreed that Mr. Carpenter will provide services as a consultant to the Company on a per project basis as needed. In addition, the Company agreed to fully vest 3,334 shares of common stock that was issuable to Mr. Carpenter pursuant to the Employment Agreement dated as of September 17, 2023, by and between the Company and Mr. Carpenter. The Company also agreed to pay Mr. Carpenter the equivalent of two months of salary. The 3,334 shares had been issued on February 25, 2025.

Shares award to Mr. Hausman and Mr. Carpenter per Letter Agreement stated above has a fair value of $1.1 million.

Pursuant to board resolution dated March 24, 2024, certain key employees were approved for stock incentives including George Yutuc (Chief Financial Officer), Kirk Collins (Director of Sales), and Amber Wang (Controller). Each can receive shares that vest over time of 3,334, 1,667 and 1,667 shares, respectively. Each of these employees have signed an employment agreement that reflects such shares and unique vesting schedules. The fair value of the shares to be issued was approximately $178,000 at $26.70 per share.

On April 2, 2024, the Company entered into an investor relations consulting agreement with MZHCI LLC (“MZHCI”) pursuant to which MZHCI will provide investor relations services to the company and the agreement has a term of six months. The Company will pay $14,000 cash per month and to issue MZHCI 5,000 shares of restricted common stock, 2,500 shares will be vested immediately upon signing the agreement and 2,500 shares will vest on October 1, 2024. The fair value of the shares was approximately $143,000 at $28.50 per share. The 5,000 shares were issued on May 7, 2024.

Pursuant to board resolution dated October 25, 2024, the Company approved the issuance of 13,334 restricted shares of common stock, par value $0.0001 per share to Alta Waterford LLC for service provided related to digital advertising and social media platform. The shares shall be issued pursuant to the 2024 Incentive Plan. The fair value of the shares was approximately $58,000 at $4.37 per share. The shares were issued on November 21, 2024.

Pursuant to board resolution dated November 18, 2024, the Company approved the issuance of 75,757 restricted shares of common stock, par value $0.0001 per share to PX SPAC Capital Inc. for one- year service to be provided related to business consulting and advisory. The shares shall be issued pursuant to the 2024 Incentive Plan. The fair value of the shares granted was approximately $200,000 at $2.64 per share. Stock compensation expenses for the three months ended March 31, 2025 amounted to $49,315.

For the three months ended March 31, 2025 and 2024, the Company recorded stock compensation expenses of $84,936 and $171,897. Those stock compensation expenses are included in the Company’s operating expenses.

Shares issued with private placement

On July 19, 2024, the Company issued a total of 6,000 shares to the investor pursuant to a securities purchase agreement (See Note 10 on Convertible notes for detail). The fair value of the shares was approximately $81,000 at $13.5 per share.

Public Offering

On July 29, 2024, the Company closed an underwriting public offering for the sale of 166,667 units at a public offering price of $7.2 per unit, with each unit consisting of: (i) one share of common stock and (ii) one warrant to purchase one share of common stock, for aggregate net proceeds of $1.0 million after deducting underwriting discounts and other offering expenses. Pursuant to the terms of an underwriting agreement dated as of the offering date, the Company agreed to grant EF Hutton LLC, the underwriter, 25,000 warrants, representing 15% of the warrants sold as part of the units in this offering.

On November 7, 2024, the Company entered into an underwriting agreement with D. Boral Capital LLC as the underwriter, relating to a firm commitment underwritten public offering of (i) 837,788 units at a public offering price of $3.354 per Unit, with each Unit consisting of one share of common stock, par value $0.0001 per share, of the Company, one Series A warrant to purchase one share of common stock at an exercise price of $3.354 per share and one Series B warrant to purchase such number of shares of common stock as determined on the reset date, at an exercise price of $0.003 per shares, and (ii) 56,667 pre-funded units (the “Pre-Funded Units”) at a public offering price of $3.351 per Pre-Funded Unit, with each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) exercisable for one share of common stock at an exercise price of $0.003 per share, one Series A Warrant and one Series B Warrant. The Pre-Funded Warrants was exercised on November 12, 2024. Net proceed to the Company amounted to approximately $2.5 million.

Shares issued through debt-to-equity conversion

Refer to note 9 — Loans payable and note 11 — Related party transactions for detail.

Warrants:

Warrants issued prior to reverse recapitalization

In connection with the reverse recapitalization, the Company has assumed 120,858 warrants outstanding, which consisted of 115,000 public warrants and 5,858 private warrants. Both of the public warrants and private warrant met the criteria for equity classification.

Each whole warrant entitles the holder to purchase one ordinary share at a price of $345 per share, subject to adjustment as described below, commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade.

The Company may redeem the warrants at a price of $0.3 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $540 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Warrant issued with July convertible notes

On July 17, 2024, the Company issued a total of 7,250 warrants in connection with a securities purchase agreement, granting the option to purchase up to 7,250 shares of common stock at an exercise price of $26.10 per share. The warrant is exercisable on July 17, 2024 until five years from July 17, 2024. The fair value of the warrants was approximately $4,600 at $0.60 per warrant.

The issuance of the warrants described above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

The total number of these warrant shares is subject to adjustments for stock splits, recapitalizations and reorganizations. If the Company issues or sells any shares of common stock or other securities for a price per share, exercise price, or conversion price, as the case may be, that is less than the current exercise price of the warrant, subject to exceptions, the exercise price of the warrant will be adjusted to match the price per share, exercise price, or conversion price, in the issuance, as applicable.

Series A Warrant issued in July Public offering

On July 29, 2024, the Company issued a total 191,667 Series A warrant, each entitling the holder to purchase one share of common stock at a public offering price of $7.2 per unit.

The Series A warrant is immediately exercisable on the date of issuance at an exercise price of $7.2 per share and expires five years from the closing date of the offering (See above Public Offering for detail).

The Series A warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. The Series A warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of Common Stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below). If a registration statement registering the issuance of the shares of Common Stock underlying the Series A warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Series A warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Series A warrants.

The exercise price per whole share of Common Stock issuable upon exercise of Series A warrants is $7.2 per share. The exercise price and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, dilutive issuances or similar events. In addition, with respect to Series A warrants, subject to certain exemptions outlined in the Series A warrants, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A warrants then in effect, the exercise price of the Series A warrants shall be reduced to equal the effective price per share in such dilutive issuance, provided, however, in no event shall the exercise price of the Series A warrants be less than $1.5.

In November 2024, a total of 46,800 Series A warrants were exercised to subscribe for common stocks for a total consideration of approximately $0.3 million.

Warrants and Pre-Funded Warrants issued in November Public offering

On November 12, 2024, the Company issued a total 894,454 Series A warrants, including 56,667 Series A warrants from Pre-Funded Unit, 894,454 Series B warrants, including 56,667 Series B warrants from Pre-Funded Unit, and 56,667 Pre-Funded warrants.

The Series A Warrants was exercisable commencing upon warrant stockholder approval (“Warrant Stockholder Approval”, see define below), have an exercise price of $3.354 per share (subject to certain anti-dilution and share combination event protections) and have a term of 5 years from the date of the Warrant Stockholder Approval.

The Series B Warrants was exercisable commencing upon Warrant Stockholder Approval, will have an exercise price of $0.003 per share and will have a term of 2 years from the date of Warrant Stockholder Approval.

The purchase price of each Pre-Funded Unit is $3.351, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.003 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants and Warrants sold in this offering. (See above Public Offering for detail).

The exercise price and number of shares of common stock issuable under the Series A Warrants are subject to adjustment and the number of shares of common stock issuable under the Series B Warrants will be determined following the 10th trading day after the date of Warrant Stockholder Approval (the “Reset Date”), and to be determined pursuant to 80% of the lowest daily average trading price of the common stock during the reset period (“Reset Period”), the period commencing on the first (1st) Trading Day after the date of Stockholder Approval and ending on the tenth (10th) trading day after the date of stockholder approval, subject to a minimum price of $0.6708 per share, such that the maximum number of shares of common stock underlying the Series A Warrants would be an aggregate of approximately 4,472,272 (determined by dividing the offering amount of $3,000,000 by the minimum exercise price of $0.6708) and the maximum number of shares of common stock underlying the Series B Warrants would be an aggregate of approximately 3,577,818 (determined by subtracting the 837,788 Units and 56,667 Pre-Funded Units offered from 4,472,272).

Warrant Stockholder Approval. Under Nasdaq listing rules, the Warrants may not be exercised unless and until the Company obtain the approval of its stockholders. While the Company intends to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If the Company is unable to obtain the Warrant Stockholder Approval, the Warrants may not be exercised and will have substantially less value. In addition, the Company will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

In December 2024, a total of 430,859 Series B warrants were exercised to subscribe for common stocks for a total consideration of approximately $43.

On January 13, 2025, the exercise price for the Series A warrant has been reset to $0.6708. Total issuance number for Series A warrants and Series B warrants had been adjusted to 1,848,201 and 549,107.

In January 2025, a total of 1,289,916 Series A warrants and 549,107 Series B warrants were exercised for 1,839,023 shares of common stocks for a total consideration of $865,423.

The summary of warrants activity is as follows:

	Warrants Outstanding	Common Stock Issuable	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)
			US$
December 31, 2024	1,631,025	1,631,025	$28.21	3.94
Adjustment	1,039,258	1,039,258	$0.47	4.37
Granted	-	-	$-	-
Forfeited	-	-	$-	-
Exercised	(1,839,023)	(1,839,023)	$0.47	-
March 31, 2025	831,260	831,260	$52.09	4.47

Note 14 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of March 31, 2025 and December 31, 2024, $16,224 and $414,938, respectively, were deposited with various major financial institutions in the United States. The amount in excess of the FDIC insurance was nil as of March 31, 2025 and December 31, 2024.

Accounts receivable is typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

During the three months ended March 31, 2025 and 2024, the major customers of the Company are as below. Iluminar is a related party of the Company since April 11, 2023, as disclosed in Note 11— Related party transactions.

	For the Three Months ended March 31, 2025	As of March 31, 2025
	Percentage of Revenue	Percentage of Account Receivable
Customer A	<10%	33%
Customer C	42%	<10%
Customer K	<10%	10%
Customer L	14%	<10%
Iluminar	<10%	30%

	For the Three Month ended March 31, 2024	As of March 31, 2024
	Percentage of Revenue	Percentage of Account Receivable
Customer C	<10%	18%
Customer G	<10%	41%
Customer H	<10%	16%
Customer I	<10%	13%
Customer J	15%	<10%
Iluminar	19%	23%

During the three months ended March 31, 2025 and 2024, the major vendors of the Company are as below. Both Ilumionar and Uninet Global Inc. are related parties of the Company (Megaphoton is no longer a related party of the Company after April 2023), as disclosed in Note 11— Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.

	For the Three Months ended March 31, 2025	As of March 31, 2025
	Percentage of Purchase	Percentage of Account Payable
Vendor A	<10%	12%
Vendor E	42%	<10%
Iluminar	33%	<10%
Megaphoton Inc.	<10%	53%

	For the Three Months ended March 31, 2024	As of March 31, 2024
	Percentage of Purchase	Percentage of Account Payable
Vendor A	88%	<10%
Vendor C	11%	<10%
Megaphoton Inc.	<10%	52%
Uninet Global Inc.	<10%	27%

Note 15 — Lease

The Company follows ASC 842 Leases. The Company has entered into lease agreements for vehicles, offices and warehouses space in California, Pennsylvania and Texas. $356,489 and $470,716 of operating lease right-of-use assets and $455,326 and $467,982 of operating lease liabilities were reflected on the March 31,2025 and December 31, 2024 financial statements, respectively.

On May 15, 2021, Hydroman entered into a lease agreement of the warehouse in California. The lease term was from May 16, 2021 to May 15, 2022. The lease payments are $22,375 per month. On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025.

On May 28, 2023, Visiontech entered into a lease agreement for a vehicle. The leasing term began on May 28, 2023 and will terminate on April 28, 2025 with a first installment of $15,000 and then continuously monthly payment of $1,550.

On April 11, 2024, the Company entered into a lease agreement for an office located in California. The lease term was from May 1, 2024 to April 30, 2027. The lease payments are $8,528 per month for the period commencing May 1, 2024 and ending April 30, 2025, $8,784 per month for the period commencing May 1, 2025 and ending April 30, 2026, $9,047 per month for the period commencing May 1, 2026 and ending April 30, 2027.

On July 20, 2024, Visiontech entered into a lease agreement for another vehicle. The leasing term began on September 3, 2024 and will terminate on August 3, 2028 with a first installment of $16,100 and then continuously monthly payment of $2,403.

Lease cost	March 31, 2025	March 31, 2024
Operating lease cost (included in Cost of Revenue and Other Expense in the Company’s Statement of Operations)	$121,945	$63,133
Other information
Cash paid for amounts included in the measurement of lease liabilities	26,487	34,845
Weighted average remaining term in years	1.92	1.20
Average discount rate – operating leases	6.98%	6.84%

The supplemental balance sheet information related to leases for the period is as follows:

	As of March 31, 2025	As of December 31, 2024
Operating leases
Right of use asset	356,489	470,716
Lease Liability – current portion	279,689	262,380
Lease Liability – net of current portion	175,637	205,602
Total operating lease liabilities	$455,326	$467,982

Maturities of the Company’s lease liabilities are as follows:

Twelve months ended March 31,	Operating Lease
2026	$297,686
2027	137,135
2028	37,881
2029	12,014
Less: Imputed interest/present value discount	(29,390)
Present value of lease liabilities	$455,326

Note 16 — Commitment and Contingencies

The Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

On August 22, 2023, two separate lawsuits were filed against NMI and two of its wholly-owned subsidiaries: Visiontech Group Inc., a California corporation, and Hydroman Inc., a California corporation (collectively referred to as the “Defendants”) by Megaphoton. Megaphoton, a manufacturer and producer of artificial lighting equipment for use in agriculture and industrial applications, filed the lawsuits against the Defendants in Los Angeles Superior Court, asserting that the Defendants have breached a contract/guarantee agreement by failing to pay a total of $6,857,167, as per the terms of these agreements. NMI believes that there is no merit in the complaint and has filed a counter-suit against Megaphoton in Orange County Court, California, seeking affirmative relief on September 22, 2023. On March 5, 2024, Megaphoton filed requests to dismiss the cases against Hydroman and Visiontech in the Superior Court of Los Angeles. Megaphoton refiled in federal court; the Company argue forged signature, fraud and damage with bad product qualities.

On March 1, 2024 NMI was notified of a complaint in San Bernardino Superior Court by Vien Le, its former CFO, who was employed approximately 2 months. The lawsuit claims wrongful discharge, untimely payment of wages and other related items. The Company has retained counsel and believes it will successfully defend against this lawsuit.

On October 22, 2024, Growterra, LLC (“Growterra”) filed a complaint against the Company and the Company’s chief executive officer in the Court of Common Pleas, Hamilton County, Ohio, alleging that it purchased lighting products from the Company, under which the Company would provide Growterra software, IP, and design documentation related to hydroponic containers and identify Growterra as an additional insured on the Company’s product liability insurance. Growterra alleges the Company failed to perform these obligations. Growterra is alleging breach of contract, fraud, and misappropriation of trade secrets as well as related causes of action. Growterra does not state an amount of damages but is also seeking rescission. The Company has been negotiating with Growterra and feels it can defend itself successfully. The Company expects such complaint to be resolved outside of the courts but cannot estimate the outcome of the settlement at this stage.

On October 30, 2024, Visiontech filed a cross-complaint against Beverly Hills View, Inc. (“BHV”) in Los Angeles Superior Court. This action responded to an initial lawsuit filed by BHV on August 29, 2024, in which BHV claimed that the lighting products received were unsuitable for its cannabis growing operation and claiming damages of $2,500,000.

On November 22, 2024, NM Data entered into an investment agreement to acquire 51% of Future Tech for total of $3 million. Future Tech is an Ohio-based company, for the development and construction of a 50MW high density data center and a vertical farming facility in Stryker, Ohio. The closing of the acquisition of FutureTech is subject to Future Tech’s executing an electricity sales and purchase agreement with a certain supplier set forth in the agreement and Future Tech entering into a ten-year lease option to purchase indoor space as set forth in the agreement. Through the date of the report, $700,000   was paid to Future Tech with $2.3 million still to be paid based on closing.

Nasdaq Stock Market LLC (“Nasdaq”) Notification Letters

On January 13, 2025, the Company received notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Listing Rule 5550(b)(1), Nasdaq’s minimum shareholders’ equity rule. As a result of the Panel’s decision, Nasdaq suspended trading in the Company’s securities effective at the open of trading on Wednesday, January 15, 2025.

Note 17 — Segment information

The Company conducts business as a single operating segment for indoor agriculture technology that provides products to indoor growers which is based upon the Company’s organizational and management structure, as well as information used by the Chief Executive Officer (“CODM”) to allocate resources and other factors. The accounting policies of the segment are the same as those described in Note 3.

The key measure of segment profitability that the CODM uses to allocate resources and assess performance is segment profit or loss, as reported on the statements of operations. The following table presents the significant revenue and expense categories of the Company’s single operating segment:

	Three Months Ended March 31,
	2025	2024

Revenues	$1,106,819	$2,204,720
Less:
Cost of revenues	931,519	1,892,403
Operating expenses:
Salary and benefits expenses	385,803	439,200
Professional fees	535,122	316,567
Stock-based compensation	82,537	171,897
Other selling, general and administrative	309,649	397,585
Provision for (recovery from) credit losses	23,283	(10,215)
Other expenses (income):
Interest expense, net	897,017	302,389
Non cash finance expense	-	1,000,000
Gain on loan extinguishment	(40,000)	-
Income taxes	1,700	1,700
Net loss	$(2,019,811)	$(2,306,806)

Note 18 — Subsequent events

The Company evaluated subsequent events and transactions that occurred after the date of these unaudited condensed consolidated financial statements were issued. Based on this review, except as disclosed below, the Company did not identify any other subsequent events that would require adjustment or disclosure in the unaudited condensed consolidated financial statements.

On April 11, 2025, the Company signed a convertible promissory note agreement with Big Lake Capital, LLC (“Big Lake” or “Investor”). Big Lake is a related party controlled by Tie “James” Li, Chairman and CEO of the Company. The agreement calls for up to $2,000,000 in financing with an initial tranche of $600,000. The amount funded can be converted into shares of the Company at a conversion price equal to 110% of the end of the trading date. The rate of interest is 10%. The agreement also includes 100% warrant coverage with exercise price the same as conversion price. Astor & Co., who invested in Big Lake Capital on April 11, 2025, will be the beneficial owner of the first batch of warrants.

On May 7, 2025, the Company entered into the equity financing agreement (or the “EPFA”), with GHS Investments, LLC, a Nevada limited liability company ( (the “Investor”), in connection with an equity line of credit (“ELOC”) for up to $20,000,000 (the “Commitment Amount”), pursuant to the EPFA, dated as of May 6, 2025, for a period of 24 months from the effective date the registration statement (the “Registration Statement”) registering the shares of Common Stock relating to the EPFA (the “Term”). Once the Registration Statement is effective, sales of the common stock to the Investor under the EPFA, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. As consideration for entering into the EPFA, the Company is required to issue initially 150,000 shares out of 1,503,759 shares of Common Stock to the Investor (the “Commitment Shares”) (representing one percent (1%) of the total Commitment Amount) upon signing of the EPFA.

Also on May 7, 2025, the Company entered into a Securities Purchase Agreement (the “SPA”) where the Company sold to the Investor 250 shares of Series A Preferred Stock, $0.0001 par value per share (the “Series A Shares”) at a purchase price of $1,000 per Series A Share for an aggregate purchase price of $250,000. The Series A Shares have a face value of $1,200 per share, and are convertible into shares of Common Stock (the “Conversion Shares”) at a conversion price of $0.112 in accordance with the certificate of designations to be filed with the State of Delaware.

On May 7, 2025, the Company entered into another securities purchase agreement with Diagonal pursuant to which the Company sold to the Diagonal a convertible promissory note in the aggregate principal amount of $140,250 with an original issue discount of $12,750 and closing expenses of $7,500 deducted from funding amount. The note bears an annual interest charge of 14% and maturity date was February 28, 2026. Only upon an occurrence of an event of default under the note, the holder may convert the outstanding unpaid principal amount of the note into shares of common stock of the Company at a discount of 35% of the market price.

NATURE’S MIRACLE HOLDING INC.

Nature’s Miracle Holding Inc.

PROSPECTUS

Neither we nor the selling stockholders authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

July 15, 2025